Exhibit 96.1

2022 Technical Report on the Shea Creek Project, Saskatchewan

Uranium Energy Corp.

Effective Date: October 31, 2022

Christopher J. Hamel

David Alan Rhys

James N. Gray

December 30, 2022

TABLE OF CONTENTS	PAGE #

1	EXECUTIVE SUMMARY	1
1.1	Introduction	1
1.2	Property Ownership	1
1.3	Exploration History and Status	2
1.4	Geology and Mineralization	3
1.5	Development and Operations	4
1.6	Mineral Resource Estimate	4
1.7	Capital and Operating Cost Summary	7
1.8	Permitting Requirements	7
1.9	Drilling Methods, Sampling and Results	7
1.10	Conclusions	8
1.11	Recommended Program to Advance Shea Creek	8

2	INTRODUCTION	10
2.1	Issuer	10
2.2	Terms of Reference	10
2.3	Sources of Information	10
2.4	Property Visits and Scope of Involvement of the Authors	11

3	PROPERTY DESCRIPTION AND LOCATION	12
3.1	Property Description and Location	12
3.1.1	Concession Descriptions	12
3.1.2	Title and Option Agreement	13
3.1.3	Annual Expenditures	14
3.2	Significant Encumbrances or Risks to Perform Work on Permits	15
3.2.1	Environmental Liabilities	15
3.3	Royalties	15

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	18
4.1	Topography, Elevation and Vegetation	18
4.2	Access and Local Resources	18
4.2.1	Proximity to Population Centres and Transport	20
4.3	Climate	20
4.4	Infrastructure	20
4.5	Water Resources	20

5	HISTORY	21
5.1	Ownership History of the Shea Creek Property	21
5.2	Early Exploration History of the Shea Creek Area	23
5.3	Exploration on the Shea Creek Property, 1990 to 2004	24
5.4	Historical Resources	27
5.5	Production	27

6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	28
6.1	Regional, Local and Property Geology	28
6.2	Uranium Mineralization	37
6.3	Gold Mineralization	38
6.4	Deposit Types	42

7	EXPLORATION	46
7.1	Drilling	55
7.1.1	Drilling Methodologies	55
7.1.2	Downhole Directional Surveys	56
7.1.3	Radiometric Probing of Drillholes	56
7.1.4	Drillhole Collar Field Locations and Surveys	57

i

7.2	Summary of Drilling Results: Northern Shea Creek Property	57
7.2.1	Drilling in the Anne Deposit Area	60
7.2.2	Area between the Anne and Kianna Deposits (Kianna South)	62
7.2.3	Kianna Area	64
7.2.4	58B Deposit Area	69
7.2.5	Colette Area	70
7.2.6	Drilling in Other Areas on the Shea Creek Property	73
7.2.7	Southeast of the Anne Area	73
7.2.8	Shea South	74
7.2.9	North-Northwest of the Shea Creek Deposit Areas	74
7.2.10	Outlying Areas	74
7.2.11	Relationship Between Sample Length and True Thickness	79
7.2.12	Core Recovery Factors	79
7.3	Hydrogeology	79
7.3.1	Field Programs Summaries	80
7.3.2	2009 Test Program Sampling Methods	80
7.3.3	Summary of Results	81
7.4	Geotechnical Data	82
7.4.1	Argillization and Friability Rating	82
7.4.2	Geotechnical Data QA/QC	82
7.4.3	Geotechnical Logging Method	82
7.4.4	Geotechnical Data Limitations	83
7.4.5	QPs’ Discussion on Hydrogeology and Geotechnical Data	83

8	SAMPLE PREPARATION, ANALYSES AND SECURITY	84
8.1	Drill Core Handling and Logging Procedures	84
8.2	Drill Core Sampling	85
8.2.1	Geochemical Sampling	85
8.2.2	Dry Bulk Density Sampling	85
8.3	Sample Security	86
8.4	Laboratory Analytical Procedures	86
8.4.1	Geochemical Sample Preparation	87
8.4.2	Analytical Procedures, Quality Control Measures and Security	87
8.5	Qualified Person’s Opinion on Sampling, Preparation, Security and Procedures	88
8.6	Conversion of Radiometric Probe Data to Equivalent Uranium Grade	89
8.6.1	AVP Conversion	90
8.7	Radiometric-Grade Correlations	90
8.7.1	Anne Deposit Radiometric-Grade Correlation	90
8.7.2	Kianna Deposit Radiometric-Grade Correlation	91
8.7.3	Colette Deposit and 58B Area Radiometric-Grade Correlation	92
8.7.4	Berthet (2011) Radiometric-Grade Correlation	93

9	DATA VERIFICATION	95
9.1	Data Verification Procedures Applied by Qualified Persons	95
9.2	Limitations of Verification	95
9.3	Qualified Person’s Opinion on the Accuracy of the Data for Resource Estimation	96
9.4	Comparison of Analytical Techniques	96
9.5	Laboratory Internal Quality Assurance and Quality Control	98
9.6	External Laboratory Check Analyses	99
9.6.1	Assay by Delayed Neutron Counting	99
9.6.2	Loring Laboratories Ltd. Check Analyses	102
9.7	Conclusion: Qualified Person’s Opinion on Data Verification and Validity	102

10	MINERAL PROCESSING AND METALLURGICAL TESTING	103

11	MINERAL RESOURCES ESTIMATE	104
11.1	Introduction	104
11.2	Available Data	106
11.3	Geological Model	107
11.4	Bulk Density	107

11.5	Interval Compositing	109
11.6	Spatial Analysis	110
11.7	Grade Capping	112
11.8	Grade Interpolation	114
11.9	Model Validation	115
11.10	Resource Classification and Tabulation	116
11.11	2013 through 2016 Drilling	122

12	MINERAL RESERVE ESTIMATE	124

13	MINING METHODS	125

14	RECOVERY METHODS	126

15	PROJECT INFRASTRUCTURE	127

16	MARKET STUDIES AND CONTRACTS	128

17	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT	129

18	CAPITAL AND OPERATING COSTS	130

19	ECONOMIC ANALYSIS	131

20	ADJACENT PROPERTIES	132

21	OTHER RELEVANT DATA AND INFORMATION	133

22	INTERPRETATION AND CONCLUSIONS	134
22.1	Other Considerations	135

23	RECOMMENDATIONS	136
23.1	Shea Creek Resource Expansion Drilling	136
23.2	Continued Exploration along Saskatoon Lake and Klark Lake Conductors	136
23.3	Recommended Program to Advance Shea Creek	137

24	REFERENCES	138

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	145

26	DATE AND SIGNATURE PAGES	146

LIST OF FIGURES	PAGE #
Figure 3‑1: Shea Creek Project Location Map	16
Figure 3‑2: Shea Creek Mineral Disposition Map	17
Figure 4‑1: Infrastructure and Deposits on and Adjacent to the Shea Creek Property.	19
Figure 6‑1: Geological Sketch of the Athabasca Basin	29
Figure 6‑2: Geological Cross-section through the Athabasca Basin	29
Figure 6‑3: Shea Creek Stratigraphic Column	31
Figure 6‑4: Geological Setting of the Shea Creek Property	33
Figure 6‑5: Shea Creek Project Basement Geology at the Unconformity	34
Figure 6‑6: Cross-section through the Anne Deposit Looking Northwest.	35
Figure 6‑7: Views of the Modeled Mineralized Zones in the Shea Creek Deposits	36
Figure 6‑8: Unconformity Hosted Mineralization Textures.	39
Figure 6‑9: Basement Mineralization Styles in the Kianna and Anne Deposits.	40
Figure 6‑10: Schematic Cross-section through a Hypothetical Unconformity-hosted Deposit	43
Figure 7‑1: Contoured DC-resistivity Inverted Horizontal Depth Slice at –350 m Below Sea Level for the Northern Shea Creek and Southernmost Douglas River Properties..	49
Figure 7‑2: Shea Creek Property Drillhole Location Map	52
Figure 7‑3: Collar Locations and Traces of Shea Creek Drillholes at the Kianna, Anne, Colette and 58B Deposits	53
Figure 7‑4: Geology Between the Anne and Kianna Areas Showing Mineralization Distribution at the Unconformity	57
Figure 7‑5: Cross-section 6875N through the Central Anne Deposit, Looking Northwest.	58
Figure 7‑6: Kianna Wireframe View Looking to the SW	62
Figure 7‑7: Colette South Cross-section, Looking North-Northwest, Showing Geology and Mineralization Morphology	71
Figure 7‑8: Shea Creek Drilling 4.7 km along Trend South from Anne Deposit	74
Figure 7‑9: Shea Creek Drilling in the Southern Part of the Property (1 of 2)	75
Figure 7‑10: Shea Creek Drilling in the Southern Part of the Property (2 of 2)	76
Figure 7‑11: Shea Creek Drillholes along Strike to the North-Northwest from the Deposits	77
Figure 8‑1: Anne Deposit – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2008 Anne Grade-Radiometric Correlation.	91
Figure 8‑2: Kianna Deposit – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2008 Kianna Grade-Radiometric Correlation.	92
Figure 8‑3: Colette Deposit and Area 58B – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2010 Colette and 58B Grade- Radiometric Correlation.	93
Figure 9‑1: Scatter Plots Illustrating Correlation between Different Uranium Analytical Techniques for 2007 and 2008 Geochemical Data from Sandstone- (Red) and Basement- (Green) Hosted Samples	97
Figure 9‑2: Scatter Plots Illustrating Correlation between Different Uranium Analytical Techniques for 2009 to 2012 Geochemical Data from Sandstone- (Red) and Basement- (Green) Hosted Samples.	97
Figure 9‑3: Thompson-Howarth Plots of SRC vs DNC Analyses from SRC.	100
Figure 9‑4: Thompson-Howarth Precision Plot of Assay Comparison between SRC ICP-MS Total Digestion and SRC DNC Assay Technique	101
Figure 9‑5: Scatter Plot of Loring Fluorimetry vs SRC ICP-MS Total Digestion in Corresponding Geochemical Samples	101
Figure 11‑1: Resource Estimate Drilling, 2022 Block Model Limits and Deposit Areas	105

LIST OF TABLES	PAGE #
Table 1‑1: Shea Creek Mineral Resource Estimate at 0.3% U3O8 COG, Showing Total Resources and Resources Attributable to UEC	5
Table 1‑2: Cut-Off Grade Determination	6
Table 1‑3: Shea Creek Resource Expansion Drill Program	9
Table 3‑1: Shea Creek Mineral Dispositions	13
Table 5‑1: Shea Creek Claims Ownership History Since 1990	22
Table 5‑2: Douglas River Claims Ownership History	23
Table 7‑1: Diamond Drilling on the Shea Creek Property – 1992 to 2016.	50
Table 7‑2: Number of Drillholes with Geotechnical Data (Kianna)	79
Table 7‑3: AREVA Argillization and Friability Rating Scales for Drill Core Logging	81
Table 7‑4: Classification of Point Load Failures	82
Table 11‑1: Resource Block Model Setup	106
Table 11‑2: Analysis Type Summary	106
Table 11‑3: Geological Model and Drill Support	108
Table 11‑4: Density Calculation per Sample Interval	109
Table 11‑5: Uncapped Composite Statistics	110
Table 11‑6: Variogram Models	111
Table 11‑7: Capped Composite Statistics	113
Table 11‑8: High-grade Interpolation Restriction	114
Table 11‑9: Interpolation Parameters	115
Table 11‑10: Resource Classification Criteria	119
Table 11‑11: Cut-Off Grade Determination	120
Table 11‑12: Shea Creek Mineral Resource Estimate	121
Table 11‑13: Shea Creek U3O8 Grade Sensitivity Analysis	122
Table 11‑14: Shea Creek Mineral Resource Estimate - by Deposit Area at 0.3% U3O8 Cut-off Grade	122
Table 11‑15: Drilling Returned Since 2013 Grade Estimation	123
Table 22‑1: Breakdown of the Contribution of Each Deposit at Shea Creek to the Total Resources at a 0.3% U3O8 Cut-off Grade	134
Table 22‑2: Contribution of Each Shea Creek Deposit at Elevated (≥1.0%) U3O8 Grade	135
Table 23‑1: Shea Creek Resource Expansion Drill Program	137

v

1	EXECUTIVE SUMMARY

1.1	Introduction

The Shea Creek Property (the “Property”) is in the Western Athabasca area of northern Saskatchewan, Canada, and is 49.0975% owned by UEX Corporation (“UEX”), a wholly-owned subsidiary of Uranium Energy Corp. (“UEC” or the “Company”). UEX’s partner, Orano Canada Inc. (“ORANO”), owning the remaining 50.9025% interest of the Property. The Property contains the Kianna, Anne, Colette and 58B uranium deposits.

The Property is 700 kilometres (“km”) north-northwest of the city of Saskatoon and approximately 20 km east of the border with the province of Alberta. The Property lies five km south of the formerly producing Cluff Lake mine. It can be accessed by the all-weather, maintained gravel provincial highway 955 (“Highway 955”), which passes through the Property. An unmaintained gravel airstrip located near the former Cluff Lake mine provides access to passenger aircraft, and several large lakes in the area also allow float/ski plane access. Field operations at the Property have been conducted from the former Cluff Lake mine camp.

This Technical Report Summary (the “2022 TRS” or the “TRS”) has been prepared for UEC by Mr. Chris Hamel (UEX’s VP Exploration), Mr. David Rhys (Panterra Geoscience) and Mr. James Grey (Advantage Geoscience), pursuant to Regulation S-K Subpart 1300, “Modernization of Property Disclosures for Mining Registrants” (“S‑K 1300”). This TRS identifies and summarizes the scientific and technical information and conclusions reached concerning the Initial Assessment (“IA”) to support disclosure of mineral resources on the Property. The objective of this TRS is to disclose the mineral resources on the Property.

UEX became a wholly-owned subsidiary of UEC on August 19, 2022. Much of the technical work reported herein was completed prior to the acquisition of UEX by UEC. Thus, while this TRS will include statements such as “UEX completed” or “UEX provided”, the reader is cautioned that when UEX is mentioned it should be interpreted that such work was completed prior to the acquisition.

1.2	Property Ownership

The Property comprises 11 mineral dispositions totaling 19,581 hectares (“ha”) (196 km2), which are registered to and administered by ORANO. ORANO acts as project operator.

UEX acquired its interest in the Property through an option agreement that was signed in March 2004 (the “2004 Agreement”). Under the 2004 Agreement, UEX was granted an option to acquire a 49% interest in eight uranium projects located in the Western Athabasca Basin, that included the Property, from COGEMA Resources Inc. (“COGEMA”), the predecessor to AREVA Resources Canada Inc. (“AREVA”), which subsequently became ORANO. To acquire the initial 49% interest, UEX was required to fund C$30 million in exploration expenditures over an 11-year period. UEX fulfilled the option terms of the 2004 Agreement well ahead of the maximum 11-year period by December 31, 2007. Under the terms of the 2004 Agreement, UEX granted AREVA (now ORANO) a royalty in an amount equal to US$0.212 per pound of future uranium in concentrate produced from the Anne and Colette deposits to a maximum total royalty of US$10.0 million.

In April 2013, AREVA granted UEX an option to increase UEX's interest in the nine Western Athabasca Projects (the “Projects”), which include the Property, to 49.9% through the expenditure by UEX of an aggregate of C$18.0 million (the "Additional Expenditures") on exploration drilling intended to advance the four known Shea Creek deposits (the “2013 Agreement”). This 2013 Agreement expired on December 31, 2018, with exploration expenditures of C$1,949,275 attributed to the option that earned UEX the additional equity above the 2004 Agreement to attain a 49.0975% equity interest in the Property.

In Saskatchewan, mineral resources are owned by the Crown and managed by the Saskatchewan Ministry of the Economy through the Crown Minerals Act and the Mineral Tenure Registry Regulations, 2012. Staking for mineral dispositions in Saskatchewan is conducted through the online staking system, Mineral Administration Registry Saskatchewan (“MARS”). Accordingly, ground staking methods were employed prior to the initiation of staking by the MARS system. These dispositions give the stakeholders the right to explore the lands within the disposition area for economic mineral deposits.

1.3	Exploration History and Status

The western portions of the Athabasca Basin were initially explored in the 1960s as exploration activities expanded outward from the established Beaverlodge uranium district. After airborne radiometric surveys in the late 1960s, ground prospecting followed by drilling led to the discovery the Cluff Lake deposits. Production from the Cluff Lake deposits commenced in 1980 and operations continued until 2002. Total production from the Cluff Lake mine site amounted to 64.2 million pounds (“lb”) U3O8 at an average grade of 0.92% U3O8, from several deposits.

Despite its proximity to Cluff Lake, systematic exploration on the Property did not commence until 1990 when Amok Limited (“Amok”) conducted an airborne GEOTEM electromagnetic (“EM”) survey, which identified conductive north-northwest trending zones underlying the Athabasca sandstone sequence. Subsequent follow-up with ground EM surveys further refined the position of the conductors, prompting Amok to reduce their mineral permit area claim to claims that now comprise the Property. Amok drilled several of the EM conductors in 1992, intersecting narrow intervals of uranium mineralization in northern parts of the Property near the sub-Athabasca unconformity. In 1993, ownership of the Property was transferred to COGEMA (now ORANO), who continued exploration by drilling to the north the same conductive basement unit – now known as the Saskatoon Lake Conductor (“SLC”) – and between 1994 and 2000, drilled more than 95,000 metres (“m”) in 156 drillholes. These resulted in discovery of the Anne and Colette deposits. Between 2000 and 2003, no drilling was completed, but additional airborne and ground EM surveys were undertaken to further enhance targeting.

In March 2004, COGEMA (subsequently AREVA and now ORANO) and UEX signed the 2004 Agreement. Drilling re-commenced and was funded by UEX, and between 2004 and December 2012, approximately 141,317 m of drilling in 307 diamond drillholes was completed under management by AREVA (now ORANO). The drill programs during this period resulted in the discovery and partial delineation of the Kianna Deposit between the Colette and Anne deposits and discovery of new areas of mineralization along the prospective corridor between Anne and Colette (e.g. Colette South mineralization, 58B Deposit and Kianna South). Exploration during this period also included a MEGATEM survey of the Property area and ground-based geophysical surveys, which included a DC Resistivity survey in 2005 that outlined several significant untested or poorly tested resistivity lows and a Tensor Magnetotelluric (“MT”) survey in 2008. In total, 278,889 m of drilling in 563 drillholes have been completed on the Property since systematic exploration began in 1992, up to December 31, 2021.

1.4	Geology and Mineralization

Local geology at the Property comprises 400 to 800 m of Athabasca Group sandstone, which unconformably overlie Lloyd Domain amphibolite-grade granitic and pelitic gneisses. The latter includes the SLC, a 40 to 80 m thick north-northwest trending and west-southwest dipping graphitic pelitic gneiss unit that is spatially associated with mineralization. The gneiss sequence is affected by penetrative syn-metamorphic deformation that occurred in at least two foliation forming phases during the 1950-1900 Ma Taltson orogeny. These peak metamorphic fabrics are overprinted by northeast-trending, right-lateral/oblique, retrograde mylonitic shear zones (D3; probable Hudsonian age) including the regional Beatty River Shear zone and northeast-trending second and third order narrow mylonitic shear zones that offset the SLC. Post-Athabasca faulting remobilizes these mylonites and is also associated with up to 50 m of reverse displacement of the unconformity along the R3 fault at the base of the SLC. Textural and geometrical relationships suggest that uranium mineralization was coeval with the late faulting, and that the architecture of the older D3 shear zones may have had a fundamental control on the position of mineralization.

To date, four uranium deposits have been discovered over a three km strike length along the SLC in northern parts of the Property: Kianna, Anne, Colette and 58B. Uranium mineralization in these deposits occurs in three stacked styles that encompass the full range of types of unconformity uranium deposits. Most extensive is flat-lying, massive pitchblende-hematite and chlorite-matrix-breccia-hosted mineralization which straddles the unconformity along, and immediately east of, the trace of the SLC. Breccia mineralization occurs both as pitchblende-coffinite fragments and as matrix replacement, suggesting it may have occurred in pulses that temporally spanned brecciation. Continuous unconformity mineralization occurs along the SLC for much of the 2.5 km known strike extent of the Property deposits and is thickest and highest grade where basement mineralization lies beneath it. Basement mineralization forms a significant portion of the Property’s uranium inventory and is most extensive at the Kianna Deposit. It comprises: a) concordant-reverse-fault-hosted mineralization that often extends from the unconformity downward into granitic gneiss in the immediate footwall of the SLC; and b) discordant fault, vein and replacement pitchblende mineralization that occurs in steep east-west to west-northwest trending zones that may extend for several hundred metres below the unconformity, and which occurs along or beside remobilized mylonitic shear zones. Basement mineralization thickens where concordant and discordant faults intersect, forming west-plunging ore shoots. Lensoidal zones of perched mineralization are locally present up to several tens of metres above the unconformity and are often where reduced, pyritic chlorite alteration extends into the Athabasca sandstone above areas of basement and thicker unconformity mineralization.

1.5	Development and Operations

There is no permanent infrastructure or capacity to conduct mining operations on the Property.

1.6	Mineral Resource Estimate

The mineral resource estimate (“Mineral Resource Estimate”) for the Property deposits, Kianna, Anne, Colette and 58B, was completed is based on drill information up to December 31, 2012 utilizing results of 477 diamond drillholes (totaling 402,800 m), which were drilled in the deposit area since 1992. Drill spacing across the deposits is variable, ranging between five m to greater than 50 m. On average, indicated blocks are within eight m of a drillhole and inferred blocks within 16 m. The mineralized wireframes of the Colette, 58B, Kianna and Anne zones, bounding perched, unconformity and basement mineralization prepared at a 0.05% U3O8 cut-off and were used to constrain the Mineral Resource Estimate at each deposit area. Estimation was by ordinary kriging (“OK”) using Gemcom Software. The impact of anomalously high-grade samples was controlled though a process of grade capping and interpolation distance restrictions placed on the high-grade samples for some zones.

The Mineral Resource Estimate primarily utilized uranium geochemical analyses from the Saskatchewan Research Council (“SRC”) Geoanalytical Laboratories in Saskatoon, Saskatchewan, obtained through Inductively Coupled Plasma Mass Spectroscopy (“ICP-MS”) for samples with grades lower than 1,000 ppm uranium (“U”) and U3O8 uranium assay by Inductively Coupled Plasma Optical Emission Spectroscopy (“ICP-OES”) for samples determined by ICP-MS to contain uranium concentrations higher than 1,000 ppm U. In addition to AREVA’s internal quality controls, duplicate and independent check analyses were performed by UEX on sample suites representing approximately 5% of the mineralized assay database since mineralization was discovered in 1992.

In cases where geochemical analyses were not available due to incomplete sampling or core recovery issues, downhole gamma probe data were used to calculate equivalent uranium grades (“eU” or “eU3O8”) obtained using a DHT27-STD gamma probe, which collects continuous readings along the length of the drillhole. Probe results are calibrated using an algorithm calculated from the comparison of probe results against geochemical analyses in previous drillholes in the Property area. A total of 674 dry bulk density samples, representing all rock types and mineralization styles from the Property deposits, form a comprehensive basis for the density component of the Mineral Resource Estimate.

The 2022 mineral resource estimate for the four Property deposits, Kianna, Anne, Colette and 58B, at a cut-off grade (“COG”) of 0.30% U3O8, total:

●    67.57 million lb of U3O8 in the Indicated mineral resource category comprising 2,056,000 tonnes grading 1.49% U3O8. 33.175 million lb are attributable to UEC; and

●    28.06 million lb of U3O8 in the Inferred mineral resource category comprising 1,254,000 tonnes grading 1.02% U3O8. 13.775 million lb are attributable to UEC.

The Qualified Persons (the “QPs”) are satisfied that the geological modelling honors the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support resource evaluation. The QPs are confident that they have modelled the overall spatial location of the uranium mineralization and that it is representative of the controls. The Mineral Resource Estimate is summarized in Table 1‑1. This Mineral Resource Estimate includes drilling information up to December 31, 2012. The QPs consider block estimates within the mineralized lenses to satisfy the Committee for Mineral Resources International Reporting Standards (“CRIRSCO”) classification criteria for an Indicated and Inferred Mineral Resource.

Table 1‑1: Shea Creek Mineral Resource Estimate at 0.3% U3O8 COG, Showing Total Resources and Resources Attributable to UEC

Deposit Area	Tonnes	Indicated U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (lb)	Tonnes	Inferred U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (lb)
Colette	327,000	0.787	5,674,000	2,786,000	492,000	0.717	7,768,000	3,814,000
58B	142,000	0.773	2,419,000	1,188,000	81,000	0.510	906,000	445,000
Kianna	1,027,000	1.535	34,743,000	17,058,000	547,000	1.390	16,772,000	8,235,000
Anne	560,000	2.002	24,735,000	12,144,000	134,000	0.883	2,612,000	1,282,000
Total	2,056,000	1.491	67,570,000	33,175,000	1,254,000	1.015	28,057,000	17,775,000

*Mineral resources are not mineral reserves and have not demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve. Figures are rounded to reflect the relative accuracy of the estimates. Resources were estimated using a cut-off grade of 0.30% U3O8.

**UEC Share of mineral resources is calculated based on UEC 49.0975% equity in the Property.

Much of the estimated mineral resource is in the Kianna and Anne deposits, over an approximately one km strike length in southern parts of the Property deposit trend where a significant portion of the resource lies in basement rocks beneath the Athabasca unconformity. In this area, a combined indicated mineral resource at the Kianna and Anne deposits at a COG of 0.3% U3O8 totals 59.5 million lb of U3O8 grading 1.70% U3O8 in the Indicated category and an additional 19.4 million lb of U3O8 grading 1.29% U3O8 in the Inferred category.

The COG was determined by considering an underground longhole mining method. As there has been no active uranium mining in the Western Athabasca Basin area for over 20 years, the QPs reviewed historical and projected mining, processing, general and administrative costs in the Athabasca Basin to help determine the anticipated costs for an underground operation using the longhole stoping method. After review, the QPs determined that mining costs of CAD$157.00/t were reasonable for the Property. The QPs assigned processing costs of CAD$164.00/t. Similarly, general and administrative costs of CAD$67.00/t were used to determine the COG.

The uranium price of US$50/lb was used and is considered reasonable, given the range of spot uranium prices reported by industry price expert, TradeTech, between September 15, 2021 and this TRS’ effective date of October 31, 2022. An exchange rate of C$1.00 to US$0.78 was used.

The marginal COG was determined using the formula:

COG =	Processing Costs+Mining Costs+Gen & Admin Costs (CAD$ per tonne)
Uranium Price (in CAD$ per t) x total recovery

The calculation of the COG is outlined in the table below:

Table 1‑2: Cut-Off Grade Determination

Assumptions

Uranium Price		$50.00	USD/lb U3O8
		$110,230	USD/t U3O8
		$141,321	CAD/t U3O8

Mining Recovery		95.0%
Processing Recovery		95.0%
Total Recovery		90.3%

USD Exchange	C$1.00 =	$0.78	US

Mining, Processing and General Administrative Costs

Mining, Processing and General Administrative Costs
Mining Costs	$157.00
Processing Costs	$164.00
General and Administrative	$67.00
Total	$388.00

Marginal Cut-Off Grade

	Cut-Off Grade =	Processing Costs + Mining Costs + Gen&Admin Costs (CAD$ per tonne)
		Uranium Price (CAD$/t) x Total Recovery

	Cut-Off Grade =	0.30%	U3O8

In order to establish a meaningful resource tabulation for potential underground extraction methods, a minimum volume needed to be considered; the 5x5x5 m block size is not a realistic selective mining unit (“SMU”). For resource reporting blocks were grouped by the COG into face connected volumes. Reporting here is based on a minimum of 10 contiguous blocks–a minimum volume of 1,250 m3, a reasonable minimum stope size. This application of minimum contiguous volume constraint had little impact on resource tabulation. At the quoted 0.3% U3O8 cut-off, the mineral resource is made up of 38 separate shapes with an average volume of 95,000 m3.

1.7	Capital and Operating Cost Summary

Capital and operating costs are not estimated for the Property at this time.

1.8	Permitting Requirements

Mineral exploration on land administered by the Saskatchewan Ministry of Environment requires that surface disturbance permits be obtained before any exploration or development work is performed. The Saskatchewan Mineral Exploration and Government Advisory Committee (“SMEGAC”) have developed the Mineral Exploration Guidelines for Saskatchewan to mitigate environmental impacts from industry activity and facilitate government approval for such activities (SMEGAC, 2016). Applications to conduct an exploration work program only need to address the relevant topics of those listed in the guidelines. The types of activities are listed under the guide’s best management practices (“BMP”).

1.9	Drilling Methods, Sampling and Results

Due to the greater than 600 m target depths, drilling is generally conducted by penetrating overburden with HW (114.3 mm outer diameter casing) diameter casing followed by HQ coring (63.5 mm core diameter) to 400 m depth. The holes are typically completed by reducing to NQ-sized core (47.6 mm core diameter), which is the typical core size testing mineralization at target depths. Since 1999, directional drilling utilizing wedge cuts from a master (pilot) drillhole have been completed in areas where closely-spaced drillholes are required to define mineralization. The directional drilling process reduces the overall quantity of coring required and allows controlled drilling of deep targets. As is standard practice in uranium exploration, at the completion of each drillhole, downhole radiometric geophysical probing surveys are performed from the bottom of the hole up through the drill string.

Drill core sampling is conducted to industry standards, utilizing geological controls and scintillometer reading to determine position of mineralized intervals and sampling lengths. Mineralized samples, typically at 0.5 m intervals, are split, with half remaining in the core box and the other half placed in a sample bag and numbered for geochemical analysis. Samples are analyzed geochemically at the SRC Geoanalytical Laboratories in Saskatoon, an ISO/IEC 17025:2005 accredited facility that is certified by the Canadian Association for Laboratory Accreditation Inc. Samples are analyzed for uranium by ICP-MS for samples with grades lower than 1,000 ppm U and U3O8 uranium assay by ICPOES for samples determined by ICPMS to contain uranium concentrations higher than 1,000 ppm U.

In addition to the geochemical analyses, downhole radiometric probe data are available for most drillholes. As is standard practice in uranium exploration in the Athabasca Basin, the probe data can be used to estimate uranium grade when sufficient geochemical data are available to calibrate the probe results to specific mineral deposits or mineralized areas. The converted probe data, which are denoted as “eU3O8”, then provide a basis of comparison for the geochemical data and allow estimation of uranium grade of mineralized intervals in areas of poor core recovery where representative sampling is not possible. Composited drilling results in areas of less than 80% core recovery, or where sampling is incomplete, are reported here as equivalent probe data.

Drilling on the northern Property has resulted in the intersection of numerous significant areas of uranium mineralization associated with the three km corridor hosting the Anne, Kianna and Colette deposits. Drillholes generally have steep dips of 75° or steeper, which generally cross the flat-lying lenses of unconformity-hosted and perched mineralization styles at a high angle that is close to or at true thickness. Mineralized intercepts of discordant basement mineralization have more complex morphology and can contain combinations of steeply dipping vein-like mineralization that occurs at shallow core axis angles to many drillholes and, in combination with foliation parallel, shallower dipping components that may form ore shoots.

1.10	Conclusions

Mineral resources at the Property are open in many areas and have excellent potential to expand with additional drilling. The majority of the resources are from the Kianna and Anne deposits, where a significant portion of the resources lie in basement rocks beneath the Athabasca unconformity. Through most of the Property deposits, where flat-lying unconformity mineralization or shallow dipping concordant basement mineralization are developed, interpretation and drillhole placement provide representative cuts of the mineralization. However, in steeper dipping areas of mineralization in the Kianna basement zone, there is some difficulty in tracing the continuity of higher-grade mineralization internal to the zone. This may require additional drilling in the future to elevate the confidence in the resource, but given the steep dips required for holes to these depths, there is the potential that such issues may only be addressed through underground drilling where shallower drillhole angles and accurate, closely-spaced drilling can be achieved. Alternatively, a drill program focused on using directional drilling methods may be able to achieve the required drillhole intersections, as has been done at other deposits in the western Athabasca since the Property was last drilled.

1.11	Recommended Program to Advance Shea Creek

The authors recommend a drill program within the footprint of the known mineralization at the Property spanning the four deposits and the area around historical drillhole SHE-02, which intersected uranium mineralization to the south of the deposits. This program would test a) the potential to expand the dimensions of high-grade pods between, or outward from previous drill holes, and b) test additional exploration targets along strike and in nearby areas to known deposits. The recommended program will cost C$10 million over 18 months of field work to evaluate basement targets analogous to the Kianna deposit. The costs are broken down in Table 1‑3 below.

Table 1‑3: Shea Creek Resource Expansion Drill Program

Description	Total (C$ 000’s)
Direct Costs
Personnel	750
Field Equipment Costs	100
Analysis	450

Travel and Transport	80
Miscellaneous	61
Subtotal	1,441
Contractor Costs
Diamond Drilling	6,500
Camp Costs	1,000
Other Contractor	150
Subtotal	7,650
Total Costs	9,091
Admin Fee	909
TOTAL	10,000

[The remainder of this page is intentionally left blank.]

2	INTRODUCTION

2.1	Issuer

The Property is an exploration-stage project located in Saskatchewan, Canada. The Property is owned 49.0975% by UEX and 50.9025% by ORANO. UEX is a wholly-owned subsidiary of UEC, who is the registrant and responsible for commissioning this TRS.

2.2	Terms of Reference

This TRS is an IA of the Property and includes a Mineral Resource Estimate for the Property, Saskatchewan, Canada. This TRS identifies and summarizes the scientific and technical information and conclusions reached concerning the IA to support disclosure of mineral resources on the Property. The objective of this TRS is to disclose the mineral resources on the Property. Mineral resources were completed according to the CRIRSCO classification guidelines.

The Mineral Resource Estimate reported herein was prepared in conformity with the CRIRSCO classification criteria for an Indicated and Inferred Mineral Resources and to the requirements of S‑K 1300.

The TRS was assembled at UEX Regional Office in Saskatoon during the period of May 2021 to October 2022.

2.3	Sources of Information

The Property has been subject to exploration programs since 1990, with the most recent drilling program in 2016. Details of exploration activities on the property are outlined in numerous exploration reports by technical staff of ORANO, the operator of the Property, which was formerly named AREVA, and prior to that was named COGEMA. In approximate chronological sequence, the principal reports documenting exploration activities, results and interpretations include Koch (1990), Dalidowicz (1991, 1993), Alonso et al. (1992), Alexander et al. (1994, 1995), Baudemont (1996, 2000), Pacquet and Reyx (1995 and petrographic reports in later assessment reports), Munholland et al. (1996), Moriceau (1997), Robbins et al. (1997-2000; 2006-2007), Robbins (2005), Bingham and Koning (2003), Koch (2003), Nimeck (2005), Robbins et al. (2006-2007), Reddy et al. (2007), Modeland et al. (2008), Koning et al. (2007), Rhys et al. (2009), Revering (2010), Palmer (2010), Rhys et al. (2010), Quirt et al. (2012), Gerger et al. (2012), Ericks et al. (2013), Carroll et al. (2013) Gudmundson et al. (2017), Gudmundson and Zalutskiy (2017) and Allen and Masset (2019).

While the previous reports provide a historical context, the information in the sections below concerning project geology and uranium mineralization have been largely obtained by the authors by direct observation through extensive on-site re-logging of drill core, direct review and validation of the drill core database during the re-logging process and interpretation of the project geology and mineralization controls on the Property. Regional geological setting and context of the Property and adjacent Carswell structure are outlined in syntheses by Tona et al. (1985), Bell et al. (1985), Laine (1985), Pagel et al. (1985), Lewry and Sibbald (1980), Baudemont and Fedorowich (1997), Hanmer (1997), Card et al. (2003, 2007a, 2007b), Ramaekers et al. (2007) and many other reports and papers. Metallogenic setting of the Athabasca Basin region is reviewed by Jefferson et al. (2007).

2.4	Property Visits and Scope of Involvement of the Authors

Chris Hamel visited the Property for seven days in August of 2019 to review the Property drill core and verify drill core data and the location data of some of the drillholes.

D. Rhys (P.Geo.), visited the Property on numerous occasions between 2006 and 2012 and guided UEX’s core relogging and review efforts, participating directly in the process during which the majority of drill cores completed to date on the Property were reviewed.

J. Gray, (P. Geo.) visited the Property on July 21 and 22, 2012.

These site visits by the authors have allowed for the inspection of drill core, sampling procedures and drilling sites. Site visits have involved the review and re-logging of numerous drillhole intercepts to: 1) to provide to UEX an in-house review of the geology and exploration potential of the Property deposits; and 2) to provide the basis for reports filed previously filed in other jurisdictions. During the site visits by D. Rhys and J. Gray, drilling was active on the Property and core handling, core sampling and logging methodologies were observed and discussed with the operator’s personnel. The authors have conducted extensive office-based review and interpretation of exploration data from the Property.

[The remainder of this page is intentionally left blank.]

3	PROPERTY DESCRIPTION AND LOCATION

3.1	Property Description and Location

The Property is located in the western Athabasca Basin of northwestern Saskatchewan approximately 700 km north-northwest of the city of Saskatoon (Figure 3‑1) and approximately 20 km east of the border with the province of Alberta. The Property is approximately 230 km north of the town of La Loche and five km south of the former producing Cluff Lake mine site. The Property is 32,962 ha (330 km2) in 18 mineral dispositions that are listed in Table 3‑1 (Figure 3‑1). It lies between latitudes 58°00’N to 58°19’N and longitudes 109°19’W to 109°43’W (Figure 3‑1 & Figure 3‑2) and straddles parts of topographic map sheets 074K03, 074K04, 074K05, 074K06 and 074F14 of the Canadian National Topographic System.

The Property is jointly owned by ORANO (50.9025% interest) and UEX (49.0975% interest), with ORANO acting as project operator. All mineral dispositions are registered to ORANO and UEX with equity that reflects the distribution indicated above.

3.1.1	Concession Descriptions

The disposition status of the Property is shown in and includes the dates in which the mineral claims were recorded and when they will expire without the filing of additional assessment expenditures. All dispositions are contiguous, and groupings can be made on an annual basis if the dispositions are in good standing. There are no surface rights to any portions of the Property.

Prior to December 2012, mineral dispositions were located in the field by corner and boundary claim posts, which lie along blazed and cut boundary lines. In December 2012, Saskatchewan launched the MARS to enable the mining industry to acquire and manage mineral tenure online. The system replaces traditional ground-staking with a GIS-based registry system tied to tenure information maintained by the Ministry of Energy and Resources. The claim boundaries for existing or legacy claims were imported into MARS and subject to a boundary confirmation process with the claim owners to establish the electronic coordinates of the boundary.

The QPs were able to conduct a review of the mineral title of the Property mineral dispositions online using the publicly accessible MARS information. The information in MARS is consistent with the title of opinion obtained on September 7, 2021, from Robertson Stromberg, a Saskatoon-based law firm. Robertson Stromberg concluded that the claims are in good standing and are owned by ORANO and UEX, and that as of September 7, 2021, there were no encumbrances, charges, security interests or instruments recorded against the claims.

3.1.2	Title and Option Agreement

In March 2004, AREVA (now ORANO) and UEX announced the 2004 Agreement, whereby UEX was granted an option to acquire a 49% interest in eight uranium projects located in the Western Athabasca Basin of northern Saskatchewan, by funding C$30 million in exploration expenditures (see UEX’s news release dated March 18, 2004). Two new projects (James Creek and Brander Lake Projects) were staked in late 2004, bringing the total number of projects in the 2004 Agreement to 10 (see UEX’s news release dated January 31, 2005). The Projects included the Property (containing the Anne and Colette uranium deposits), Alexandra, Douglas River, Erica, Laurie, Mirror River, Nikita, Uchrich, and the two new projects, James Creek and Brander Lake, several of which are shown on Figure 3‑2. The James Creek Project was written off from an accounting perspective by UEX in 2012, as AREVA (now ORANO) and UEX had no plans to continue with exploration on the claims that have now lapsed. The Douglas River project was contiguous with the Property, and in 2013 the claims S-99376, S-107255 and S-104808 were incorporated into the northern part of the Property.

Table 3‑1: Shea Creek Mineral Dispositions

CLAIM	RECORD DATE	AREA (ha)	Annual Assessment ($/Ha)	Annual Assessment Requirement	Next Assessment Due
MC00004006	30-Jul-15	523	15	$7,840	2039
MC00004007	30-Jul-15	824	15	$12,365	2039
MC00010298	11-Dec-17	1,866	15	$27,986	2035
MC00010299	11-Dec-17	2,407	15	$36,100	2035
S-99376	2-Feb-80	4,950	25	$123,750	2041
S-104617	29-Jan-90	1,478	25	$36,950	2041
S-104619	29-Jan-90	1,445	25	$36,125	2041
S-104620	29-Jan-90	1,431	25	$35,775	2041
S-104621	29-Jan-90	2,000	25	$50,000	2041
S-104622	29-Jan-90	2,208	25	$55,200	2041
S-104623	29-Jan-90	2,276	25	$56,900	2041
S-104625	29-Jan-90	2,444	25	$61,100	2041
S-104626	29-Jan-90	2,077	25	$51,925	2041
S-104638	12-Jun-92	2,438	25	$60,950	2041
S-104639	12-Jun-92	1,164	25	$29,100	2041
S-104760	15-Jun-95	620	25	$15,500	2041
S-104808	2-Feb-80	450	25	$11,250	2041
S-107255	2-Feb-80	2,362	25	$59,050	2041
	TOTALS	32,962		$767,866

Under the terms of the 2004 Agreement, UEX earned a 12.25% interest in the Projects for every C$7,500,000 spent, to the maximum total interest in the Projects of 49%. Minimum annual expenditures to fulfill the 2004 Agreement over a maximum 11-year period were stipulated as follows:

●	Year 1 & 2: minimum C$2,000,000 per year;

●	Year 3, 4, 5, 6: minimum C$2,500,000 per year;

●	Year 7, 8, 9: minimum C$3,000,000 per year; and

●	Year 10 & 11: minimum $3,500,000 per year.

Under the terms of the 2004 Agreement, UEX also granted ORANO (formerly AREVA) a royalty for the Anne and Colette deposits, in an amount equal to US$0.212 per lb of uranium in concentrate produced from the Anne and Colette deposits and delivered to the parties for sale, to a maximum total royalty of US$10.0 million payable by UEX.

UEX received confirmation from AREVA that, as of December 31, 2007, the total amount of UEX expenditures on AREVA's Projects exceeded C$30.0 million (see news release dated January 11, 2008) and fulfilled the terms of the 2004 Agreement well ahead of the maximum 11-year period. The completion of the earn-in option means the Property vested as 51% owned by AREVA (now ORANO) and 49% owned by UEX.

In April 2013 (see UEX’s news release dated April 13, 2013), AREVA (now ORANO) granted UEX an option to increase UEX's interest in the nine Projects at the time of the agreement, which include the Property, to 49.9% through the Additional Expenditures on exploration drilling intended to advance the four known Property deposits through the 2013 Agreement. This 2013 Agreement expired on December 31, 2018, with exploration expenditures of C$1,949,275 attributed to the option, which earned UEX the additional equity above under the 2004 Agreement to attain 49.0975% equity in the Property.

Exploration activities on the Property continue to be managed by ORANO as operator of the Joint Venture pursuant to the terms of the 2013 Agreement, as amended.

3.1.3	Annual Expenditures

Annual expenditures of C$15.00 per hectare are required by the provincial government pursuant to the terms of the mineral disposition for the first 10 years after staking of a claim to retain each disposition. This rate increases to C$25.00 per hectare annually after 10 years, a rate which currently applies to all the mineral dispositions comprising the Property. The assessment work required to maintain the individual claims in good standing is listed in Table 3‑1.

Necessary permits for exploration activity include a Surface Exploration Permit, a Forest Product Permit and an Aquatic Habitat Protection Permit. All drilling programs require a Term Water Rights license from the Saskatchewan Watershed Authority. If any exploration work crosses or includes work on water bodies, streams and rivers, the Department of Fisheries and Oceans and the Coast Guard must be notified. Ice/snow bridges and clear-span bridges do not require approval from the Coast Guard. Permits may take up to three months to obtain from the regulators. Apart from camp permits, fees for these generally total less than C$300 per exploration program annually. Camp permit fees are assessed on total man day use per hectare, with a minimum camp size of one hectare assessed. These range from C$750 per hectare for more than 500 man-days to C$175 per hectare for less than 100 man days. All of these permits were obtained for the work described in this TRS.

3.2	Significant Encumbrances or Risks to Perform Work on Permits

As UEX is the minority owner of the Property (49.0975% interest), it does not control when the operator proposes and performs work.

3.2.1	Environmental Liabilities

The authors are not aware of any known environmental liabilities on the Property. No mining or waste disposal has occurred on the Property and, consequently, the Property is not subject to any related liabilities.

3.3	Royalties

Under the terms of the 2004 Agreement, UEX granted AREVA (now ORANO) a royalty in an amount equal to US$0.212 per lb of future uranium in concentrate produced from the Anne and Colette deposits to a maximum total royalty of US$10.0 million.

[The remainder of this page is intentionally left blank.]

N.W.T.
NUNAVUT
N
S
E
W
Nolan
Train
Dodge
Ennadai
Uranium City
Beaverlodge
Tantato
Fond-du-Lac
Stony Rapids
Black Lake
Zemlak
Grease River Shear Zone
Cluff Lake
Athabasca Basin
Clearwater
Snowbird Tectonic Zone
McClean Lake
Eagle Point
Wollaston Lake
Cigar Lake
McArthur River
Key Lake
Arrow
Triple R
Taltson
Mudjatik
Wollaston
Peter Lake
Wathaman
Rottenstone
La Ronge
Glennie
Kisseynew
Flin Flon
ALBERTA
SASKATCHEWAN
MANITOBA
Shea Creek Project
Other UEX Projects
YUKON
N.W.T.
NUNAVUT
B.C.
ALTA.
SASK.
MAN.
ONT.

0 50 100
Kilometers

Shea Creek Project
Location and Geological Setting

Figure 3‑1: Shea Creek Project Location Map

580000
590000
600000
6470000
6460000
6450000
6440000
6430000
N
S
E
W
Claude
Cliff Lake Mine Site
Dominique
Dominique-Janine
Peter & OP
955
MC00010298
S- 99376
rander Lake Property
S-107255
S-104808
Colette Deposit
58B Deposit
Kianna Deposit
S-104638
Anne Deposit
S-104760
S-104617
S-104639
S-104619
S-104620
Shea Creek Property
Erica Property
S-104621
S-104622
S-104623
MC00010299
S-104625
MC00004007
S-104626
Nikita Property
MC00004006
N.W.T.
NUNAVUT
Cluff Lake
Cigar Lake
Rabbit Lake
Shea Creek Project
McArthur River
Key Lake
ALBERTA
SASKATCHEWAN
MANITOBA
Saskatoon
Regina
Location Map of Shea Creek Property
Legend
Former Mine Location
Uranium Deposit
Road
Shea Creek Project Boundary
UEX/Areva Project Boundary
UEX/Areva Mineral Disposition
0
2.5
5
Kilometers

Figure 3‑2: Shea Creek Mineral Disposition Map

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Topography, Elevation and Vegetation

Physiography of the Property area is typical of Canadian Shield terrain, comprising low rolling hills separated by abundant lakes and areas of muskeg. Relief varies from 340 m above sea level in depressions and lakes to 385 m above sea level along esker ridges. Hills are typically covered in a mixed boreal jack pine, spruce and aspen forest, separated by low lying, swampy areas and muskeg fringed by stunted spruce stands. The geomorphology is dominated by glacial and periglacial sediments that were produced during several ice advances, and outcrop of the underlying Athabasca sandstone is rare. Regional drainage and water flows are to the north and the north-northwest towards Lake Athabasca. The Douglas River and Beatty River are the principal drainage systems.

4.2	Access and Local Resources

Highway 955, an all-weather maintained gravel road that begins in La Loche and terminates at the Cluff Lake mine site, passes through the Property and provides year-round ground local access (Figure 5-1). An unmaintained gravel airstrip located to the northeast at the former Cluff Lake mine site provides summer access to passenger aircraft. Several large lakes allow fixed-wing aircraft access to the Property in winter on skis or on floats in the summer. Access to the principal areas of drilling in the area of the Colette, 58B, Kianna and Anne deposits in the north central portions of the Property is via a series of skidder trails which extend one to 2.5 km southwestward from Highway 955. Much of the area of exploration focus on the northern Property occurs in areas of dry ground, allowing year-round ground exploration activities and drilling.

The nearest source of labour for any future mining operation would likely be from the communities of La Loche and Buffalo Narrows, which are 230 km and 331 km from the Property respectively. Other northern communities such as Fond du Lac, Stony Rapids & Black Lake, Patuanak, Pinehouse and Wollaston have supplied labour to other uranium mines in the region, as well as larger population centers to the south in Saskatchewan on a fly-in, fly-out basis.

[The remainder of this page is intentionally left blank.]

570000
580000
590000
600000
6470000
6460000
6450000
6440000
6430000
Cluff Lake
Mine Site
Claude
Dominique
Dominique-
Janine
Peter & OP
Drill Core
Storage Area
Former Cluff Lake
Mill Site
Former Camp Site
Brander Lake
Property
Colette
Deposit
58B
Deposit
Kianna
Deposit
Anne
Deposit
Shea Creek
Property
Erica
Property
Nikita
Property
Legend
Former Mine Location
Former Camp Site
Drill Core Storage Area
Former Cluff Lake Mill Site
Uranium Deposit
Road
Shea Creek Project Boundary
UEX/Areva Project Boundary
UEX/Areva Mineral Disposition
0
2.5
5
Kilometers

Figure 4‑1: Infrastructure and Deposits on and Adjacent to the Shea Creek Property. Note locations of former mining facilities and mines of the Cluff Lake mine complex in upper portions of the map. Grid is NAD83 UTM zone 12.

4.2.1	Proximity to Population Centres and Transport

The Property is located approximately 230 km north of the town of La Loche, and 15 km south of the former producing Cluff Lake mine site (Figure 5-1). Field operations were formerly conducted from the Cluff Lake mine camp prior to its decommissioning. A temporary work camp utilized during most recent exploration has been demobilized from the Property.

4.3	Climate

Climatic conditions for the area were monitored for several decades at Cluff Lake until 2005. The summers are short and cool with an average frost-free period of less than 90 days and a mean daily summer temperature ranging from 14.7°C to 17.0°C. The cold winters are characterized by influxes of Arctic air alternating with incursions of milder Pacific air. Average daily winter temperatures range from -17.5°C to -20.3°C. Extreme temperature ranges from 36°C in the summer to as low as -49°C in the winter. The prevailing wind direction for the area is from the southeast. The average annual precipitation for the area is 450 mm, with more than half of the annual precipitation occurring from June through to September. Snowfall usually occurs from October to May, with most winter precipitation occurring between January and April.

The topography of the Property area in combination with the climate of the area allows operation of the project during any part of the year. In the past exploration drilling activities have been successfully completed in every month of the year.

4.4	Infrastructure

ORANO (the project operator) does not currently have any surface rights for a mining operation at the Property. Such rights would need to be obtained from the Provincial government in advance of mine construction. The Property is undeveloped and has ample room and suitable topography for potential future mining operations to allow for construction of a mill, tailings facilities and waste rock piles.

There is currently no grid power supply to the Property. The electrical grid power source is approximately 300 km away at the Key Lake switching station. No buildings or ancillary facilities are currently present at the site of the Property. These would need to be constructed as part of any future mine development.

4.5	Water Resources

Water is available from the numerous lakes and rivers in the area and its availability is not constrained.

5	HISTORY

The western portion of the Athabasca basin was initially explored in the 1960s as exploration activities expanded outward from the established Beaverlodge uranium district utilizing airborne radiometric (scintillometer) surveys. In 1967, Mokta Ltd. (Amok), owned by French companies Compagnie Francaise de Mokta, Pechiney-Ugine Kuhlman and French state-owned Commissariat a L’Energie Atomic (COGEMA), conducted airborne radiometric surveys in the local region that identified anomalies in the Carswell and Cluff Lake areas (Tona, 1985). In 1968, follow-up ground surveys and prospecting discovered glacially-transported uranium-bearing sandstone boulders at Cluff Lake, which led to extensive claim staking in the area. Subsequent radiometric surveys and follow-up groundwork between 1968 and 1970 identified additional boulder trains and prospects in the Cluff Lake area (Tona, 1985). Subsequent detailed geological exploration by Amok, including diamond drilling, led to the discovery of the “D” sandstone-hosted unconformity deposit in 1970. By the end of 1995, seven additional basement-hosted unconformity related deposits had been delineated at the Cluff Lake mine site: OP and N discovered in 1970, Claude in 1971, Dominique-Peter in 1981, Dominique-Janine in 1984, Dominique-Janine extension in 1988 and West Dominique Janine in 1995 (Koning and Robbins, 2006; Figure 3‑2).

Production from the Cluff Lake deposits commenced in 1980 and operations continued until 2002. Total production from the Cluff Lake mine site amounted to 64.2 million lbs U3O8 at an average grade of 0.92% U3O8, with the largest producer being the Dominique-Peter underground operation, which produced 24.2 million lbs U3O8 (Koning and Robbins, 2006). Claims covering the formerly producing Cluff Lake deposits are currently held and maintained by ORANO.

5.1	Ownership History of the Shea Creek Property

The Property also includes land initially part of the Douglas River projects, which were combined as the Property in 2013. Further details concerning the history of ownership of the Property and Douglas River projects are detailed in Table 5‑1 and Table 5‑2.

[The remainder of this page is intentionally left blank.]

Table 5‑1: Shea Creek Claims Ownership History Since 1990

Year	Property	Activity	Ownership interest
1990	Shea Creek	Exploration Permit MPP1154 is 48,500 ha	Amok 100%
1991	Shea Creek	Exploration Permit MPP1164 adds 13,000 ha to the Property	Amok 100%
1992	Shea Creek	MPP 1164 converted to exploration claims with reduction in the Property size to 19,161 ha	Amok 100%
		Two claims staked (S-104638 & S-104639) adding 3,602 ha	Amok 100%
1993	Shea Creek / Douglas River	Amok changes name to COGEMA	Cogema 100%
1994	Shea Creek	MPP 1165 is reduced to mineral claim S-10277 (2,000 ha)	Cogema 100%
1995	Shea Creek	Claim S-104618 is lapsed	Cogema 100%
		Claim S-104760 staked	Cogema 100%
2003 & 2004	Shea Creek	Claims S-104624 & S-102770 are lapsed
2004	Shea Creek / Douglas River	UEX signs letter of intent to acquire 49% equity of the Projects including the Property and Douglas River	Cogema 100%
2004	Western Athabasca Projects including Shea Creek and Douglas River	The 2004 Agreement signed allowing UEX to earn up to 49% in the Projects	Cogema 100%
2005	Western Athabasca Projects including Shea Creek and Douglas River	UEX earns initial 12.25% equity in the Projects	Cogema 87.75% UEX 12.25%
2006	Western Athabasca Projects including Shea Creek and Douglas River	COGEMA changes name to AREVA	AREVA 87.75% UEX 12.25%
2006	Western Athabasca Projects including Shea Creek and Douglas River	UEX earns subsequent 12.25% equity in the Projects	AREVA 75.5% UEX 24.5%
2007	Western Athabasca Projects including Shea Creek and Douglas River	UEX earns subsequent 12.25% equity in the Projects	AREVA 63.25% UEX 36.75%
		UEX earns subsequent 12.25% equity in the Projects to vest 49% equity in the Projects, including the Property and Douglas River	AREVA 51% UEX 49%
2013	Shea Creek / Douglas River	Remaining Douglas River Claims are incorporated into Shea Creek Project	AREVA 51% UEX 49%
2013	Shea Creek Project	The 2013 Agreement signed to allow UEX to earn up to additional 0.9% interest in the Projects
2014	Shea Creek Project	UEX earns additional 0.097% interest by funding exploration	AREVA 50.903% UEX 49.097%
2014	Shea Creek Project	UEX earns additional 0.0005% interest by finding expenditures.	AREVA 50.9025% UEX 49.0975%
2017	Shea Creek Project	Claims MC00004006 & MC00004007 (1,347 ha) acquired from Eagle Plains Resources Ltd.	AREVA 50.9025% UEX 49.0975%
		Claims MC00010298 & 00010299 are staked and added to the project (4,272 ha)	AREVA 50.9025% UEX 49.0975%
2018	Western Athabasca Projects	AREVA changes its name to ORANO	ORANO 50.9025% UEX 49.0975%

Table 5‑2: Douglas River Claims Ownership History

Year	Property	Activity	Ownership interest
1968	Douglas River	Initial staking of Douglas River Project by Amok as ML5249 and ML5271	100% Amok
1980	Douglas River	JV Agreement with Saskatchewan Mining Development Corporation (SMDC) for ML 5249	Amok 50% SMDC 50%
1986	Douglas River	Mineral Leases are reduced in size and restaked as claims	Amok 50% SMDC 50%
1988	Douglas River	SMDC ownership share assigned to Cameco Corporation	Amok 50% Cameco 50%
1993	Shea Creek / Douglas River	Amok changes name to COGEMA	Cogema 100%
1993	Douglas River	Novation agreement transfers Cameco equity to Corona Grande, a subsidiary of COGEMA	Cogema 50% Corona Grande 50%
1997	Douglas River	Project fully owned by COGEMA	Cogema 100%
2004	Shea Creek / Douglas River	UEX signs letter of intent to acquire 49% equity of Western Athabasca Projects including Shea Creek and Douglas River	Cogema 100%
2007	Shea Creek / Douglas River	UEX Vests 49% equity in Western Athabasca Projects including Shea Creek and Douglas River	AREVA 51% UEX 49%
2013	Shea Creek / Douglas River	Remaining Douglas River Claims are incorporated into Shea Creek Project	AREVA 51% UEX 49%

5.2	Early Exploration History of the Shea Creek Area

With the nearby discoveries at Cluff Lake, exploration activities by various companies were undertaken on adjacent properties, including parts of the current Property. The property was partially or totally held by various companies between 1969 and 1985, with most field activities during this period occurring between 1978 and 1981 (Alexander et al., 1994). Regional studies completed include geophysical surveys (airborne radiometry, magnetometer, ground magnetic, refraction seismic and VLF EM), prospecting and mapping and reconnaissance geochemistry.

Earliest exploration work on the Property is documented in 1969. That year, Kamalta Exploration Ltd., Houston Oils, Pentagon Petroleum Inc. and Magellan Petroleum Corporation conducted interpretation of geophysical data, air photo interpretation and reconnaissance geochemical programs, which extended over different parts of the current Property. The work included a seismic refraction geophysical survey by Kamalta and an airborne radiometric survey by Houston Oils and Pentagon Petroleum Inc., the latter of which identified two radiometric anomalies in the area. Follow-up ground surveys to the airborne radiometric anomalies did not, however, identify any significant uraniferous occurrences (Alexander et al., 1994).

In 1978, Marline Oil Corporation conducted a program of lake water and lake sediment sampling, surficial prospecting, reconnaissance geological mapping and a small program of ground magnetic surveying on parts of the current Property area, with follow-up groundwork in 1979.

5.3	Exploration on the Shea Creek Property, 1990 to 2004

Systematic exploration of the Property began in 1990 after granting of mineral permit MPP-1164 (48,500 ha) to Amok, which covered much of the current Property area. Amok initially conducted a 1,515 km line combined airborne GEOTEM EM and magnetic survey over the Property area, which identified the presence of conductive north-northwest and northeast trending zones within basement rocks underlying the Athabasca sandstone sequence (Koch, 1991). The airborne survey results led to the acquisition of exploration mineral permit MPP-1165, adding covering 13,000 ha to the Property area (Alexander et al., 1994). The airborne surveys were followed-up in 1991 with ground EM moving loop, gravity, magnetic, VLF-EM and UTEM surveys on several northeast-oriented lines that verified the position and better outlined the previously identified conductors (Dalidowicz, 1991). During March and June 1992, Amok restaked the area, reducing the original MPP-1164 claim to 12 individual claims (Alonso et al., 1992); these claims incorporate all of the current claim outlines in the Property. Additional ground EM and other geophysical surveys were also conducted in 1992 to further refine conductive anomalies identified on the Property.

Amok drilled several of the EM conductors in 1992 with three vertical diamond drillholes and two incomplete holes totaling 2,738 m (SHE-001 to SHE-003, SHE-001A and SHE-001B: Alonso et al., 1992). Two of these drillholes, SHE-001A and SHE-002, intersected favorable alteration, faulting and anomalous geochemistry in the lower sandstone column, including reverse faulting, argilization, silicification, (drusy and vein quartz), tilted sandstone blocks, Ni-As sulphides and bleaching (Alonso et al., 1992). Drillhole SHE-002, drilled in north-central parts of the Property, also intersected in basement granitic gneiss approximately 11 m below the unconformity at a downhole depth of 706.8 m a shallow dipping radioactive fault zone (Alonso et al., 1992). This returned an intercept of 0.34% U3O8 over 0.40 m, which is considered to be the discovery drillhole of mineralization on the Property.

In 1993, ownership of the Property was transferred to COGEMA. COGEMA continued ground geophysical surveys in 1993 which, along with the previous surveys, identified a prominent and traceable north-northwest trending conductor termed by Dalidowicz (1993) – the SLC. This was defined over several km in northern parts of the Property and is spatially associated with the favorable drilling intercept obtained in drillhole SHE-002. Subsequent EM surveys have traced the conductor now over a strike length of more than 25 km over much of the Property (Nimeck and Koch, 2008; Figure 3‑2). Further geophysical surveys continued in 1994, refining and expanding the EM targets (Alexander et al., 1994).

COGEMA began systematically drill testing well-defined portions of the SLC in northern parts of the Property northwest of the SHE-002 mineralized drillhole in 1994. That year, 13 vertical diamond drillholes, SHE-004 to SHE-015, SHE-010A and SHE-015A, totaling 9,299.5 m were completed, several of which intersected the conductor and confirmed it to be a graphitic gneiss unit (Alexander et al., 1994). More importantly, uranium mineralization was encountered in four of these drillholes (SHE-004, SHE-013, SHE-012 and SHE-015A). The best result in drillhole SHE-015A, which intersected two intervals of mineralization, including 0.126% eU over 9.3 m in perched mineralization hosted by Athabasca Sandstone above its basal unconformity, and at a depth of 719 to 724.5 m at the unconformity, intersected 6.0 m grading 0.305% eU3O8. This intercept is now known to lie in the Kianna South area, between the Anne and Kianna deposits. The other mineralized drillholes, SHE-004 and SHE-012, intersected lower grade mineralization at the unconformity at downhole depths of 710 m and 768 m, respectively, both now known to lie on the margins of the central Anne Deposit, and thus can be considered to represent the discovery holes for this deposit.

After the successful 1994 exploration program, drilling became the principal means of exploration on the Property. Drilling has been concentrated along a three km strike length of the SLC in northern parts of the Property, outlining several areas of uranium mineralization that contain the Anne, Collette, 58B and Kianna deposits. Subsequent exploration programs on the Property are as follows, up to the signing of the 2004 Agreement with UEX in 2004:

●     1995: 17,390 m of drilling in 22 drillholes (SHE-016 to SHE-033 and SHE-032B and DGS-002 to DGS-004) followed up the 1994 results (Alexander et al., 1995). The first hole of this program, SHE-016, which was drilled between the previous SHE-004 and SHE-012 intersections, encountered 4.323% U3O8 over 9.10 m at the unconformity in the Anne Deposit.

●    1996: 14,033 m of drilling in 22 diamond drillholes (SHE-034 to SHE-050, including SHE-34A, SHE-038A and SHE-040A, SHE-047A and DGS-005). Most holes were completed in the principal mineralized corridor in the northern Property and two holes (1,041 m) were completed on the SC-2 grid located on the southern Property claims (Munholland et al., 1996). 11 holes intersected varying amounts of mineralization, mainly in the Anne Deposit. The best intersection was obtained from drillhole SHE-038A, which intersected 2.60 m grading 8.664% U3O8 located in the sandstone immediately above the unconformity between the Anne and Kianna deposits. No significant intercepts were obtained in the more regional holes to the north or south, although a graphitic fault zone was intersected in one hole (Munholland et al., 1996).

●    1997: 18,995.4 m of drilling in 28 drillholes (SHE-051 to SHE-066) were completed on the northern Property (Robbins et al., 1997). Drillhole SHE-052, which intersected 16.8 m grading 2.342% U3O8 at the unconformity, is considered the discovery hole in the Colette Deposit (Robbins, 2006). Also drilled during this program was drillhole SHE-063B, now considered to be the Kianna Deposit discovery hole (Koning et al., 2007), which encountered 4.70 m grading 1.639% U3O8 at the unconformity. However, the full significance of this drillhole and the recognition of the Kianna Deposit were not apparent until subsequent drilling in 2004 and 2005. In the Douglas River parts of the Property to the north, drillholes (DGS-006 to DGS-011 and DGS-008A) targeted the SLC. The best result was DGS-010 that graded 3.49% eU3O8 over 5.3 m from 690.5 metres (Robbins et al. 1997).

●    1998: 25,212.4 m of drilling in 33 holes (SHE-067 to SHE-093, DGS-012 to DGS-015, SHE-067A and SHE-068A) were completed, with most of the drill activity concentrated in the Collette Deposit area. Six diamond drillholes were completed in the Anne Deposit, which further defined mineralization in both areas (Robbins et al., 1998). Intersections included up to 11.607% U3O8 over 6.00 m in hole SHE-087 at the unconformity in the Anne Deposit. In addition to the drilling, moving loop EM (31.9 km) and gravity surveys (28.2 km) provided additional data required to better define major conductors and 510 km of airborne helicopter VLF-EM surveying was completed over various parts of the property (Robbins et al., 1998).

●    1999: 10,093.3 m of drilling with 33 unconformity intersections were completed (eight vertical pilot drillholes and 25 directional cuts – 33 holes total). This was the first year wedging off pilot holes was used extensively at the Property (Robbins et al., 1999), a technique that was implemented in most subsequent drilling programs. The 1999 drilling campaign focused on expanding the boundaries of mineralization in the Anne Deposit. The drilling identified the potential for significant basement mineralization below the unconformity, as exemplified by the broad intersection of 5.419% U3O8 over 19.00 m straddling the unconformity in drillhole SHE-096-3, followed by two significant intercepts in underlying basement rocks of 18.0 m grading 0.76% U3O8 and by 20.80 m grading 0.92% U3O8.

●    2000: 8,547.3 m of drilling with 33 unconformity intersections (four vertical pilot holes and 29 directional cuts) followed up previous drilling results in the northern Property between, and within, the Anne and Collette deposits (Robbins et al., 2000). Multiple mineralized intercepts were obtained.

●    2001: No exploration was conducted on the Property in 2001.

●    2002-2003: No drilling was conducted on the Property in 2002 or 2003. Exploration comprised 158 km of MEGATEM EM and magnetic airborne surveys, which outlined alternating domains of linear magnetic highs and lows, with the latter corresponding to area of known conductors (Koning et al., 2007). In 2003, 20 km of UTEM Moving Loop survey, 24 km of gravity surveys and 44.8 km of additional GPS surveys were carried out over the southern portion of the Property (Claims S-104625 and S-104626) to refine and identify exploration targets in that area (Bingham and Koning, 2003).

●    2004: January to March (winter program): 1,578.6 m of drilling in three diamond drillholes (SHE-106 to 108) were completed to target geophysical anomalies in the southern Property and follow up earlier drillholes (SHE-001B, SHE-039 and SHE-041; Robbins and Williamson, 2004). Although no significant results were received these holes provided valuable geological information and intersected local desilicification suggesting hydrothermal activity in this sparsely tested area (Robbins and Williamson, 2004).

In March 2004, UEX and COGEMA (now ORANO) signed the 2004 Agreement, whereby UEX funded all exploration on the Property until it earned its 49% interest in December 2007 (see UEX’s news release dated January 11, 2008). A summary of exploration activities conducted on the Property since UEX initially acquired its option in 2004 and maps showing drilling locations are presented in Section 7 of this TRS.

5.4	Historical Resources

There are no historical resource estimates for deposits on the Property that comply with S-K 1300 disclosure standards. UEX completed previous mineral resources estimates for the Property under the Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) in 2010 and 2022.

5.5	Production

No uranium mining or any other forms of metallic mineral production have occurred on the Property.

[The remainder of this page is intentionally left blank.]

6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

The geological setting, potential structural controls on mineralization and style of mineralization on the Property are described in detail in Rhys et al. (2009), which is filed on SEDAR and available for additional reference. The information presented here summarizes and updates that information, which is based on the authors’ direct review of drill core and exploration data.

6.1	Regional, Local and Property Geology

The Property is in the western Athabasca Basin of Northern Saskatchewan. It is underlain by two dominant lithologic elements: (i) polydeformed metamorphic basement rocks of Archean and Proterozoic age, which are overlain by (ii) 400 to 800 m of flat lying to gently dipping, post-metamorphic quartz sandstone of the late Proterozoic Athabasca Group, the latter of which forms an elongate, east-west 450 km long Proterozoic sedimentary basin that underlies much of northern Saskatchewan and extends into eastern Alberta. Basement rocks in the western Athabasca area that underlie the Shea Creek region comprise Proterozoic orthogneiss and paragneiss of the Lloyd Domain, which forms part of the Rae Structural Province (Figure 6‑1 & Figure 6‑2).

[The remainder of this page is intentionally left blank.]

Figure 6‑1: Geological Sketch of the Athabasca Basin after Card et al. 2007, Portella and Annesley (2000), Ramaekers et al. (2007) and Thomas et al. (2002)

Figure 6‑2: Geological Cross-section through the Athabasca Basin (after Ramaekers, 1990; Ramaekers et al. 2007).

On the Property, basement lithologies trend north-northwest and dip moderately to shallowly west-southwest. They comprise an alternating sequence of granitic gneiss, diorite gneiss and pelitic gneiss (Kareen Lake Assemblage), which are affected by amphibolite grade metamorphic assemblages (Figure 6‑3). The latter includes the SLC, a graphite-bearing pelitic gneiss unit that is spatially associated with uranium mineralization. This pelitic gneiss unit in the northern Property, where most mineralization discovered to date is developed, is 40 to 80 m thick and comprises a graphite-rich pelitic gneiss base, with alternating garnet-rich gneiss and aluminous, locally graphitic pelitic gneiss above. It is surrounded in its hanging wall and footwall by garnetiferous granitic gneiss (Figure 6‑4).

The gneiss sequence at the Property was affected by at least two dominant periods of deformation prior to the deposition of the Athabasca sandstone:

a)    Penetrative syn-metamorphic deformation, which occurred in at least two phases (D1 and D2), comprising early layer parallel gneissosity (S1), which dips west-southwest, and a second phase, possibly progressively developed S2 foliation. S2 is axial planar to minor, dominantly southwesterly verging folds of S1 and frequently transposes S1 foliation resulting in a composite S1-S2 fabric.

b)    Development of northeast-trending, right-lateral/oblique lower amphibolite to greenschist grade mylonitic shear zones (D3), which include the major Beatty River Shear zone at the southern end of the Property (Figure 6‑4) and numerous, parallel northeast trending second and third order narrow dextral mylonitic shear zones developed to the north that offset the SLC.

[The remainder of this page is intentionally left blank.]

Shea Creek Deposit Geology
Geological Age
Athabasca Group
Late Early-Proterozoic
Kareen Lake Assemblage
Early Proterozoic
Legend
Unconformity
Shea Creek Deposit
Early Proterozoic Athabasca Group
Post-Metamorphic Quartz Sandstone
Kareen Lake Assemblage
Pelitic Gneiss
Saskatoon Lake Conductor, graphitic pelite
Granitic Gneiss
Amphibolite Grade Metamorphic Assemblages

UEC
Uranium Energy Corp

Figure 6‑3: Shea Creek Stratigraphic Column

Regional relationships and geochronology suggest that D1 and D2 occurred during the 1950-1900 Ma Tahlston orogeny, while formation of D3 dextral regional shear zones occurred in several phases during regional transpressive deformation potentially related to the Hudsonian orogeny between 1900 and 1740 Ma. Offsets associated with the D3 shear zones may have a fundamental, pre-mineralization control on the later position of development of uranium mineralization.

The folded basement sequence was eroded and then unconformably overlain by flat-lying, quartz-arenite-dominated Athabasca Group sandstone between 1769 and 1500 Ma. Below the unconformity at base of the sandstone, regional clay alteration affects the uppermost tens of metres of the basement gneiss sequence defining a probable paleoweathering profile.

Post-Athabasca faulting is localized along the pelitic gneiss unit that is host to the SLC as a series of southwest dipping, carbonaceous reverse faults that are most concentrated along graphitic gneiss (R3 fault) at the base of the unit. These result in a 20 to 50 m southwest side up zone of distributed displacement of the unconformity, which in the sandstone column is manifested by a broad, open monoclinal fault-related fold. Individual fault surfaces are often localized along foliation parallel, probably D3 age, reverse shear zones in the pelitic gneiss, and are developed as a combination of semi-brittle stylolitic shear zones and clay gouge-field faults. The semi-brittle, stylolitic fault surfaces extend into the basal Athabasca sandstone where they locally overprint mineralized chlorite-matrix breccias, indicating that this fault activity may have coincided with and locally outlasted alteration related to uranium mineralization.

Post-Athabasca faulting also includes local remobilization of the steeply dipping, northeast trending mylonites that offset the pelitic gneiss unit by further right-lateral displacement and a series of east-west to east-northeast trending low displacement faults with apparent left-lateral shear sense. These northeast and east-west trending steeply dipping fault sets coincide with areas of highest-grade uranium mineralization at the unconformity, and are host to or control underlying uranium mineralization in basement rocks. Their activity and probable interaction with active, foliation-parallel R3 reverse faults may have generated structural permeability and extensional settings for the focus of uranium mineralization. In addition, the stylolitic fabrics and reduced assemblages along the R3 faults suggest a phase of syn-tectonic fluid flow which, if coeval with uranium mineralization, may have been the reduced fluid source that reacted with oxidized fluids from the Athabasca basing to form the stationary redox fronts in which uranium mineralization is localized.

The Athabasca sandstone is affected to the north of the Property by the Paleozoic-age Carswell structure – a circular, probable meteorite impact structure that results in uplift of basement rocks and significant disruption of basement rocks (Figure 6‑4). It is here that the past producing Cluff Lake uranium deposits have been exposed at surface near the disrupted Athabasca unconformity surface. No effects of the Carswell event are present in the Property area.

Figure 6‑4: Geological Setting of the Shea Creek Property. Compiled from geophysical maps, with geology of the Carswell structure from Tona et al. (1985) and Koning and Robbins 2006.

UNEARTHING ENERGY METALS
Geology of the northern Shea Creek property
Colette faults
8800N fault
8450N fault
Colette Deposit
58B Deposit
Kianna Deposit
Anne Deposit
7600N fault
Kianna fault
7250N fault
7000N fault
6457000N
6456500N
6456000N
6455500N
6455000N
586000E
586500E
N
W
E
S
LEGEND
Grade-thickness product (U3O8% x metres) of unconformity-hosted uranium mineralization
>50
20 - 50
10 - 20
1 - 10
0.01 - 1
Lithologies
Upper Felsic Gneiss
Pelitic Gneiss, with Saskatoon Lake Conductor
Lower Felsic Gneiss
Garnet-Amphibolite Gneiss
Interpreted faults
Drill hole pierce point at unconformity
0
250
500
metres

Figure 6‑5: Shea Creek Project Basement Geology at the Unconformity

Legend
Lithologies
Athabasca sandstone
Pelitic gneiss
Garnet-amphibole gneiss
Granitic gneiss
Mineralization
U3O8 >0.5%
U3O8 >0.05%
Alteration, faulting
Clay alteration (>3 intensity)
Symbols
Unconformity surface
-250 RL
-300 RL
-350 RL
-400 RL
400 W
350 W
300 W
SHE-94-6
SHE-94-4
SHE-94-3
SHE-87
SHE-99-3
SHE-99-5
SHE-99-1
SHE-94-5
SHE-94
SHE-99-1
650 m
700 m
750
0.798%
1.50m
1.588%
11.00m
e0.418%
17.70m
e0.124%
5.90 m
e0.152%
2.10 m
e0.294%
6.30 m
Perched
2.612%
13.60m
11.607%
6.00m
0.621%
9.40m
0.494%
10.60m
Unconformity
R3 Fault
5.740%
2.80m
e1.878%
13.30m
1.631%
2.50m
1.042%
2.50m
e0.959%
22.70m
0.215%
4.00m
2.132%
0.60m
Basement
e0.192%
2.90m
e0.730%
7.30m
0
25
50
Meters
UEX
UNEARTHING ENERGY METALS
Anne Deposit
Section 6750N

Figure 6‑6: Cross-section through the Anne Deposit Looking Northwest. Note the three settings of uranium mineralization: concordant basement below dipping shallow southwest parallel to the gneissosity; shallow dipping unconformity mineralization at center; and a small pod of perched mineralization in the Athabasca sandstone at upper right. See Figure 10.1 for section location.

Figure 6‑7: Views of the Modeled Mineralized Zones in the Shea Creek Deposits. A (top): Oblique View of wireframe model of the Property deposits looking north. Distance from northwest end of Colette Deposit to southeast end of Anne Deposit is 2.9 km. B: (inset, bottom): Longitudinal section view of wireframe model of the Kianna and Anne Deposits looking northeast. Distance of longitudinal section is 1.4 km.

6.2	Uranium Mineralization

Uranium mineralization identified to date on the Property lies in northern portions of the Property, comprising the Kianna, Anne, Colette and 58B deposits and intervening mineralization in between them. These deposits occur along an approximately three km strike length of the north-northwest trending pelitic gneiss unit (Figure 6‑5, Figure 6‑7) that is host to the SLC at depths of 650-800 m below current surface beneath the overlying Athabasca Group sandstone. Within this corridor, drilling has been focused in three areas in which semi-continuous mineralization has been traced at the unconformity (Figure 6‑5): a) the Colette and Colette South areas, over a 0.9 km strike length; b) the 58B Deposit area, which occurs over a 0.4 km strike length; and c) the Kianna to Anne deposit areas, over a 1.4 km strike length (Figure 6‑7) that forms the most economically significant part of the mineralizing trend known to date. Areas in between these deposits locally have limited drilling and have high potential for discovery of additional mineralization. Elsewhere on the Property, drilling is widely-spaced, but mineralization has locally been intersected two km southeast of the Anne Deposit and 300 m north of the Colette Deposit, the latter which includes an intersection in drillhole DGS-10 that grades 0.53% eU3O8 over 3.7 m at the sub-Athabasca unconformity.

Mineralization of three styles is developed within these mineralized domains at the Property, based on its position with respect to the Athabasca unconformity and overall morphology. The mineralization styles (Figure 6‑6) are often developed together and may join, as is illustrated in Figure 6‑6, or can occur separately. These styles comprise:

1)    Unconformity-hosted uranium mineralization (Figure 6‑8): This is the most widespread style of mineralization identified to date. It forms gently dipping to flat-lying zones that are developed in lowermost Athabasca sandstone immediately above the sub-Athabasca unconformity or straddling the unconformity and extending downward for several metres into the underlying basement gneisses. The mineralization typically is elongate in plain view, occurring at the unconformity over a 40 to 150 m lateral width along the trace of the northeastern margins of the pelitic gneiss unit where it intersects the unconformity and extending over parts of the footwall granitic gneiss. Mineralization in high-grade areas may comprise massive, nodular or blebby pitchblende +/- coffinite +/- yellow U-silicates in a hematite-clay matrix (Figure 6‑8). In lower grade areas, unconformity-hosted mineralization may be disseminated in chlorite-clay-dravite alteration. The mineralization of all grades is often associated with, and occurs within, chlorite-dravite dissolution breccias in the basal sandstone.

2)    Basement-hosted mineralization (Figure 6‑9): This is the second most extensive style of mineralization, occurring in several portions of the Anne Deposit, in a large zone at Kianna, in the Colette South area and in parts of the 58B Deposit. Basement-hosted mineralization is developed mainly in granitic gneiss for up to 200 m below the sub-Athabasca unconformity, immediately beneath, and for up to 180 m below, the pelitic gneiss unit and associated R3 faults. It is variable in style and morphology and is associated with areas of intense white to pale green clay-chlorite alteration. Basement mineralization can be either concordant or discordant in style, with the two styles often occurring together or branching off one another. Interaction between concordant and discordant mineralization styles forms ore shoots within basement mineralization that plunge moderately to gently to the west-southwest. These two basement mineralization styles occur as follows:

a)    Concordant basement mineralization, which occurs in the southern Anne and South Colette deposit areas and parts of Kianna, forms dominantly gently to moderate west-southwest lenticular zones that are parallel or sub-parallel to gneissosity in the granitic gneiss. This mineralization style may form stacked zones that are separated from or splay off unconformity-hosted mineralization and which often follow southwest dipping fault surfaces or lithologic units. Where present, a garnet-amphibolite gneiss (“metabasite”) subunit may be preferentially mineralized, the most notable example of which forms a significant pod of mineralization in the main Kianna basement zone (GAMP Zone). The Kianna East Zone represents a concordant basement mineralization style that lies along the upper contact of a deep graphitic unit that is parallel to the SLC.

b)    Discordant basement mineralization, which is best developed in the main Kianna basement zone and in the northern Anne Deposit, is defined steeply dipping, easterly trending mineralized zones of disseminated and nodular and locally massive replacement style pitchblende +/- coffinite +/- hematite +/- U-silicates and by sets of pitchblende +/- quartz +/- clay veinlets. Core re-orientation utilizing known foliation orientation and oriented core drilling suggest that the veinlets trend east-northeast with moderate to steep northerly dips, parallel to the discordant zones.

c)    Perched mineralization: This is the least voluminous of the three mineralization styles. It comprises flat-lying, to gently southwest dipping lenses of disseminated to massive pitchblende-coffinite-hematite-clay mineralization that are developed in Athabasca sandstone up to 60 m above the sub-Athabasca unconformity. Perched lenses may occur stacked above unconformity mineralization with no associated faulting or may occur along or at the termination of southwest dipping faults where they project upward into the Athabasca sandstone to form pelitic gneiss below. Where best developed and highest grade, all three mineralization styles may be vertically stacked on top of one another. These stacked, better developed areas of mineralization may be localized where steeply dipping, discordant east-west to northeast trending faults interact with and intersect the foliation-parallel faults at the unconformity creating zones of high dilatancy and structural permeability. Pre-Athabasca basement structural architecture may play an important role in localizing these higher-grade areas, since where the SLC is offset by northeast-trending dextral mylonitic shear zones, faults localized along the conductor may step and splay as they link across the area of offset. In addition, the older shear zones themselves may be remobilized and host or control adjacent mineralization. Basement mineralized zones may be mantled by sheeted sets of quartz and quartz-dravite veins, although pre-mineralization veins associated with mylonites are also evident.

All types of uranium mineralization are associated with extensive clay alteration that affects the lower sandstone and extends downward into basement rocks. Principal clay minerals are illite, chlorite, kaolinite and dravite. Often an early phase of illitization is evident, while kaolinite is generally paragenetically late. Extensive areas of chlorite-clay-dravite matrix breccias occur along the unconformity in the basal sandstone column and are spatially associated with unconformity-hosted mineralization. Presence of both pitchblende fragments in breccia, and the overprinting of the breccia matrix by pitchblende-coffinite assemblages indicate a syn-mineralization timing, which was probably also coeval with reverse faulting along the R3 structures. In basement rocks, clay alteration envelops mineralized zones and outlines their general morphology, so modeling of these forms a targeting tool. An extensive northeast-trending and steeply dipping clay alteration zone at Kianna is open to the east and west and contains to the north and east unbounded mineralization, providing significant room for expansion of Kianna basement mineralization and the potential for additional, parallel basement zones.

6.3	Gold Mineralization

Gold was a significant by-product for some of the nearby, historically-mined Cluff Lake mineralization (Cluff Lake D zone: Koning and Robbins, 2006) and at the Property locally high gold grades are also present. The high gold grades frequently, but not always, occur in areas of higher-grade uranium mineralization and can be present both in unconformity and basement mineralization in the deposits in the northern Property. Native gold grains both encapsulated in pitchblende, sometimes in association with Bi-tellurides, and free in the surrounding clay alteration has been identified in samples from basement and sandstone mineralization (Pacquet and Reyx, 1995 and Reyx in Robbins et al., 1998). Significant gold-bearing intercepts include 20.79 ppm Au over 2.40 m in drillhole SHE-087, 14.02 ppm Au over 3.30 m in hole SHE-115-03, 13.75 ppm Au over 2.50 m in hole SHE-079, 9.70 ppm Au over 3.50 m in hole SHE-102 and 5.95 ppm Au over 5.70 m in hole SHE-115-04. However, higher grade uranium mineralization is not consistently gold-enriched. Future work to establish patterns of gold distribution are recommended, especially to identify if any consistent local gold-enriched domains can be identified that might enhance the potential value of parts of the deposit.

Figure 6‑8: Unconformity Hosted Mineralization Textures. A: Centre row shows the top of a moderate grade intercept of unconformity mineralization (1.3% U3O8 over 2.7 m) with fine-grained disseminated and nodular pitchblende at the margin of the red hematite zone that is host to most of the mineralization (right). Sandstone at the left is reduced in oxidation state and is pyritic. B & C: Black primary pitchblende occurs as disseminated nodules and clots, irregularly shaped massive aggregates and semi-pervasive replacements in a red-orange hematite-clay matrix that completely replaces the basal Athabasca sandstone. D: Very high-grade interval of massive pitchblende from interval grading 58.1% U3O8 over 3.0 m. Note late carbonate-hematite veinlets cutting mineralization.

Figure 6‑9: Basement Mineralization Styles in the Kianna and Anne Deposits. A: Irregular bands of semi-concordant high-grade pitchblende-coffinite in the top row occur in an interval grading 30.42% U3O8 over 0.5 metres. Note clay-hematite altered granitic gneiss below. B: Central parts of a high-grade basement intercept (5.38% U3O8 over 16.5 m), showing semi-concordant, but diffuse bands of pitchblende-hematite. This forms part of a gently southwest dipping high-grade, concordant lens (west-southwest plunging ore shoot) within the overall steeply dipping, northeast-trending Kianna basement zone. C: Band of concordant, hematite-rich mineralization in lower row, which has lenses, and bands of pitchblende-coffinite-hematite parallel to foliation planes D: Irregular (“vermiform”) textured fine-grained nodular-pitchblende-hematite replacement mineralization that occurs at a redox front. E: In the lower core, a steeply-dipping banded pitchblende (dark bands)-hematite-clay discordant replacement vein at a low core axis angle cuts across the gneissosity at a high angle. The gneissosity is parallel to the fractures in the lower core row. F: Discrete, steeply dipping pitchblende veinlet.

6.4	Deposit Types

The Property lies within the Athabasca Uranium District, one of the most prolific uranium producing regions in the world, and which includes some of the largest known uranium deposits globally. Deposits in the Athabasca Basin collectively comprise different varieties of the unconformity-associated uranium deposit type described by Jefferson et al. (2007), Ruzicka (1996) and previous workers. All are spatially related to the sub-Athabasca unconformity (Figure 6‑10) and are generally interpreted to result from interaction of oxidized diagenetic-hydrothermal fluids with either reduced basement rocks and/or with reduced hydrothermal fluids along faults extending upward toward the unconformity in underlying basement rocks beneath the unconformity (e.g. Hoeve and Quirt, 1985). The common occurrence of mineralization in, and associated alteration overprinting Athabasca sandstone, indicates a post-Athabasca (<1,700 Ma) timing for uranium mineralization in the region. U-Pb age dates obtained from uraninite mineralization and dating of associated clay mineral assemblages support a widespread, primary phase of uranium mineralization in deposits throughout the Athabasca Basin at approximately 1590 Ma, with later periods of partial uranium remobilization and reworking (1400 Ma and younger episodes) during later fluid circulation induced by far-field events (Alexandre et al., 2009; Fayek et al., 2002; Cumming and Krstic, 1992).

Uranium deposits in the Athabasca Basin area form three different, although commonly spatially related, styles of unconformity type uranium deposits (e.g. Figure 6‑10), the first two of which correspond with mineralization styles observed at the Property:

a)    Deposits developed at or just above the Athabasca unconformity in Athabasca sandstone where basement-hosted, often graphitic faults and shear zones intersect the sub-Athabasca unconformity. These deposits occur in basal Athabasca sandstone in the footwall wedge to graphite-bearing shear zones and faults that are graphitic gneiss overthrust on Athabasca sandstone (e.g. Collins Bay A, B and D-zones; Key Lake) or in gradational drops/humps in the unconformity above graphite-rich lithologies and faults (e.g. Cigar Lake, Cluff Lake A zone; Midwest Lake; Sue A/B, West Bear, McClean Lake). Mineralization occurs in pods and disseminations in Mg-chlorite-clay-hematite alteration, locally overprinting spatially associated breccias and zones of intense clay alteration that sit directly above mineralization in sandstone (Figure 6‑10). Common structural sites include bends and steps in fault systems or humps in the unconformity that may reflect the interaction of graphitic shear zones with faults of different orientations. Deposits of this style are often characterized by assemblages of Ni and Ni-Co arsenide and sulpharsenide minerals that accompany uranium mineralization.

b)    Basement-hosted deposits within or surrounding fault zones in predominantly non-calcareous gneiss. These deposits are exemplified by Eagle Point, Millennium, Dominique-Peter and Sue C. Many of these are composed of veins, disseminations and pods that link or overprint shear zones and faults, often in or near graphitic-bearing gneiss, similar to the Property’s discordant basement mineralization styles. Concordant mineralization styles that are parallel to metamorphic stratigraphy are also present, often in gneiss adjacent to graphitic units, as is exemplified by the Millennium Deposit. Unlike deposits of type A above, the basement-hosted deposits generally lack arsenide and sulpharsenide minerals in mineralized zones, although basement-hosted mineralization at the Property may be an exception to this pattern, since locally Ni and As values are elevated.

c)    Basement-hosted deposits associated with hydrothermal breccias in calcareous gneiss and calcsilicate adjacent to northeast-trending faults. The only example of an orebody of this type in the region is the Rabbit Lake deposit in the eastern Athabasca Basin, although parts of the Dawn Lake deposit and other prospects are of similar style, and the largest basement-hosted unconformity deposits in the Alligator River district of northern Australia are closely comparable. This deposit style is not developed on the Property.

[The remainder of this page is intentionally left blank.]

Figure 6‑10: Schematic Cross-section through a Hypothetical Unconformity-hosted Deposit Illustrating the Diagenetic-hydrothermal Model for Deposit Formation (from Rhys et al., 2009). Uranium mineralization (U) is developed at a stationary redox front where rising reduced fluids coming up graphite-gneiss hosted, low displacement reverse basement faults (pink arrows) react with circulating diagenetic-hydrothermal fluids in the overlying sandstone column (blue arrows). Chlorite-pyrite alteration envelops the mineralization in the basal sandstone column and is overlain by a hematite cap (hem) and then a broad zone of friable, locally clay-altered sandstone that rises as a plume above the deposit. Secondary pyrite (py) may occur high in the alteration zone. Note the sheeted quartz veins peripheral to the clay alteration in the basement rocks.

Uranium deposits in the Athabasca region frequently occur in deposit clusters that comprise one or more deposit types. For example, four major uranium deposits, the Collins Bay zones (type A deposits) and the Eagle Point mine (type B), occur along a 5.5 km strike length of the Collins Bay Fault system on the Rabbit Lake property in the eastern Athabasca Basin (Figure 3‑1). Other deposit clusters include the Sue, McClean Lake and Dawn Lake deposits (Figure 3‑1), where deposits occur in at least two parallel trends, along which deposits may be strung out along parallel faulted graphite-bearing or calc-silicate units and spaced 100 to 700 m apart. More locally, the Cluff Lake deposits which lie only 13 to 16 km to the north of the Property deposits also show similar patterns, although primary relationships between deposits are disrupted by the effects of the Carswell Structure. Here, classic unconformity hosted (A type) mineralization at the Cluff Lake D zone is spatially associated with nearby basement-hosted deposits such as Dominique-Peter (Koning and Robbins, 2007; Baudemont and Fedorowich, 1996). The spatial coincidence of unconformity and basement-hosted deposits emphasizes the importance of testing both the unconformity and basement rocks where mineralization has only been historically discovered at the unconformity. Often where unconformity-hosted and basement mineralization are spatially associated, the basement mineralization forms the larger deposit in the group (e.g. Sue, Dawn Lake, Eagle Point/Collins Bay zones, Cluff Lake). In other deposits, exemplified by Key Lake, dominant unconformity-hosted mineralization may extend downward along faults in the basement, forming “roots” to the unconformity-hosted mineralization (Figure 6‑10).

Deposits of all of the styles described above are associated with, and generally enveloped by, intense zones of argillic alteration (Figure 6‑10) that are composed predominantly of illite, chlorite and kaolinite. The influence of alteration extends over a far greater area than the dimensions of the deposits themselves, and consequently the tracking of alteration distribution, mineral zonation and associated lithogeochemical changes is an important tool in vectoring exploration (Sopuck et al., 1983; Quirt, 2002). In the Athabasca sandstone, alteration plumes may extend hundreds of metres above the unconformity-hosted uranium deposits, while in basement rocks alteration is generally more restricted to the vicinity of associated faults and veins. Mineralization frequently occurs at redox fronts marked by zones of hematization and a change from sulphide to oxide accessory mineral assemblages (Figure 6‑6).

Uranium deposits in the area are generally associated with reverse fault zones that are localized within or cross graphitic gneiss and carbonate/calc-silicate units, often overprinting pre-Athabasca, retrograde metamorphic shear zones. Post-Athabasca faulting associated with mineralization is generally low displacement, accommodating metres to a few tens of metres of reverse displacement of the sub-Athabasca unconformity. Mineralization occurs in areas of enhanced structural permeability and/or low stress (dilatancy) along faults including fault junctions (e.g. Rabbit Lake), beneath brecciated sandstone under overthrust wedges (e.g. Collins Bay zones; McArthur River), at bends and en echelon steps in the faults (e.g. B-zone) and at dilational jogs (e.g. Eagle Point). These structural sites are in turn influenced at a broader scale by the occurrence of pre-Athabasca folds and basement shear zones, which control the distribution, continuity and morphology of the later faults. Mineralization is generally structurally late in the faulting history, and while basement-hosted mineralization is frequently localized along or adjacent to faults, both mineralization and its associated alteration may overprint fault rocks.

[The remainder of this page is intentionally left blank.]

7	EXPLORATION

Since March 2004, when UEX and COGEMA (now ORANO) signed the 2004 Agreement, both drilling and geophysical programs have continued to be utilized as principal exploration methods to explore the Property. UEX subsequently funded all exploration on the Property until it earned its 49% interest in the project in December 2007. The work programs from 2008 through 2012 had the expenditures are shared by UEX and AREVA (now ORANO) on a pro rata basis. The 2013 work program was funded by UEX under a supplemental 2013 Agreement that is detailed in Section 3.1.2, wherein UEX earned additional equity in the Property. The exploration programs in 2015 and 2016 were funded on a pro rata basis by UEX and AREVA (now ORANO). ORANO is the exploration manager and all exploration activities are supervised and implemented by ORANO personnel and contractors. Exploration activities conducted on the Property prior to UEX acquiring its option on the Property in 2004 are summarized in Section 5 of this TRS.

Exploration programs that have been completed since UEX acquired its option on the Property are summarized below. Highlights of mineralized drilling intercepts obtained during these, and prior drilling programs before UEX’s involvement, are summarized in this section. Exploration programs that have been completed since March 2004 are as follows:

●     2004 April to December: 6,472.5 m of drilling with 12 unconformity intersections (six pilot holes and six directional cuts). Drilling was concentrated mainly in northwestern parts of the Anne Deposit (SHE-109 and SHE-112 series holes) and the southeastern Colette Deposit (SHE-110 and 111 series holes), further outlining mineralization in those areas (Robbins, 2005).

●     2004-2005 geophysical programs: Several airborne and ground geophysical surveys were conducted over the Property area in 2004 and 2005. Fugro Airborne Surveys conducted MEGATEM airborne EM and magnetic surveys over the West Athabasca Projects including the Property, over which 940.7 km line were flown (Koning et al., 2007). A Falcon Airborne gravity gradiometer was also flown over the Property and surrounding AREVA-UEX Projects between late December 2004 and July 2005 (Nimeck, 2008). The airborne surveys were undertaken to improve understanding of basement geology for Property-scale drill targeting, and to aid in the identification of alteration zones associated with uranium mineralization. In addition to these airborne surveys, in 2004 and 2005, Patterson Geophysics Inc. carried out a 116.7 km line pole to pole DC-Resistivity survey on the northern Property and Douglas River projects. Several low resistivity zones that potentially represent hydrothermal alteration within the Athabasca sandstone were identified, including a north-northwest trending zone that is coincident with the Anne to Colette deposits, parallel areas of low resistivity near the Klark Lake conductor, as well as several other areas west of the SLC (Figure 7‑1; Nimeck, 2005).

●     2005: 8,443.6 m of drilling with 24 unconformity intersections (one pilot hole and 23 directional cuts) were completed in 2005. Drilling was concentrated in the south Colette area (12 directional drillholes SHE-111-4 to -13), where significant basement mineralization was intersected, and in the area of previous drillhole SHE-63B. In this latter area, 11 directional drillholes (SHE-114-1 to –11) and one vertical drillhole (SHE-115) intersected significant high-grade mineralization in the basement, leading to the recognition of this area as a discrete deposit, now named Kianna (Robbins and Koning, 2006).

●     2006: 11,672.1 m of drilling with 22 unconformity intersections (three pilot holes and 19 directional cuts) were completed. Most of this program was devoted to the continued outlining of the Kianna Deposit in the SHE-114, SHE-115 and SHE-118 series drillholes (Robbins et al., 2007; Reddy et al., 2007). Titan Uranium flew three EM and magnetic surveys covering the Castle North and South Property as well as a part of the Shea Creek and Douglas River Projects, now part of the Property. The survey was able to identify the SLC, but the resolution of an airborne survey was not sufficient for targeting of drillholes and the majority of the subsequent drilling in 2006 and 2007 did not successfully evaluate the drill target. The survey was 5,277 km line and covered three blocks and was 195 lines and 19 tie lines. The Castle Block is the block relevant to the Property . Line spacing was 400 m between transverse lines and ~4,500 m between tie-lines. Survey altitude was 120 m at 125 knots.

●     2006 & 2007 Titan Uranium Drilling: Titan Uranium completed 12 drillholes for 7414.6 m on land that has subsequently been added to the Property by staking. The exploration program spanned March 2006 to March 2007. Three of the holes were lost in the sandstone and only nine successfully impacted the sub-Athabasca unconformity. Only one (TUE-06-01) of the nine holes successfully intersected the SLC and none intersected any anomalous uranium (Dixon and Swain, 2007).

●     2007: 18,312.2 m of drilling with 36 unconformity intersections (12 pilot holes and 24 directional cuts) further explored the Kianna Deposit and parts of the southeastern Colette area (Koning et al., 2007). In addition, two drillholes were completed in southern parts of the Property (SHE-119 and SHE-120; Modeland et al., 2008).

●     2008: 19,543.8 m of drilling with 44 unconformity intersections (seven pilot holes and 37 directional cuts) were completed in 2008. Most drilling continued to define the Kianna and Anne deposits, including a series of holes drilled to assess the continuity of mineralization between these two deposits. Six drillholes (one pilot hole and five directional cuts) extended mineralization southward in the south parts of the Colette deposit. In addition to the drilling, a 50 km ground MT survey and a Low Temperature Superconducting Quantum Interference Device (“SQUID”) Time-domain EM (“TEM”) survey were completed over the northern Property, with both methods yielding promising results which could aid in drillhole targeting.

●     2009: 21,791.1 m of drilling with 54 unconformity intersections (three pilot holes and 51 directional cuts) were completed in 2009. Drilling during the 2009 program concentrated on four principal areas at the Property: (i) infill and step-out drillholes at the Kianna Deposit, (ii) infill drilling at the Anne Deposit, (iii) exploration drillholes between Anne and Kianna, and (iv) exploration drillholes in the 58B Deposit area between the Kianna and Colette deposits. Drillhole SHE-114-20 substantially upgraded the eastern portion of the basement mineralization in Kianna. The SHE-109-series of drillholes further outlined mineralization in the northern Anne Deposit. The SHE-131 series drillholes filled large gaps in previous drilling at the southeastern end of Anne. Drilling between the Anne and Kianna deposits in the SHE-37, 50 and 121 series drillholes better-defined the unconformity mineralization. Drilling of one new pilot hole and two directional cuts (133 series) in the 58B deposit area intersected structurally controlled mineralization in the basement.

●     2010: 18,955.6 m of drilling with 39 unconformity intersections (three pilot holes and 36 directional cuts) were completed in 2010. Drilling in 2010 focused on the Kianna Deposit to test open areas of basement mineralization and test for hanging wall mineralization in new zones that lie to the north of Kianna as well as the further expansion and delineation of the 58B Deposit. Highlights of the program included the confirmation that the 58B target area represents a new uranium deposit along the Property trend, discovery of a new basement mineralized zone immediately to the northwest of the Kianna Deposit intersected by SHE-136 series drillholes and expansion of the footprint of higher-grade areas of the Kianna unconformity mineralization.

●     2011: 22,392.8 m of drilling with 47 unconformity intersections (six pilot holes and 44 directional cuts) were completed in 2011. The drilling program focused on a) expanding basement mineralization at the Kianna Deposit, including a new south- to southeast-dipping zone of mineralization (GAMP Zone) that exploits a mafic unit within the hosting gneiss sequence, b) testing open areas of mineralization at the Colette Deposit which was expanded to the north, and c) drilling of untested areas between the Kianna and 58B deposits. In addition to the drilling, a 51.2 km line ground Moving Loop SQUID TEM survey was carried out to better define the southern extent and morphology of the Saskatoon Lake graphitic conductor.

●     2012: 11,406.5 m of drilling with 29 unconformity intersections (29 directional cuts) were completed in 2012. The drilling program focused on a) testing the continuity of mineralization in the northern portion of the Colette Deposit, b) further delineation of the 58B Deposit, and c) testing margins of the northern and southwestern parts of Kianna as well as east of the main Kianna Deposit, including and the discovery of a new zone of basement mineralization (Kianna East Zone) to the east of the main Kianna Deposit.

●     2013: 12,375.6 m of drilling with 23 unconformity intersections (five pilot holes and 18 directional cuts) were completed in 2013. Off-cuts SHE-135-16 & SHE-135-17, in addition to SHE-142 and SHE-142-1 through SHE-142-4 (including SHE-142-4A, -142-4B and -142-4C), tested the unconformity and basement mineralization in the Kianna deposit The program also tested the SLC to the south of the Anne Deposit and additionally two pilot holes and three off-cuts targeted the Saskatoon Lake East Conductor in the Kianna deposit area to test whether mineralization was continuous to that feature. A 50.4 km line Tensor MT survey along 14 profiles as an extension of the 2008 survey was completed in the areas to the north of the Collette Deposit and south of the Anne Deposit to further define the resistivity-low trend associated with the Property Deposits and characterize basement conductors.

●     2015: 7,941.7 m of drilling in seven pilot holes and five directional cuts were completed in 2015 to test the SLC to the south of the Property Deposits. The geophysical component of the program was a 31.0 km line EM ground survey on seven profiles in the southernmost claims of the Property covering the southern part of the SLC. This survey to better characterize the conductor and refine its location (Gudmundson et al. 2017).

●     2016: 4,099 m of drilling were completed in seven drillholes in the southern part of the Property to test the results of the 2015 geophysical survey. The best result from the program was minor uranium anomalism on a fracture surface that was 4,490 ppm U (partial) (Gudmundson and Zalutskiy, 2017). In total to December 31, 2021, 563 drillholes totaling 278,889 m of drilling have been completed on the Property since systematic exploration began in 1992 (Table 7‑1). Since UEX initially acquired its option to earn 49% of the Property in 2004, 371 drillholes totaling 171,001.1 m have been completed, in addition to the airborne and ground geophysical surveys mentioned above. Drillhole locations are shown in Figure 7‑3 and Figure 7‑4, and significant intercepts are discussed further in this section.

[The remainder of this page is intentionally left blank.]

Figure 7‑1: Contoured DC-resistivity Inverted Horizontal Depth Slice at –350 m Below Sea Level for the Northern Shea Creek and Southernmost Douglas River Properties, from Nimeck (2005). The modeled elevation is approximately equivalent to the elevation of the sub-Athabasca unconformity. Note the pronounced resistivity low in the Anne and Kianna areas, and which extends from those deposits along the SLC northwest to Colette, potentially reflecting alteration associated with mineralization in combination with the response of the basement pelitic gneiss in contrast to the surrounding granitic gneiss. Apart from one drillhole in the north, the resistivity low associated with the Klark Lake conductor to the west is untested. Two areas of low resistivity also occur between the Saskatoon Lake and Klark Lake conductors (e.g. immediately west of Colette), which could represent alteration along west-northwest or east-west trending faults.

Table 7‑1: Diamond Drilling on the Shea Creek Property – 1992 to 2016. Apart from 13 drillholes (DGS-002, DGS-005, DGS-013, SHE-003, SHE-007, SHE-009, SHE-041 and SHE-077, SHE-144, SHE-144-1 and SHE-145. SHE-145-1 and SHE-145-2), all other drillholes have been drilled along 26 km of strike length of the SLC (see Figure 9-2).

Year	Drillhole Series	# Pilot holes	# Wedge cuts off pilot holes	Total # Drillholes	Metres Drilled
1992	SHE-001, SHE-001A, SHE-001B, SHE-002 SHE-003	5	0	5	2,738
1994	SHE-004 to SHE-015A	13	0	13	9,299.5
1995	SHE-016 to SHE-033	19	0	19	14,563
1995	DGS-002 to DGS-004	3	0	3	2,827
1996	SHE-034 to SHE-050	21	0	21	13,183
1996	DGS-005	1	0	1	850
1997	SHE-051 to SHE-066	21	0	21	13,369.4
1997	DGS-006 to DGS-008, DGS-008A, DGS-009 to DGS-011	7	0	7	5,626
1998	SHE-067 to SHE-093	29	0	29	21,820.4
1998	DGS-012 to DGS-015	4	0	4	3,392
1999	SHE-094 to 094-06; SHE-095 to 95-04; SHE-096 to 096-04; SHE-097; SHE-098 to 098-04; SHE-099 to 099-05; SHE-100 to 100-01; SHE-101 to 101-01	8	25	33	10,093.3
2000	SHE-100-02 to 100-03; SHE-101-02 to 101-04; SHE-102 to 102-11; SHE-103 to 103-05; SHE 104 to 104-04; SHE-105 to 105-04	4	29	33	8,547.3
2004 winter	SHE-106, SHE-107, SHE-108	3	0	3	1,578.6
2004 fall	SHE-109, 109-01 to 109-02; SHE-110; SHE-110A; SHE-111, SHE-111-01 to 111-02; SHE-112, SHE-112-01 to 112-02; SHE-113; SHE-114	7	6	13	6,472.5
2005	SHE-111-03 to 111-13; SHE-113-01; SHE-114-01 to 114-10; SHE-114-10A; SHE-114-11; SHE-115	1	24	25	8,443.6
2006	SHE-114-12 to 114-17; SHE-115-01 to 115-10; SHE-116; SHE-117; SHE-118; SHE-118-01 to 118-03; TUE-06-01 to 06-07	10	20	30	16,944.5
2007	SHE-115-11 to 115-15, SHE-115-15A; SHE-115-16; SHE-118-04 to 118-05; SHE-118-05A, SHE-118-06; SHE-118-06A; SHE-118-07 to 118-10; SHE-119*; SHE-120*; SHE-121; SHE-121-01 to 121-03; SHE-122; SHE-122-01 to 122-03; SHE-123; SHE-123-01 to 123-02; SHE-124; SHE-125;***HYD-07-01 to 07-05; TUE-07-08 to 07- 09; TUE-07-10; TUE-07-10A	16	25	41	20,454.4

Year	Drillhole Series	# Pilot holes	# Wedge cuts off pilot holes	Total # Drillholes	Metres Drilled
2008	SHE-115-17, SHE-115-17A, SHE-115-18; SHE-118-11 to 118-13, SHE-118-13A; SHE-118-14 to 118-16; SHE-122-04 to 122-07, SHE-123-03 to 123-13; SHE-126 to 126-01, SHE-126-01A, SHE-126-02 to 126-05; SHE-127 to -130, SHE-130-01; SHE-103-01A; SHE-130-02;***P08-01, P08-02	7	37	44	19,543.8
2009	SHE-037-01 to 037-3, SHE-037-3A; SHE-037-04 to 037-07; SHE-050-1 to 050-11; SHE-109-03 to 109-07; SHE-112-03 to 112-04; SHE-114-18, SHE-114-18A, SHE-114-19, SHE-114-19A, SHE-114-20; SHE-115-19 to 115-22; SHE-118-17 to 118-18; SHE-121-04 to 121-05; SHE-131; SHE-131-01 to 131-05; SHE-132; SHE-132-01 to 132-05; SHE-133; SHE-133-01 to 133-02	3	51	54	21,791.1
2010	SHE-104-5 to 104-8, SHE-118-19 to 118-21, SHE-130-3, SHE-133-3 to 133-12, SHE-134, SHE-134-1, SHE-134-1A, SHE-134-2, SHE-135, SHE-135-1 to 135-9, SHE-136, SHE-136-1 to SHE-136-6	3	36	39	18,955.5
2011	SHE-66-1 to 66-3, SHE-110-1 to 110-4, SHE-111-14 to 111-16, SHE-126-6 to 126-7, SHE-130-4 to 130-5, SHE-130-5A, SHE-130-6 to 130-13, SHE-136-7 to 136-9, SHE-137, SHE-137-1 to 137-3, SHE-138, SHE-138-1, SHE-139, SHE-139-1 to 139-6, SHE-140, SHE-140-1 to 140-5, SHE-141, SHE-141-1	5	42	47	20,617.4
2011	DGS-016, DGS-016-1, DGS-016-2	1	2	3	1,775.4
2012	SHE-66-4 to 66-13, SHE-104-9 to 104-11, SHE-114-21, SHE-118-22 to 118-25, SHE-133-13 to 133-14, SHE-135-10 to 135-15, SHE-141-2 to 141-4	0	29	29	11,406.5
2013	SHE-24-1, SHE-24-2, SHE-135-16, SHE-135-17, SHE-142, SHE-142-1 to 142-4, SHE-142-4A to SHE-142-4C, SHE-143, SHE-143-1 to143-3, SHE-144, SHE-144-1, SHE-145, SHE-145-1, SHE-145-2, SHE-146, SHE-146-1	5	18	23	12,375.6
2015	SHE-127-1 to 127-5, SHE-147 to SHE-153	7	5	12	7,941.1
2016	SHE-154 to SHE-160	7	0	7	4,099.0
Unknown	DGS-467, DGS-469, DGS-471, DGS- 473	4	0	4	180.7
	Grand Totals	214	349	563	278,889
	Totals: 1992-March 2004 (pre-UEX)	138	54	192	107,887.5
	Totals: March 2004-2012 (UEX option)	76	295	371	171,001.1

[The remainder of this page is intentionally left blank.]

580000
590000
600000
6460000
6450000
6440000
6430000
N
S
W
E
955
Colette Deposit
58B Deposit
Kianna Deposit
Anne Deposit
Shea Creek Property
Erica Property
Nikita Property
Legend
Shea Creek Collar
Uranium Deposit
Former Mine Location
Road
Saskatoon Lake Conductors
Shea Creek Project Boundary
UEX/Areva Project Boundary
UEX/Areva Mineral Disposition
0
2.5
5
Kilometers

Figure 7‑2: Shea Creek Property Drillhole Location Map

586000
587000
6457000
6456000
6455000
Colette
58B
Kianna
Anne
N
S
E
W
0
250
500
Meters

Figure 7‑3: Collar Locations and Traces of Shea Creek Drillholes at the Kianna, Anne, Colette and 58B Deposits

7.1	Drilling

Diamond drilling is the principal method of exploration and mineralization delineation after initial geophysical surveys on the Property. Diamond drilling during the active participation by UEX since 2004 to the most recent drill program in 2016 was conducted using drilling services supplied by Longyear Canada Ltd., Boart Longyear Ltd. and Team Drilling LP under contracts with COGEMA, then AREVA and now ORANO. Drilling can generally be conducted year-round in northern parts of the Property where the Anne, Colette and Kianna deposits occur due to dry ground above these areas. Drillholes on the Property are numbered with a prefix of the project (SHE) followed by the pilot hole number in the format of SHE-XXX, and then, if present, the cut number if wedging off the pilot hole has been completed, in the format of SHE-XXX-XX.

7.1.1	Drilling Methodologies

Due to the greater than 600 m target depths, drilling is generally conducted by penetrating overburden with HW diameter casing followed by HQ coring to about 400 m depth. The holes are typically completed to target depth by reducing to NQ-sized core (47.6 mm core diameter), which is the typical core size testing mineralization. Drilling mud and polymer emulsions are added to the water to aid in freeing the drill cuttings and to help maintain stability of the walls of the drillhole so that the drill rods do not become stuck.

Prior to 1999, all drillholes were drilled vertically from surface to the target at depth. From 1999 onward, directional drilling utilizing wedge cuts off the master (pilot) drillhole have been completed in areas where closely-spaced drillholes are required to define mineralization or other geological features, reducing the overall required quantity of coring required and allowing controlled drilling of deep targets that are not easily reached from surface. New cuts are generally drilled off the pilot hole commencing at 400 to 600 m below surface, depending on the position of the target with respect to the pilot hole.

The directional drilling tool used up to 2004 consisted of a Sperry Sun steerable mud motor that is powered by hydraulic force that is created by a mixture of water and drilling mud pumped inside the drill string. A Bradley plug and wedge are set to initiate a directional cut. This usually achieves a 1.5° deflection off the original hole. The mud motor has a rotor–stator system that spins a non-coring cutting bit. A bent housing behind the bit allows the proposed drillhole to be deflected from a previous orientation. Additional pumps and mud tanks are required when the motor is in use, although it does not operate constantly during a 24-hour period. The motor uses an average of 220-250 L (50-55 gallons/min) of water when drilling (approximately 300,000 L or 66,000 gallons/day). Some problems noted with the use of the mud motor are that it must be fixed to a BQ rod string; this hinders drill production due to the constant tripping in and out of drill steel. Another problem is that control of the motor is six to 12 m behind the bit and there is always a risk of pulling the motor too early or too late.

During the 2005 to 2015 drill campaigns, Devico’s (DeviDrill™) directional core drilling system was utilized. This system consists of a steerable core barrel that allows continuous survey measurements ahead of the bit while drilling and provides core samples during the steering process. No additional equipment is required, because the motor operates under normal water pressures used for diamond drilling. Thus, there is no need for large supply pumps and mud tanks. Also, a separate drill string (BQ) is not required, because the motor is fixed to a NQ drill string. This in turn reduces the need for tripping an additional set of rods.

7.1.2	Downhole Directional Surveys

Downhole survey methodologies have varied during exploration of the Property. Prior to 2000, drillhole deviation was measured every 30 to 50 m with a Sperry Sun singleshot camera during normal drilling operations. During Sperry Sun directional operations, survey shots were taken preferably every three m because control of the motor is six to 12 m behind the drill bit. Since 2004 with the Devico system, drillhole deviation is measured every 50 m with a Reflex single-shot probe during normal drilling operations. During directional operations, survey shots are taken every three to nine m.

7.1.3	Radiometric Probing of Drillholes

As is standard practice in uranium exploration, at the completion of each drillhole, downhole radiometric geophysical probing surveys are performed from the bottom of the hole up through the drill string. The radiometric probe data, when calibrated by tool and local geology, can be utilized as a method of estimating mineralization grade, which can either augment or substitute for geochemical assays when there is statistically sufficient confidence in the calibration and conversion to uranium concentrations. The probe methodologies at the Property are as follows:

Downhole radiometric probes are used to detect radioactivity in the diamond drillholes. All probe runs are completed up-hole. The probes used in radiometric logging conducted by AREVA include the following tools: HLP-2375 manufactured by Mount Sopris and ST22-2T, DHT27-STD and DHT27-HF (high flux) tools manufactured by AREVA. Radioactivity measurements obtained from the ST22-2T, DHT27-STD and DHT27-HF are used to estimate eU for mineralized intervals. The SRC provides downhole probe calibration facilities in Saskatoon, Saskatchewan, for calibration of the downhole gamma probes. The test pits consist of four variably mineralized holes, each approximately seven m in length. The gamma probes are tested a minimum of once per year, usually in the fall, prior to the beginning of the winter field season. Drillholes SHE-101-4 and 105-4, located at the Property, are cased and remain accessible for use as calibration holes on the Property to confirm the reliability of the probes.

A Mount Sopris Model 2500 winch and MGX II logger (interface board) with a Mount Sopris HLP 2375 natural gamma probe were utilized to radiometrically log each drillhole. The downhole data is acquired by a computer recovery program installed on a laptop computer. If the HLP-2375 natural gamma probe encounters and registers one reading of 1000 counts per second (“cps”) or more, the operator will be required to make an additional run using either a ST22-2T or DHT27 tool. This ST22-2T or DHT27-STD run is from 10 m below to 10 m above the first and last 1000 cps reading(s) recorded by the HLP-2375 natural gamma tool. When very high-grade mineralization is encountered, another additional run is made using a DHT27-HF tool (high flux). The ST22-2T and DHT27-STD use two ZP-1200 Gieger Müller tubes, whereas the DHT27-HF uses two ZP-1320 Gieger Müller tubes that count at a rate of approximately one half that of the ZP-1200 tubes, which allows the ZP-1320 tubes to evaluate higher uranium grades that would saturate the ZP-1200 tubes.

Prior to probing, the drillhole is flushed with water. The probes utilized for in-hole probing are tested with a low-grade radioactive source prior to the logging run and after the completion of the logging run to ensure that the equipment was functioning properly before and after the in-hole probing occurred. Total gamma flux measurements are collected at 10 cm intervals during probing. The probe data is then transferred from the field computer into the drillhole database.

The data acquired by the downhole probes is then processed by in-house developed software to estimate the in-situ eU and thickness of the mineralized interval(s). Several parameters are evaluated when converting the data, including diameter of the drillhole, thickness of steel casing, probe dead time in microseconds, diameter of the probe, casing coefficient, fluid coefficient and a reference coefficient for the type of probe. A radioactivity-to-grade correlation is then applied to calculate the eU.

7.1.4	Drillhole Collar Field Locations and Surveys

Drillhole locations are measured in grid coordinates and later updated by UTM NAD83 (Zone 12 North) coordinates surveyed by ORANO (formerly AREVA) personnel. Drillhole collars prior to 1998 were located by conventional survey. Since that time, drillhole locations have been surveyed using differential, base station GPS. After drilling, hole locations are marked with a tagged picket.

7.2	Summary of Drilling Results: Northern Shea Creek Property

Drillholes on the northern Property generally have steep dips of 75° or steeper. As a result, drilling generally crosses the flat-lying lenses of unconformity-hosted mineralization at a high angle that is close to or at true thickness (e.g. Figure 6‑3 and Figure 7‑5, Figure 7‑6, & Figure 7‑7). Similarly, lenses of perched mineralization and of concordant basement mineralization are generally gently dipping and crossed by drillholes at orientations that intercept mineralization at close to true thickness (e.g. Figure 6‑3 and Figure 7‑7). Mineralized intercepts of discordant basement mineralization can have more complex morphology and in such cases true thickness of intercepts are as yet undetermined (e.g. Figure 7‑6). These discordant basement zones can contain combinations of steeply dipping vein-like mineralization that occurs at shallow core axis angles to many drillholes, in combination with foliation parallel, shallower dipping components, which may form ore-shoots.

UEX
UNEARTHING ENERGY METALS
Kianna and Anne areas - Geology and unconformity elevation
586500E
587000E
6455500N
6455000N
7600N fault
Kianna Deposit
-340
-355
-350
-345
-360
-335
-365
Basement clay zone
Kianna fault
Projection to unconformity of main body of Kianna basement mineralization at -450 RL
Deflections in contours - possible faults
Basement clay zone
-325
P08-01
Kianna section
Kianna south
-330
7250N fault
7000N fault
SHE-38A
N
W
E
S
Deflections in contours - possible faults
Anne Deposit
6875N
6750N
-360
-355
-345
-340
-330
-335
-350
0
125
250
meters
LEGEND
Grade-thickness product (U3O8% x meters) of unconformity-hosted uranium mineralization
>50
20 - 50
10 - 20
1 - 10
0.01 - 1
Lithologies
Upper Felsic Gneiss
Pelitic Gneiss, with Saskatoon Lake Conductor
Lower Felsic Gneiss
Garnet-Amphibolite Gneiss
Interpreted faults
Unconformity elevation contours (m below sea level)
-355

Figure 7‑4: Geology Between the Anne and Kianna Areas Showing Mineralization Distribution at the Unconformity

Figure 7‑5: Cross-section 6875N through the Central Anne Deposit, Looking Northwest. The Section illustrates the mineralization distribution with respect to geology, and the position and thickness of principal intercepts. Section location is shown in Figure 7-4.

7.2.1	Drilling in the Anne Deposit Area

Mineralization in the Anne Deposit has been traced continuously over approximately 500 m from SHE-105 series drillholes on gridline 65+50N to the vicinity of the 7000N fault (Figure 6‑2). To date, 104 drillholes have been completed in this area, comprising both pilot drillholes and directional cuts (Figure 7‑2, & Figure 7‑3).

Unconformity-hosted mineralization is the most extensive style identified to date at Anne. Thickest, highest-grade intercepts define two pods (Figure 7‑4), one in the south-central (around section 6750N) and the second in the northern parts of the Anne Deposit (around section 6875N; Figure 7‑5). Highlights of the intercepts (with a grade-thickness product of greater than 5.0) in this area include the following, which are at or close to true thickness:

●    4.324% U3O8 over 9.1 m, including 24.115% U3O8 over 1.4 m in hole SHE-016;

●    5.446% U3O8 over 3.0 m, including 9.577% U3O8 over 1.5 m in hole SHE-079;

●    11.607% U3O8 over 6.0 m, including 23.964% U3O8 over 2.9 m and 34.694% U3O8 over 1.9 m in hole SHE-087;

●    1.283% U3O8 over 9.4 m in hole SHE-094-01;

●    1.588% U3O8 over 11.0 m, including 4.608% U3O8 over 2.6 m in hole SHE-094-03;

●    1.878% eU3O8 over 13.3 m, including 3.841% eU3O8 over 5.9 m in hole SHE-094-05;

●    1.796% U3O8 over 8.9 m, including 6.367% U3O8 over 2.0 m in hole SHE-095-01;

●    4.411% U3O8 over 14.9 m, including 20.898% U3O8 over 2.9 m in hole SHE-095-03;

●    5.419% U3O8 over 19.0 m, including 29.200% U3O8 over 3.4 m in hole SHE-096-03;

●    2.235% U3O8 over 7.5 m, including 7.477% U3O8 over 1.4 m in hole SHE-098;

●    10.027% U3O8 over 8.4 m, including 34.149% U3O8 over 2.3 m and 60.601% U3O8 over 1.2 m, in hole SHE-099;

●    0.959% eU3O8 over 22.7 m, including 4.368% e U3O8 over 3.4 m in hole SHE-099-01;

●    5.649% U3O8 over 17.9 m, including 14.547% U3O8 over 6.5 m in hole SHE-099-02;

●    2.612% U3O8 over 13.6 m, including 16.661% U3O8 over 1.9 m in hole SHE-099-03;

●    3.315% U3O8 over 25.1 m, including 16.866% U3O8 over 4.0 m in hole SHE-100-01;

●    3.746% U3O8 over 8.60 m, including 6.413% U3O8 over 4.9 m and 15.630% U3O8 over 1.5 m in hole SHE-101-02;

●    4.420% U3O8 over 3.7 m in hole SHE-101-04;

●    0.682% U3O8 over 22.2 m, including 5.789% U3O8 over 2.0 m in hole SHE-109-01;

●    0.993% U3O8 over 5.5 m in hole SHE-109-03;

●    8.282% U3O8 over 7.4 m, including 17.075% U3O8 over 2.0 m in hole SHE-109-05;

●    3.951% U3O8 over 9.0 m in hole SHE-109-06;

●    4.206% U3O8 over 36.0 m, including 13.703% U3O8 over 6.5 m in hole SHE-122-01;

●    2.631% U3O8 over 8.0 m, including 13.000% U3O8 over 1.5 m in hole SHE-122-04;

●    3.642% U3O8 over 20.5 m, including 11.407% U3O8 over 6.0 m and 15.635% U3O8 over 4.0 m in hole SHE-122-05; and

●    1.518% U3O8 over 7.6 m, including 2.947% U3O8 over 1.9 m in hole SHE-131-03.

Note that the broad, high-grade intercepts in drillholes SHE-95-03, SHE-096-3 and SHE-122-1 straddle the unconformity and extend into underlying basement rocks (Figure 7‑5).

Basement mineralization at Anne is mainly concordant in style and occurs under the highest-grade pods of unconformity mineralization described above (Figure 7‑5). In the northern parts of the Anne Deposit, a combination of the concordant and discordant basement styles is also present. Principal intercepts (with a grade-thickness product of greater than 5.0) include the following:

●    3.244% U3O8 over 9.0 m, including 10.159% U3O8 over 2.0 m in hole SHE-088;

●    4.553% U3O8 over 3.9 m, including 7.925% U3O8 over 2.2 m in hole SHE-094-01;

●    5.740% U3O8 over 2.8 m, including 14.089% U3O8 over 0.9 m in hole SHE-094-06;

●    1.033% U3O8 over 10.7 m, and 1.854% U3O8 over 4.4 m in hole SHE-095-01;

●    1.044% U3O8 over 19.8 m, including 5.511% U3O8 over 1.7 m in hole SHE-095-03;

●    0.760% U3O8 over 18.0m, and 0.92% U3O8 over 20.8 m, in hole SHE-096-03;

●    3.826% U3O8 over 2.5 m, including 13.132% U3O8 over 0.7 m in hole SHE-096-04;

●    3.639% U3O8 over 7.5 m, including 16.954% U3O8 over 0.6 m in hole SHE-100-01;

●    1.541% eU3O8 over 5.3 m in hole SHE-105-04;

●    0.699% U3O8 over 15.5 m in hole SHE-109-02;

●    1.854% U3O8 over 11.1 m in hole SHE-109-05;

●    23.171% U3O8 over 3.5 m, and 3.512% U3O8 over 8.5 m in hole SHE-122-01 (upper basement zone);

●    1.096% U3O8 over 10.5 m, including 4.025% U3O8 over 3.5 m in hole SHE-122-01 (lower basement zone);

●    2.071% eU3O8 over 4.2 m in hole SHE-122-03; and

●    3.569% U3O8 over 4.0 m, including 6.661% U3O8 over 1.5 m in hole SHE-122-04.

Perched mineralization in the Anne Deposit area is generally low grade, with a best intercept of 0.911% U3O8 over 3.6 m in hole SHE-046 in northwestern parts of the Anne area. Mineralization contiguous with unconformity mineralization in the high-grade north and central portions of the Anne Deposit may extend upward significantly into the overlying sandstone but is not separated from the unconformity style, as with perched mineralization, and is included in the composited unconformity-hosted intersections reported here.

Basement mineralization at Anne is potentially open for expansion in several areas, locally where earlier holes may have not penetrated to sufficient depth, and higher grade areas at the unconformity could be better defined by several infill drillholes. At the southeastern end of the Anne area, the SHE-105-series holes have intersected a combination of fault-hosted perched, basement and unconformity mineralization that is not yet bounded to the southeast.

7.2.2	Area between the Anne and Kianna Deposits (Kianna South)

The 300 m distance between the Anne and Kianna deposits is tested by 44 drillholes that are variably, but generally widely, spaced. Drilling suggests that low-grade mineralization at the unconformity here is contiguous between Anne and Kianna (Figure 6‑2), and there is room between existing drillholes to expand some areas of higher-grade mineralization. Drilling in this area has intersected significant unconformity-hosted mineralization mainly for up to 150 m south of the Kianna Deposit in the SHE-50 and SHE-123 series drillholes, which include results (with a grade-thickness product of greater than 5.0) of:

●    8.664% U3O8 over 2.6 m in hole SHE-38A;

●    3.546% U3O8 over 3.1 m, including 10.205% U3O8 over 1.0 m in hole SHE-50-05;

●    2.339% U3O8 over 4.1 m in hole SHE-50-08;

●    1.818% U3O8 over 4.3 m, including 3.460% U3O8 over 1.5 m in hole SHE-50-11;

●    11.114% U3O8 over 3.6 m, including 32.262% U3O8 over 1.1 m in hole SHE-123-06; and

●    5.198% U3O8 over 3.3 m, including 11.491% U3O8 over 1.3 m in hole SHE-123-07.

These intercepts define a higher-grade pod of unconformity-hosted mineralization that is underlain by a zone of east-northeast trending clay alteration that contains several significant basement intercepts, including:

●    4.841% U3O8 over 3.5 m, including 7.850% U3O8 over 2.0 m in hole SHE-123-02;

●    1.668% U3O8 over 7.5 m, including 18.392% U3O8 over 0.5 m in hole SHE-123-09; and

●    4.231% U3O8 over 2.0 m in hole SHE-123-12.

Figure 7‑6: Kianna Wireframe View Looking to the SW

7.2.3	Kianna Area

Kianna is probably the most structurally focused of uranium mineralization in the northern Property (Figure 6‑4, Figure 7‑4 and Figure 7‑5). A total of 218 holes drilled in this area (this number includes geotechnical holes outside mineralization) have defined a broad east-northeast trending zone of clay alteration that is host to an overall steep northerly dipping and east-northeast trending zone of basement-hosted mineralization that extends to at least 200 m below the unconformity (Figure 7‑4), which has large, associated zones of concordant mineralization that either branch off it (e.g. GAMP Zone) or occur spatially associated with it (Kianna East Zone). The main Kianna basement zone has a strike length as defined to date of 180 m. Numerous significant intercepts have been obtained in this basement zone. True thickness to many of these is highly variable; some are drilled at low angles to mineralization, but many high-grade sub-intervals within the broader intercepts also form gently dipping lenses with intercepts close to true thickness within the overall steeply dipping zone, such as in the Kianna East Zone. These include results (with a grade-thickness product of greater than 5.0) of:

●    3.578% U3O8 over 11.8 m, including 21.143% U3O8 over 1.5 m in hole SHE-114-08 (upper zone);

●    5.776% U3O8 over 6.5 m, including 16.793% U3O8 over 1.5 m in hole SHE-114-08 (lower zone);

●    1.100% U3O8 over 8.5 m, including 16.270% U3O8 over 0.5 m in hole SHE-114-09;

●    4.093% U3O8 over 45.0 m, including 10.300% U3O8 over 3.5 m and 18.073% U3O8 over 6.0 m in hole SHE-114-11;

●    7.719% U3O8 over 1.5 m in hole SHE-114-13;

●    4.382% U3O8 over 7.8 m, including 20.023% U3O8 over 1.5 m in hole SHE-114-17;

●    2.600% U3O8 over 4.2 m, including 10.551% U3O8 over 1.0 m in hole SHE-114-18A;

●    4.297% U3O8 over 1.3 m in hole SHE-114-18A;

●    3.727% eU3O8 over 10.8 m, including 3.373% eU3O8 over 2.6 m and 5.035% eU3O8 over 5.4 m in hole SHE-114-19A;

●    1.020% eU3O8 over 141.4 m, including 2.720% eU3O8 over 6.6 m, 5.553% eU3O8 over 15.8 m and 2.391% eU3O8 over 5.3 m in hole SHE-114-20;

●    6.268% U3O8 over 3.5 m, including 40.086% U3O8 over 0.5 m in hole SHE-115-01;

●    1.892% U3O8 over 4.5 m in hole SHE-115-02;

●    3.643% U3O8 over 4.5 m, including 30.418% U3O8 over 0.5 m in hole SHE-115-05;

●    0.811% U3O8 over 16.0 m, including 5.600% U3O8 over 2.0 m in hole SHE-115-06;

●    3.694% U3O8 over 2.3 m, including 16.034% U3O8 over 0.5 m in hole SHE-115-07;

●    1.059% U3O8 over 15.0 m, and 2.206% U3O8 over 7.5 m including 7.911% U3O8 over 2.0 m in hole SHE-115-08;

●    1.840% U3O8 over 22.0 m, including 15.193% U3O8 over 1.5 m in hole SHE-115-09;

●    8.581% U3O8 over 15.0 m, including 12.768% U3O8 over 10.0 m, which includes 25.938% U3O8 over m, and 24.346% U3O8 over 2.5 m in hole SHE-115-10;

●    4.818% U3O8 over 2.0 m in hole SHE-115-14;

●    3.731% U3O8 over 10.0 m, including 22.322% U3O8 over 1.5 m in hole SHE-115-15A;

●    0.837% U3O8 over 11.0 m in hole SHE-115-18;

●    0.354% eU3O8 over 26.5 m in hole SHE-118-01;

●    2.188% U3O8 over 9.5 m, including 7.951% U3O8 over 2.5 m in hole SHE-118-08;

●    1.802% U3O8 over 5.0 m in hole SHE-118-09;

●    19.244% U3O8 over 1.0 m in hole SHE-118-15;

●    5.693% U3O8 over 1.0 m in hole SHE-130-03;

●    1.293% U3O8 over 22.0 m, including 2.164% U3O8 over 11.0 m in hole SHE-130-04;

●    1.991% U3O8 over 2.6 m in hole SHE-130-05A;

●    1.798% U3O8 over 4.1 m, including 4.670% U3O8 over 1.5 m in hole SHE-130-07;

●    0.602% U3O8 over 23.8 m, including 1.137% U3O8 over 11.5 m in hole SHE-130-11;

●    0.612% U3O8 over 31.5 m, including 3.981% U3O8 over 1.5 m and 1.598% U3O8 over 5.0 m in hole SHE-130-12;

●    1.070% U3O8 over 5.9 m, including 9.840% U3O8 over 0.6 m in hole SHE-134-02;

●    1.553% U3O8 over 34.3 m, including 1.543% U3O8 over 8.8 m and 2.359% U3O8 over 16.2 m in hole SHE-135-04;

●    0.957% U3O8 over 7.0 m, including 2.073% U3O8 over 3.0 m in hole SHE-135-05;

●    1.265% U3O8 over 6.5 m in hole SHE-135-07;

●    2.250% U3O8 over 5.0 m, including 4.755% U3O8 over 2.0 m in hole SHE-135-07;

●    1.190% U3O8 over 9.5 m, including 4.895% U3O8 over 2.0 m in hole SHE-135-08;

●    1.697% U3O8 over 17.0 m, including 8.300% U3O8 over 2.5 m in hole SHE-136-01;

●    3.757% U3O8 over 3.5 m, including 8.574% U3O8 over 1.5 m in hole SHE-136-01; and

●    1.726% U3O8 over 14.5 m, including 4.098% U3O8 over 6.0 m, which includes 11.665% U3O8 over 2.0 m and 1.125% U3O8 over 9.5 m, including 6.815% U3O8 over 1.0 m in hole SHE-135-17.

Uranium mineralization was intersected in the Kianna East Zone during the 2012 and 2013 drill programs. The Kianna East Zone is a southwest-dipping zone of concordant mineralization which lies approximately 80 to 110 m below and east of the main Kianna basement resource and about 200 m below the unconformity (Figure 7‑6). This high-grade zone occurs parallel to and along the top of a southwest-dipping graphitic unit which forms an EM anomaly to the east of, and parallel to, the SLC. Given the orientation of the drillholes, the Kianna East intercepts may lie at or close to true thickness. The new zone is open to the northwest, southeast and up dip to the northeast. Future drilling will test for the potential of the new basement zone to extend upward along the graphitic unit to the unconformity and for new mineralized zones along this parallel conductive graphitic unit. Notable intercepts obtained in the Kianna East Zone during these programs include the following results (with a grade-thickness product of greater than 5.0):

●    0.217% U3O8 over 32.6 m in hole SHE-118-22;

●    1.949% U3O8 over 20.0 m, including 5.662% U3O8 over 3.0 m and 7.447% U3O8 over 2.9 m in hole SHE-118-24;

●    3.876% U3O8 over 15.0 m, including 8.710% U3O8 over 6.1 m and 1.247% U3O8 over 4.0 m in hole SHE-135-11;

●    2.361% U3O8 over 7.0 m, including 4.058% U3O8 over 3.5 m in hole SHE-135-12;

●    3.299% U3O8 over 19.1 m, including 6.033% U3O8 over 1.6 m and 13.403% U3O8 over 3.7 m in hole SHE-135-13;

●    1.695% U3O8 over 7.0 m, including 5.458% U3O8 over 2.0 m in hole SHE-135-14;

●    1.067% U3O8 over 8.5 m, including 1.998% U3O8 over 4.0 m in hole SHE-142; and

●    0.701% U3O8 over 10.5 m, including 2.442 % U3O8 over 2.5 m in hole SHE-142-04.

Unconformity hosted mineralization at Kianna forms a high-grade lens that lies above the basement mineralization (Figure 7‑6). Significant intercepts, which are close to true thickness, occur over a 70 m (north-south) by 150 m (east-west) area, including results (with a grade-thickness product of greater than 5.0) of:

●    0.901% U3O8 over 11.9 m in hole SHE-102-01;

●    3.662% U3O8 over 5.3 m, including 11.065% U3O8 over 1.7 m in hole SHE-102-02;

●    3.024% U3O8 over 3.7 m in hole SHE-102-07;

●    1.418% U3O8 over 11.0 m, including 7.309% U3O8 over 1.3 m in hole SHE-102-10;

●    1.018% U3O8 over 12.1 m in hole SHE-114-09;

●    9.335% U3O8 over 12.2 m, including 20.285% U3O8 over 0.9 m, and 21.154% U3O8 over 4.3 m in hole SHE-115-03;

●    2.547% U3O8 over 19.0 m, including 5.847% U3O8 over 7.0 m, which includes 11.080% U3O8 over 2.0 m in hole SHE-115-04;

●    7.827% U3O8 over 7.2 m, including 20.360% U3O8 over 2.7 m in hole SHE-115-05;

●    2.227% U3O8 over 10.6 m, including 7.263% U3O8 over 1.5 m in hole SHE-115-06;

●    6.297% U3O8 over 7.9 m, including 9.394% U3O8 over 4.9 m, which includes 18.098% U3O8 over 1.0 m in hole SHE-118;

●    1.271% U3O8 over 16.9 m, including 4.763% U3O8 over 4.0 m in hole SHE-118-01;

●    0.981% eU3O8 over 17.3 m in hole SHE-118-04;

●    1.577% U3O8 over 13.2 m, including 5.510% U3O8 over 3.5 m, which includes 10.149% U3O8 over 1.5 m in hole SHE-118-05;

●    1.475% U3O8 over 15.0 m, including 5.791% U3O8 over 3.5 m, which includes 12.556% U3O8 over m in hole SHE-118-05A;

●    2.609% U3O8 over 6.0 m, including 8.180% U3O8 over 1.8 m in hole SHE-118-06A;

●    4.028% U3O8 over 6.0 m, including 11.831% U3O8 over 2.0 m in hole SHE-118-06B;

●    2.030% U3O8 over 10.0 m, including 8.468% U3O8 over 2.3 m in hole SHE-118-08;

●    2.275% U3O8 over 11.5 m, including 5.011% U3O8 over 4.3 m, which includes 8.037% U3O8 over 1.5 m in hole SHE-118-09;

●    5.863% U3O8 over 3.2 m, including 24.300% U3O8 over 0.6 m in hole SHE-118-11;

●    1.542% U3O8 over 6.8 m in hole SHE-118-13;

●    1.254% U3O8 over 13.0 m in hole SHE-118-14;

●    1.114% U3O8 over 17.5 m, including 5.124% U3O8 over 2.5 m in hole SHE-118-15;

●    2.582% U3O8 over 6.4 m in hole SHE-118-18;

●    11.767% U3O8 over 3.8 m, including 21.883% U3O8 over 2.0 m in hole SHE-118-19;

●    1.485% U3O8 over 4.5 m in hole SHE-130-6;

●    1.586% U3O8 over 8.5 m, including 10.060% U3O8 over 1.0 m in hole SHE-135-01; and

●    1.625% U3O8 over 9.5 m, including 2.393% U3O8 over 4.0 m and 1.484% U3O8 over 3.9 m in hole SHE-135-05.

Kianna also has significant perched mineralization which forms at least two lenses above the higher-grade areas of unconformity-hosted mineralization, at distances of 20 to 70 m above the unconformity (Figure 7‑6). A moderate southwest dip to some of this mineralization is apparent, which may link to southwest dipping faults in the basement rocks down dip to the southwest. The most significant pod has plan view dimensions of approximately 60 by 30 m, and contains intercepts that are at close to true thickness, including results (with a grade-thickness product of greater than 5.0) of:

●    20.721% eU3O8 over 10.2 m, including 27.729% eU3O8 over 7.6 m in hole SHE-114-05;

●    7.367% U3O8 over 9.5 m, including 10.700% U3O8 over 6.5 m, which includes 21.163% U3O8 over;

●    2.0 m in hole SHE-114-07;

●    4.637% eU3O8 over 22.2 m, including 8.001% eU3O8 over 3.2 m, and 7.851% eU3O8 over 8.8 m in hole SHE-114-09;

●    4.580% eU3O8 over 15.3 m, including 9.967% eU3O8 over 6.4 m in hole SHE-114-11;

●    3.859% eU3O8 over 14.2 m, including 20.629% eU3O8 over 1.4 m in hole SHE-114-18A;

●    5.939% eU3O8 over 12.0 m, including 23.145% eU3O8 over 2.7 m in hole SHE-114-19;

●    2.709% eU3O8 over 14.2 m, including 12.406% eU3O8 over 1.0 m in hole SHE-114-19A;

●    1.815% U3O8 over 10.0 m, including 3.490% U3O8 over 4.0 m in hole SHE-115-06;

●    6.165% U3O8 over 6.70 m, including 20.134% U3O8 over 2.0 m in hole SHE-115-08;

●    1.213% eU3O8 over 26.41 m in hole SHE-115-08 (lower zone); and

●    8.420% eU3O8 over 12.6 m in hole SHE-115-18.

7.2.4	58B Deposit Area

A total of 39 drillholes, which have been completed in the one km strike between the Kianna and southern Colette deposits, resulted in the discovery and definition of the 58B Deposit (Figure 6‑2, & Figure 6‑4), which was named after the initial hole that intercepted mineralization in this area. Mineralization at 58B has been traced over a strike length of 400 m and occurs over a width of up to 110 m in plan view. The mineralization displays the same stacking of basement, unconformity and perched mineralization as is seen at the Kianna Deposit.

Notable unconformity intercepts at 58B (with a grade-thickness product of greater than 5.0), which are close to true thickness, include the following:

●    2.261% U3O8 over 7.5 m, including 3.668% U3O8 over 4.2 m in SHE-133-03;

●    5.043% U3O8 over 2.4 m in SHE-133-04;

●    3.135% U3O8 over 3.0 m, including 4.010% U3O8 over 2.0 m in SHE-133-05;

●    1.898% U3O8 over 10.4 m in SHE-133-07; and

●    0.840% U3O8 over 6.1 m in SHE-133-11.

The basement intercepts occur in both concordant, and high-grade discordant east-northeast-trending vein style, resulting in variable, and often low core-axis angles. Significant basement intercepts (with a grade-thickness product of greater than 5.0) include:

●    2.213% U3O8 over 2.6 m in SHE-058B;

●    1.917% U3O8 over 3.5 m, including 10.300% U3O8 over 0.5 m in SHE-133-02;

●    9.514% U3O8 over 0.8 m, including 19.000% U3O8 over 0.4 m in SHE-133-03; and

●    8.097% U3O8 over 1.5 m in SHE-133-06.

Overall style of mineralization and the open nature of the mineralization, particularly in the basement at 58B, suggest the potential for additional mineralization here and in the intervening areas between Kianna and Colette.

7.2.5	Colette Area

Drilling in the Colette area includes 95 drillholes distributed between the main portions of Colette to the north and the area of Colette South. The two areas have different styles. Main portions of Colette, northwest of the 8800N fault (Figure 6‑2) are of dominantly unconformity-hosted mineralization, with best intercepts occurring along the projected traces of the northeast trending 8800N and Colette faults, particularly in a thick pod in the northwestern portion of the deposit (Figure 6‑2). Best unconformity intercepts (with a grade-thickness product of greater than 5.0), which are at or close to true thickness, include:

●    1.432% U3O8 over 12.2 m, including 2.916% U3O8 over 5.6 m in hole SHE-45;

●    2.342% U3O8 over 16.8 m, including 4.294% U3O8 over 7.8 m and 7.547% U3O8 over 2.7 m in hole SHE-52;

●    4.099% U3O8 over 6.6 m, including 6.493% U3O8 over 3.9 m in hole SHE-59;

●    1.732% U3O8 over 11.9 m, including 3.476% U3O8 over 4.6 m in hole SHE-65;

●    1.058% U3O8 over 18.7 m, including 1.020% U3O8 over 8.3 m and 1.518% U3O8 over 7.4 m in hole SHE-66-02;

●    1.218% eU3O8 over 27.9 m, including 1.409% eU3O8 over 10.3 m in hole SHE-66-03;

●    0.625% U3O8 over 19.0 m, including 1.136% U3O8 over 2.5 m in hole SHE-66-04;

●    0.429% U3O8 over 11.8 m in hole SHE-66-09;

●    1.720% U3O8 over 10.5 m in hole SHE-66-10;

●    1.122% U3O8 over 11.0 m in hole SHE-78; and

●    1.517% U3O8 over 8.9 m in hole SHE-91.

The Colette South area’s most significant drilling intercepts are from basement mineralization, occurring in association with unconformity mineralization above (Figure 7‑7). Here, drilling in the SHE-111, SHE-126 and SHE-139 series drillholes defines a series of stacked concordant style zones of basement mineralization (Figure 7‑7) over a strike length of at least 250 m. These intercepts (with a grade-thickness product of greater than 5.0) include:

●    0.907% eU3O8 over 10.8 m, including 3.91% eU3O8 over 1.2 m in hole SHE-111-02;

●    0.343% eU3O8 over 6.6 m in hole SHE-111-03;

●    0.582% eU3O8 over 16.2 m, and 2.458% U3O8 over 1.0 m in hole SHE-111-05 (two stacked basement zones);

●    3.227% U3O8 over 8.0 m, including 12.380% U3O8 over 0.5 m and 23.934% U3O8 over 0.5 m in hole SHE-111-06;

●    1.429% U3O8 over 6.0 m, and 0.633% U3O8 over 4.5 m in hole SHE-111-11 (two stacked basement zones);

●    0.879% U3O8 over 11.5 m, including 4.810% U3O8 over 1.0 m in hole SHE-111-12;

●    0.402% U3O8 over 13.8 m in hole SHE-126;

●    0.700% U3O8 over 10.2 m, including 4.521% U3O8 over 1.0 m in hole SHE-126-01A; and

●    0.855% U3O8 over 7.5 m, including 4.047% U3O8 over 1.5 m in hole SHE-139-01.

Mineralization is open down dip to the southwest on several sections. Presence of the adjacent 8800N fault to the northwest (Figure 6‑2), and deflections in the pelitic gneiss, that may represent prospective east-west fault development, make this area a high priority target for additional and potentially higher-grade Kianna-style uranium mineralization in basement rocks.

[The remainder of this page is intentionally left blank.]

Legend
Lithologies
Athabasca sandstone
Pelitic gneiss
Granitic gneiss
Mineralization
U3O8 >0.5%
U3O8 >0.05%
Alteration, faulting
Clay alteration (>3 intensity)
Hematite alteration (>3 intensity)
Symbols
Unconformity surface
UEX
UNEARTHING ENERGY METALS
Colette South area
section 8670N
View north-northwest
-250 RL
-300 RL
-350 RL
-400 RL
-450 RL
500 W
450 W
0
25
50
Meters
Perched
Unconformity
Basement
R3 Fault
1.429% 6.00m
0.884% 8.50m
0.201% 4.50m
0.296% 10.00m
0.287% 8.60m
0.312% 9.60m
0.190% 4.70m
0.721% 6.50m
1.170% 2.00m
0.299% 4.00m
e0.343% 6.60 m
0.633% 4.50m
e0.907% 10.80 m
e0.582% 16.20m
0.163% 1.50m
3.227% 8.00m
2.458% 1.00m
e0.466% 2.60m
0.138% 1.50m
0.111% 3.40m
0.342% 0.50m
1.240% 1.00m
SHE-111-1
SHE-111-2
SHE-111-3
SHE-111-4
SHE-111-5
SHE-111-6
SHE-111-7
SHE-111-11
SHE-111

Figure 7‑7: Colette South Cross-section, Looking North-Northwest, Showing Geology and Mineralization Morphology

7.2.6	Drilling in Other Areas on the Shea Creek Property

Outside of the approximately three km of the Property where exploration has been focused on the Anne, Kianna, Colette and 58B deposits, there are 96 drillholes that test other parts of the Property; SHE-041 was drilled on land that has lapsed and is no longer part of the Property. This number includes holes drilled by other operators on other properties that have been subsequently incorporated into the Property. These holes are broadly grouped into four main areas (Figure 7‑2 & Figure 7‑3):

(i)    Along the SLC for approximately 4.7 km southeast of the Anne Deposit, 34 drillholes or off cuts have been drilled in this area (Figure 7‑8);

(ii)    In southernmost portions of the Property along extensions of the SLC, where 28 drillholes have been completed (Figure 7‑9 & Figure 7‑10);

(iii)    To the north-northwest of the Property, deposits along the northern extension of the SLC, where 18 drillholes or off-cuts have been drilled (Figure 7‑11); and

(iv)    Drillholes that have tested parallel EM and resistivity anomalies either to the west or east of the SLC and the four main deposit areas. 16 drillholes or off-cuts have targeted to test this concept in various areas (Figure 7‑2 & Figure 7‑3).

Drilling in these four areas is briefly reviewed below. Given the sparseness of drilling on most of the Property outside of the area of the known deposits, including significant portions of the strike length of the SLC, and the high frequency of mineralization in the region, the authors consider the exploration potential to remain high in other areas of the Property. Future expansion of existing DC resistivity survey coverage (Figure 7‑1) and/or other new technologies, such as SQUID EM receivers, is recommended to identify drill targets in other parts of the Property.

7.2.7	Southeast of the Anne Area

For up to 4.7 km southeast of the Anne Deposit, 34 holes have been drilled on widely-spaced cross sections to test the SLC and its margins (Figure 7‑2 & Figure 7‑8). The earliest drillholes in this area include several from the initial 1992 drill program that were completed prior to the discovery of the Anne and Colette deposits. The most significant result in the area to date is SHE-002 drilled in 1992, which intersected a shallow dipping brecciated fault zone grading 0.34% U3O8 over 0.4 m from 706.8 to 707.2 m. The mineralization occurs in a zone of significant hydrothermal alteration and structural disruption of the basal Athabasca sandstone below the unconformity (Alonso et al., 1992), which is associated with green/black graphite-rich breccia. Minor mineralization was also intersected in drillhole SHE-127, which was drilled 200 m northwest of SHE-002, and anomalous radioactivity and alteration are also present in several further drillholes. All of these features continue to suggest that this area is highly prospective for uranium mineralization.

7.2.8	Shea South

Drilling in the Shea South target area has targeted the southernmost extensions of the SLC on the Property, where it trends north to north-northeast near the Beatty River shear zone (Figure 7‑2, Figure 7‑9, & Figure 7‑10). 28 drillholes have tested approximately 13 km of strike length of the conductor on 14 widely-spaced sections in this area, where the depth to the sub-Athabasca unconformity ranges from 400 m near the southern property boundary to 700 m in SHE-007 at the northern limit of this area, approximately 13 km from the southern property boundary. Drilling has intersected up to 25 m of locally faulted garnet bearing pelitic and graphitic gneiss beneath locally altered sandstone, particularly in SHE-001B, where it is strongly faulted and block tilted with intense argillization, silicification (drusy and vein quartz) and bleaching (Alonso et al., 1992). Although no mineralization has been intersected here, the alteration, anomalous geochemistry and basement faulting are favorable and additional drill testing of this area will be required.

7.2.9	North-Northwest of the Shea Creek Deposit Areas

The 18 drillholes in this area are along approximately seven km of strike and are holes drilled by either ORANO or predecessor companies on the Douglas River Project or Titan Uranium as part of the Castle North Property and were added to the Property in 2018 after it was staked in 2017 (Figure 7‑2 & Figure 7‑11).

7.2.10	Outlying Areas

Six drillholes have been drilled in the Klark Lake conductor target area that is up to 2.4 km west of the mineralization intersected in the Colette area (Figure 7‑2). Anomalous results were obtained in one of the three holes, SHE-117, where above the unconformity, the sandstone column is bleached and silicified, with intervals of brecciation and dravite, silica and fragmental rich matrices from 650 m to 670 m. Brecciated areas are associated with elevated radiometrics, where a peak of 200 cps in the SPP2 is associated with a quartz-coffinite filled fracture (Robbins et al., 2007). Brecciated graphitic rocks have been encountered in holes drilled targeting the Klark Lake Conductor, but with no significant alteration or mineralization identified to date, this target has not been a priority for further exploration.

[The remainder of this page is intentionally left blank.]

588000
589000
590000
591000
592000
6454000
6453000
6452000
6451000
6450000
6449000
SHE-143
SHE-5
SHE-24
SHE-146
SHE-6
SHE-152
SHE-127
SHE-21
SHE-20
SHE-2
SHE-128
SHE-31
SHE-29
SHE-10
SHE-129
SHE-22
SHE-149
955
SHE-153
SHE-150
SHE-151
SHE-3
Legend
Shea Creek Collar
Road
Shea Creek Project Boundary
0
0.5
1
Kilometers

Figure 7‑8: Shea Creek Drilling 4.7 km along Trend South from Anne Deposit

592000
593000
594000
595000
596000
6446000
6445000
6444000
6443000
6442000
6441000
SHE-7
TUE-06-02
TUE-06-02A
TUE-06-03
TUE-06-04
TUE-06-01
TUE-07-10
TUE-07-10A
TUE-07-08
TUE-07-09
SHE-8
955
N
S
E
W
Legend
Shea Creek Collar
Road
Shea Creek Project Boundary
0
0.5
1
Kilometers

Figure 7‑9: Shea Creek Drilling in the Southern Part of the Property (1 of 2)

594000
595000
596000
597000
598000
6438000
6437000
6436000
6435000
6434000
6433000
6432000
N
S
E
W
SHE-156
SHE-155
SHE-154
SHE-108
SHE-157
SHE-158
SHE-120
SHE-107
SHE-159
SHE-160
SHE-1
SHE-1A
SHE-1B
SHE-39
SHE-106
SHE-147
SHE-41
Legend
Shea Creek Collar
Shea Creek Project Boundary
0
0.5
1
Kilometers

Figure 7‑10: Shea Creek Drilling in the Southern Part of the Property (2 of 2)

581000
582000
583000
584000
585000
6463000
6462000
6461000
6460000
6459000
6458000
DGS-467
DGS-469
DGS-473
DGS-471
DGS-004
TUE-06-05
TUE-06-06
DGS-003
DGS-007
DGS-008
DGS-008A
DGS-15
DGS-005
DGS-002
DGS-13
DGS-12
DGS-009
DGS-14
DGS-10
DGS-11
DGS-16
Legend
Shea Creek Collar
Road
Shea Creek Project Boundary
0
0.5
1
Kilometers

Figure 7‑11: Shea Creek Drillholes along Strike to the North-Northwest from the Deposits

7.2.11	Relationship Between Sample Length and True Thickness

Since the orientations of drillholes in the deposits vary, and the morphology of mineralized zones has variable orientation, the relationship of geochemical sample length and probe composited lengths in drillholes to the true thickness of mineralization is also variable. For mineralization developed at the unconformity in the Anne, Kianna and Colette deposits, the steep orientation of most drillholes crosses the flat-lying mineralization in intercepts which are at or close to true thickness. For basement-hosted mineralization, in many areas thickness has not yet been determined because the morphology and orientation of mineralization is still interpretive, so thickness is apparent, although in some areas in the southern Anne Deposit where basement mineralization is parallel to the metamorphic stratigraphy and a higher confidence level of its morphology has been determined, intercepts are close to true thickness. Perched mineralization at Kianna has been intersected by multiple closely-spaced drillholes, which indicate it has a lens-shaped shallow southwesterly dip, resulting in drillhole intercepts that are also generally close to true thickness.

7.2.12	Core Recovery Factors

In general, core recovery, which as described above is noted per metre in core logging, is very good and typically greater than 95%. However, there are areas within the lower sandstone column and near the unconformity where core recovery is poor in areas of desilicified sandstone and clay alteration that sometimes will overlap with mineralized intervals. Locally in such areas, low or no core recovery may occur over intervals of up to several metres. Such issues are rarer in the underlying basement gneiss sequence. It is ORANO’s policy not to sample a mineralized interval if there is less than 75% recovery of the core over a 50 cm sample width. In such cases, downhole radiometric probe data is substituted in place of assay grades because, as described in Item 12.3, probe data correlates positively with uranium grade and probe data are calibrated in areas of good recovery to geochemical values.

7.3	Hydrogeology

Hydrogeology data was collected most recently in 2009 by SRK Consulting (Canada) Inc. (“SRK”) and summarized in the report titled “Shea Creek 2009 Geotech and Hydro Program – Data Report”. Data collection focused on the Kianna Deposit, the largest of the four Property Deposits and the 2009 report integrated the data that was previously collected at the Anne and Kianna Deposits. Previously hydrogeology was collected during programs conducted in 2007 and 2008. All programs, methods and findings are summarized herein. Table 7‑2 provides a summary of the data collection for both hydrogeology and geotechnical information from the Kianna Deposit.

Packer testing was carried out to determine the spatial distribution of hydraulic conductivity (K) in and around areas of potential mine workings. The test program targeted geological features such and faults and fracture zones, typical lithologies and alteration types that may have effects on ground water movement.

Table 7‑2: Number of Drillholes with Geotechnical Data (Kianna)

Hole Type	No. of Holes	Type of Information	Rock Mass Classification System	Source

Exploration	17	Basic geotechnical logging (collected on all exploration holes since 2007); orientation	RMR90	AREVA
	46	Domain re-logging	Q	SRK
	7	Detailed geotechnical logging; orientation	RMR90	SRK
Geotechnical Specific	3	Detailed geotechnical logging; orientation	RMR90	SRK
Shaft Pilot	1	Basic geotechnical logging	RMR90	AREVA
	1	Detailed geotechnical logging	Q and RMR90	SRK
Hydrogeological	1	Basic geotechnical logging	RMR90	AREVA / GOLDER

7.3.1	Field Programs Summaries

The 2007 field program focused on gathering data from two existing drillholes, SHE-123 and SHE-125, and from five holes drilled specifically for hydrogeological data collection: HYD-001 through HYD-005. Additionally pump tests were conducted from SHE-121.

The objective of the 2008 program was to collect data from a potential shaft pilot hole (P-08-01). Geotechnical logging was completed on this hole and piezometers were installed. A high-volume pump test was completed on drillhole P-08-02.

The 2009 program focused on detailed hydraulic tests from current exploration drilling in the Kianna area. Drilling into potential underground infrastructure areas was logged for geotechnical data and underwent hydraulic testing.

7.3.2	2009 Test Program Sampling Methods

Packer testing was performed in seven holes in the basement rocks around the Kianna deposit. The tests ranged in depth from 760 to 1060 m and a total of 29 tests were conducted. Hydraulic testing in the vicinity of potential mine workings was carried out by pumping or “air lifting” into test intervals to induce hydraulic stress in the surrounding rock mass and fault/fracture systems. Standard injection (Lugeon) testing was then carried out in the same zone following the air lifting. Testing was performed in this order to reduce the influence of drill mud/cuttings clogging the open fractures during the test process.

Pumping tests using airlift techniques were undertaken to provide more detailed information on hydraulic characteristics and increase the effective radium of the tests relative to standard lugeon testing. The test zones were isolated using a hydraulically-inflated standard wireline packer system. Water pressures in the test zone were collected using a 2000 psi Level Troll 700 pressure transducer with an integrated data logger housed in a housing at the bottom of the packer. Pumping rates were measured using a flow measuring barrel attached to an airlift outflow hose and used for analysis of the pressure response data versus pumping rates. The flow rate is calculated from the record of water level change over time in the measurement barrel, measured with a level logger data logger and converted to volume change over time, and thus the inflow rate. The level logger is synchronized with another pressure transducer down hole and at the end of the drill rod string in the packer system. All data have been checked for possible field errors in measurement and transcription and preliminary analysis of the test results carried out in order to ensure tests were acceptable.

No observation data was collected during these programs, as it was not possible to monitor nearby wells during the testing using cross hole techniques. The question of bedrock connectivity remains unresolved and should be incorporated into future test programs.

The airlift data was analyzed with the Barker (1988) method, which assumes a confined aquifer, variable flow rate during airlift and “wellbore” storage (defined as the volume of the water in rods between injection hose and NQ rods), which is important at low permeabilities and affects the rate of recovery. The specific storage was assumed as 1.0e-6. However, this method is not very sensitive to the specific storage value and so assumed value is not critical to calculated K results.

The flow was assumed as two-dimensional only and the aquifer thickness was assumed as equivalent to the test zone interval. Wellbore storage was calculated in a number of ways and found to be consistent across different methods.

Groundwater samples were collected from zones where sufficient inflow was found in isolated areas from airlift tests that allowed for adequate purging of drill water from the bailer sampling point above the packer tool. Samples were not collected from areas of low permeability. Samples were collected from a custom-designed down hole bailer that was modified to attach to the overshot and travel on the drill wireline. The sampler handling equipment was decontaminated between collecting samples.

7.3.3	Summary of Results

The graphical representation of K values was not found to correlate consistently with depth. Most of the results cluster between 1e-9 and 1e-8 m/s, which is indicative of very low permeability rock. There were isolated areas where hydraulic conductivity was significantly higher than average, although still relatively low. The most permeable zone was from drillhole SHE-118-18 at 841.5 m to 882.0 m, where the K indicated was 2e-6 m/s (airlift flow rate was 42 l/min) in an area of faulted and clay-altered rock. Drillhole SHE-118-17 had a zone where K was determined to be 2e-7 m/s with airlift flow of 20 l/min. In both cases for these two drillholes, the rock unit was Lower Felsic Sequence. Hydraulic conductivity does not correlate between lithology or to geotechnical parameters when looking at tabulated min, max, median or mean values for the hydraulic test intervals. Joint properties were also not related in any statistical relation to hydraulic conductivity. Tests showed that faulted intervals had average K for the whole rock mass.

7.4	Geotechnical Data

Geotechnical data has been collected by the project operator and also by SRK during dedicated data collection programs, both through logging of drill core at the rig and also through the re-logging of existing drillholes to collect additional data.

7.4.1	Argillization and Friability Rating

Argillization (clay alteration) is logged by the operator (AREVA) for all exploration drillholes. A description of each parameter is provided in Table 7‑3.

Table 7‑3: AREVA Argillization and Friability Rating Scales for Drill Core Logging

Argillization Rating
Rating	Description
0	No alteration of feldspars
1	Weak alteration, minor alteration of feldspars
2	Moderate alteration, feldspars are notably altered
3	Strong alteration, all feldspars are altered to clay, quartz remains
4	Total Alteration, 100% clay, no quartz preserved
Friability Rating
Rating	Description
0	Competent, very hard, requires a hammer to break the core
1	Moderately competent, breaks when tapped by hammer
2	Weakly competent, breakable by hand
3	Friable, rubble, clay or sand, crushed or broken by hand
4	Flowing sand or clay, indent with thumb

7.4.2	Geotechnical Data QA/QC

After drillhole logging is completed, the onsite SRK representative processes the data to provide an assessment of the attributes, including zones of core loss or weak ground. Features of interest are re-assessed by core photos to determine if the logged parameters are representative of the selected classification system (RMR 1990, Barton 1989). Any modifications made as a result of this process are tracked in a separate database to preserve the field data. Further QC validation is performed to ensure the features have a valid result and then imported into the 3D database. Another aspect of QA/QC is to correlate individual parameters against each other and check for consistency, as low RQD should correlate with high fracture frequency and low RMR values with intervals of observed alteration and low rock strength.

7.4.3	Geotechnical Logging Method

The sampling methods used to collect the geotechnical data are common to the industry. The drill core was collected in three m runs in a triple tube NQ core tube. The triple tube was employed to obtain the highest possible recovery and enhance the quality of the sample data. The core was oriented to the bottom of hole using the ACE Orientation system. Point load testing that was completed by laboratory uniaxial compressive strength (“UCS”). The type and number of drillholes with detailed geotechnical data collected in the vicinity of the Kianna Deposit is listed in Table 7‑2.

To collect geotechnical data, the split (triple tube) of each run was brought into the logging tent, opened and photographed. Detailed logging information including the core orientation was collected with the core still in the tube. Laboratory samples were selected and removed before the core was transported to the core yard for storage. Point Load samples were selected and tested, and all data entered. The core was then transferred to 1.5 m wooden core boxes to the project operator for their logging and sampling.

A combination of field and laboratory tests were performed to determine rock strength parameters. Point load tests were conducted in the field, while samples were sent to the lab for determination of UCS. Point load tests were performed on all rock types and correlated using the International Society of Rock Mechanics (ISRM, 1985) methodology for Point Load Strength Testing. Tests were generally performed at a density of five tests in 15 m of core drilled, with additional tests performed at the periphery of UCS samples. Where lithology or alteration changed, additional samples were taken.

Point load testing was performed using a PIL-7 model with pieces of core with a minimum length of approximately 10 cm. The core was placed under point load in the instrument and loaded to failure. Upon failure, the maximum load and method of failure were recorded. The failure method is relevant to the validity of the recorded maximum load result, the failure methods are listed in Table 7‑4. Certain failure modes can suggest a recorded rock strength that could be lower than in-situ conditions.

Table 7‑4: Classification of Point Load Failures

Classification	Description
T1	Good test: failed across diameter through intact rock
T2	Failure along fabric: foliation/bedding; >50% along a plane
T3	Failure along CJ or vein: >50% along a plane
T4	Failed test: slipped, chipped, rock mass indent (soft)
T5	Refusal: 20MPa for NQ and NQ3 core

Samples for UCS tests were selected during field programs from representative available intact rock at sample intervals of 15 to 30 m. Sample criteria is that it must be free of micro-defects, cemented joints, obvious vein-related weaknesses and be representative of the surrounding rock. Additional parameters were collected from some of the UCS samples, including Young’s modulus, density and Poisson’s ratio. These parameters can provide useful indications of the effects of rock mass alteration on intact rock strength. Density in particular is often correlated with zones of lower intact rock strength.

7.4.4	Geotechnical Data Limitations

For drillhole-based geotechnical data collection, limitations exist where poor ground conditions prevail such as in weak, highly-altered rock masses. This can result in the results of standard RMR-based geotechnical classifications to be inappropriate if considered out of context. To mitigate this issue with data interpretation, it is best practice to employ site-specific additional logging parameters such as the argillization and friability ratings presented in Table 7‑3.

An example of this limitation is the RQD data set. In weak rocks it becomes increasingly difficult to discern the difference between mechanically induced and natural fractures. To mitigate this, it is suggested that RQD data from areas with an estimated rock strength of less than between one and five MPa not be used. The use of a split tube and detailed geotechnical logging can somewhat mitigate this and increase confidence over basic RQD relative to data that is collected by exploration staff in the course of exploration work. Similarly, the collection of RMR90 and Q data becomes less indicative of in-situ rock strength in areas that are intensely altered or friable from faults. To mitigate this, the collection of point load and UCS data is used to supplement the RMR90 and Q data sets and assist in providing a more comprehensive and accurate of true ground conditions.

Another limitation on geotechnical data collection is a bias in rock strength sampling. Sample selection in rock mass characterization must be from intact lengths of core, which may not be representative of the entire rock mass in weak, altered or friable/faulted intervals. To mitigate this bias, laboratory and field tests are compared to strength profiles as recorded by the geotechnical loggers to determine engineered rock strengths for major lithologies.

The remaining limitation on geotechnical data is the orientation of the features in the real world. At the Property, this data set relies upon the ACE core orientation tool. The manufacturer claims the device to be accurate to inclinations up to 85°. In practice, it is noted that populations for structural orientation start to be less reliable at drillhole inclinations above 75°. This means that there is the risk or limitation that a fault or feature that cannot be correlated to adjacent drillhole(s) may not have a reliable orientation. A common mitigation for this is to drill a sufficient number of drillholes to increase confidence in the orientation of the structure. This is often coincident with increased confidence of the resource prior to the initiation of mine development. Other methods of mitigating this source of uncertainty are the use of a down hole televiewer to map structures in situ. To date, this method has not been used at the Property to the knowledge of the authors, but the technology has advanced substantially since the last geotechnical data sets were collected on the Property.

7.4.5	QPs’ Discussion on Hydrogeology and Geotechnical Data

The QPs are of the opinion that the hydrogeology and geotechnical data collected to date and the understanding that it brings is of sufficient quality and resolution to plan additional programs to collect more pointed and relevant data in advance of underground development.

8	SAMPLE PREPARATION, ANALYSES AND SECURITY

8.1	Drill Core Handling and Logging Procedures

During active exploration at the Property, the authors of this TRS were able to observe and review the core handling and sampling procedures directly while on site on multiple occasions. Procedures during these programs, and which will be followed in future programs as is outlined in ORANO operating procedures, are outlined below.

At the drill rig, the core is removed from the core barrel by the drillers and placed directly into three row NQ wooden core boxes with standard 1.5 m length and a nominal 4.5 m capacity. Individual drill runs are identified with small wooden blocks, onto which the depth, in metres, is recorded. Diamond drill core is transported at the end of each drill shift to an enclosed core-handling facility at the Cluff Lake camp.

Drillholes are logged at the Property Exploration core logging facilities located on the Cluff Lake mine site. At the core logging facilities, the core is then measured to determine core recovery on a per metre basis and then scanned for radioactivity using a shielded SRAT SPP2 scintillometer to identify anomalously radioactive intervals (Koning et al., 2007). Along with other geological parameters, these readings form the basis for the selection of geochemical sampling intervals.

Once the core is radiometrically scanned, geologists log the drill core by recording their observations on field logs, including descriptions of: lithologies, mineralized intervals, friability, grain size in the sandstone, fracture density, alteration, color, structure and a descriptive log of the core. In addition to the geological log, all core is routinely wet down and digitally photographed prior to geochemical sampling with a digital camera as a permanent record. Once each core box is logged and sampled, it is clearly identified with a metallic embossing tape and stored in the core storage compound. Beginning with the last 100 m above the unconformity to the bottom of the hole, the core boxes are placed in core racks within a fenced compound. The upper part of the drillhole core is stacked in perpendicular rows outside the fenced compound. All drill core is stored at the northeast end of Cluff Lake, on the Cluff Mining surface lease.

In addition to core logging by ORANO, UEX personnel have independently extensively relogged drill core from the Property to better refine the interpretation of lithologies, alteration and mineralization controls for modeling purposes.

8.2	Drill Core Sampling

8.2.1	Geochemical Sampling

Several types of samples have been collected routinely from drill core at the Property by ORANO personnel. These include, as per ORANO terminology: 1) “systematic” composite geochemical samples of both Athabasca sandstone and sub-Athabasca metamorphic basement rocks to characterize clay alteration and geochemical zoning associated with mineralization, 2) “selective” samples and split-core intervals for geochemical quantification of uranium-bearing mineralized and geologically-interesting material, 3) samples collected for determination of specific gravity – dry bulk density and non-geochemical samples for determination of mineralogy to assess of alteration patterns, lithotypes and mineralization characteristics. The "selective” samples form a quantitative assessment of mineralization grade and associated elemental abundances and are collected as continuous drillhole profiles though mineralized zones for utilization in ore resource modeling. The “systematic” and mineralogical samples are collected mainly to determine alteration patterns applicable to exploration that may extend beyond mineralized areas and allow more distal detection of mineralized areas. All of these sampling types and approaches are typical for uranium exploration and definition drilling programs in the Athabasca Basin.

“Selective” sampling for geochemistry and mineralogy includes split-core sampling of all of the mineralized intervals and unsplit grab sampling. Sample lengths of the mineralized split-core samples are from 20 cm to 50 cm, but are generally 50 cm. Selective samples less than 50 cm in length are taken to represent the presence of narrow mineralized zones, such as veinlets. Selective samples over 50 cm in length are rarely taken, and only in zones of low radioactivity or zones having a homogenous radioactivity. The barren wall rock on either side of the mineralized intervals is also sampled. The minimum field radiometric value above which samples are regarded as “mineralized” is 200 cps, using a SPP2 or SPPγ scintillometer to aid in the guiding of sample selection. After sampling, half core is retained in core boxes for potential future inspection or check sampling.

On site, after sampling from drill core, plastic bags containing the individual geochemical samples (systematic and selective) are grouped according to lithology (sandstone or basement) and radioactivity. Non-radioactive samples are placed in white plastic pails, while the radioactive samples are placed in black painted metal “IP3” containers (Koning et al., 2007). The radioactive samples are shipped within Canada to the analytical laboratory in compliance with pertinent federal and regulations regarding their transport and handling.

8.2.2	Dry Bulk Density Sampling

In order to obtain accurate bulk density estimates for the Property deposits, UEX carried out a program of dry bulk density sampling from diamond drill core in January 2010 at the Cluff Lake core storage facility. The samples were systematically selected from the main mineralized zones to represent local major lithologic units, mineralization styles and alteration types, including different intensities of clay alteration. All samples were re-logged by UEX personnel according to UEX standard codes for rock type and intensity of alteration. The majority of the dry bulk density samples had been previously assayed for uranium. This paired data allowed for the establishment of a density-grade model. Some unsplit samples with no prior uranium analysis (80 total) were taken from fresh or less altered core outside the mineralized zones. Dry bulk density samples were collected from half-split core that had been previously retained in the core box after geochemical sampling. An approximately 10 cm to 18 cm piece of half-split core was submitted for each analysis. Samples were tagged and placed in sample bags on site, then shipped to the SRC in Saskatoon, Saskatchewan.

Dry bulk density sampling was conducted to represent the full range of mineralization styles and positions throughout the deposits. Their representative distribution enabled construction of a density-grade model demonstrating correlation between dry bulk density, clay alteration intensity and uranium grade (U3O8%); see Figure 13-4 in Palmer (2010) for further discussion. A total of 678 samples from 80 holes were collected during this program and were subject to dry bulk density testing. These included 306 samples from 37 Kianna drillholes, 268 samples from 29 Anne drillholes and 104 samples from 14 Colette drillholes. Based on the entire sample suite, mean dry bulk density for the Property lithologies is 2.48 g/cm3.

8.3	Sample Security

The Property core facility is on the former Cluff Lake mine site, to which only ORANO (formerly AREVA) or other authorized personnel have access. As such, all on site sampling has been conducted in a secure setting. The mineralized bagged samples are placed into sealed IP-3 pails, while the barren bagged samples are placed in plastic pails that are temporarily stored outside of the sample preparation room until shipped by truck to the SRC Geoanalytical Laboratory in Saskatoon. Samples are shipped directly in sealed containers by truck to Saskatoon, and once in the SRC laboratory, are processed within laboratory facilities that are restricted to SRC personnel. The potential for tampering is limited and could be detected by comparison to probe and scintillometer readings that are obtained independently from the geochemical results.

8.4	Laboratory Analytical Procedures

The sample pails/containers are shipped to the SRC Geoanalytical Laboratories in Saskatoon for analysis, which is located at 125-15 Innovation Blvd, Saskatoon, Saskatchewan. The laboratory has an ISO/IEC 17025:2005 accredited quality management system (Scope of Accreditation # 537) from the Standards Council of Canada (SRC, 2007), and is accredited by the Canadian Association for Laboratory Accreditation Inc. After the analyses that are described below, analytical data are securely sent by SRC to ORANO (AREVA) through use of electronic transmission of the results and secured through the use of encryption and password protection.

SRC is an independent laboratory and no associate, employee, officer or director of UEX is, or ever has been, involved in any aspect of sample preparation or analysis on samples from the Property or any other properties. The analytical procedures outlined below are standard procedures followed by SRC on the receipt of uranium-bearing samples for analysis.

8.4.1	Geochemical Sample Preparation

On arrival at the SRC lab, all samples are received and sorted into their matrix types (sandstone verses basement) and received radioactivity levels. Sample preparation (drying, crushing and grinding) is done in separate facilities for sandstone and basement samples to reduce the probability of sample cross-contamination. Crushing and grinding of radioactive samples is done in another separate, Canadian Nuclear Safety Commission (“CNSC”) licensed radioactive sample preparation facility. Radioactive material is kept in a CNSC-licensed concrete bunker until it can be transported by certified employees to the radioactive sample preparation facility. Sample drying is carried out, with the samples in their original bags, overnight in large low temperature (80° C) ovens. Following drying, the samples are crushed to 60% <2 mm using a steel jaw crusher. A 100-200 g split is taken of the crushed material using a riffle splitter.

This split is then ground to 90% <106 microns (<150 mesh) using a Cr-steel puck-and-ring grinding mill (for mineralized samples) or a motorized agate mortar & pestle grinding mill (for all non-mineralized samples). The resulting pulp is transferred to a clear plastic snap-top vial with the sample number labeled on the top. All grinding mills are cleaned between sample runs using steel wool and compressed air, with a between-sample grind of silica sand if the previous samples were clay-rich. Prior to the primary geochemical analysis, the sample material is digested into solution. A total tri-acid digestion, on a 250 mg aliquot of the sample pulp, uses a mixture of concentrated HF/HNO3/HclO4 acids to dissolve the pulp in a Teflon beaker over a hotplate and the residue, following drying, is dissolved in 15 ml of dilute ultrapure HNO3.

For fluorimetric analysis of U, an aliquot of either total digestion solution or partial digestion solution is pipetted into a Pt-Rh dish and evaporated. A NaF/LiK pellet is placed on the dish and the sample is fused for three minutes using a propane rotary burner, then cooled to room temperature before fluorimetric analysis. Another digestion used is a Na2O2 fusion in which an aliquot of pulp is fused with a mixture of Na2O2 and NaCO3 in a muffle oven. The fused mixture is subsequently dissolved in deionized water. Boron is analyzed by ICP-OES on this solution.

8.4.2	Analytical Procedures, Quality Control Measures and Security

The current primary geochemical analytical methods used for uranium analysis on the Property samples are ICP-MS for samples with a grade lower than 1,000 ppm U and U3O8 uranium assay by ICP-OES for samples determined by ICPMS to contain uranium concentrations higher than 1,000 ppm U; techniques and procedures are summarized below.

Initially, samples are digested using an aliquot of sample pulp. The aliquot is digested to dryness on a hotplate in a Teflon beaker using a mixture of concentrated HF:HNO3:HclO4. The residue is dissolved in dilute HNO3 (SRC, 2007). Fluorimetry is used on low uranium samples (<100 ppm) as a comparison for ICPOES uranium results.

In the case of uranium assay by ICPOES where uranium concentrations are determined to exceed 1,000 ppm U, a pulp is already generated from the first phase of preparation and assaying. A 1,000 mg of sample is digested for one hour in a HCl: HNO3 acid solution.

The totally digested sample solution is then made up to 100 mls and a 10-fold dilution is taken for the analysis by ICPOES. Instruments are calibrated using certified commercial solutions. The instruments used are a Perkin Elmer Optima 300DV, Optima 4300DV or Optima 5300DV. The detection limit for U3O8 by this method is 0.001%.

For dry bulk density samples, SRC performed the density measurements on a dry basis (drying 24 hours at 110°C to 130°C) utilizing the wax-immersion method. Initially, all individual pieces were weighed for a dry weight, and then each individual piece was carefully wax coated to remove trapped air from the wax and reweighed. Wax-coated samples were completely immersed in room temperature water and reweighed to determine the volume of the sample. After the immersion volume was determined, wet and dry bulk density was calculated and reported to ±0.01 g/cm3.

SRC management has developed quality assurance (“QA”) procedures to ensure that all raw data generated in-house is properly documented, reported and stored to meet confidentiality requirements. All raw data is recorded on internally controlled data forms. Electronically generated data is calculated and stored on computers. All computer-generated data is backed up on a daily basis. Access to samples and raw data is restricted to authorized SRC Geoanalytical personnel at all times. All data is verified by key personnel prior to reporting results. Laboratory reports are generated using SRC’s LIMS.

8.5	Qualified Person’s Opinion on Sampling, Preparation, Security and Procedures

The core handling and logging procedures have been actively observed and reviewed on multiple occasions by the authors at the Cluff Lake core logging facility. Selective sampling of drill core is collected to industry standards by splitting half core, with retention of half in the core box. No inherent sampling biases were observed in the longitudinal splitting of the core and sample processes while sampling was observed, or in drill core that was re-logged by UEX personnel after sampling. The correlation of downhole radiometric probing, detailed radiometric SPP2 or RS120/125 readings, as well as assay comparison and the quality assurance/quality control (“QA/QC”) program (Item 12) provide further levels of confidence.

In the authors’ opinion, the core sizes, procedures for logging, recording of core recoveries and sampling are standard industry practices. In conjunction with calibrated probe data in areas of poor recovery, they will provide an acceptable basis for the geological and geotechnical evaluation of the deposits. In addition, the procedures employed at the Property during sampling, shipping, sample security, analytical procedures, inter-lab assay validation, validation by different laboratory techniques (uranium ICP-MS partial, ICP-MS total and ICP-OES; uranium by DNC analysis), QA/QC protocol (see below) and use of probe data conversion comply with industry standard practices. UEX personnel, including the authors, have also directly reviewed laboratory procedures and practices on site at SRC through two laboratory audits in which no significant issues were identified.

8.6	Conversion of Radiometric Probe Data to Equivalent Uranium Grade

In addition to the geochemical procedures, mineralized sections of drillholes are radiometrically logged downhole using either a ST22-2T or DHT27-STD low-flux probe, as well as with a DHT27-HF (high-flux) probe when very high-grade mineralization is encountered. The probe intervals are collected at 0.1m interval lengths and stored in the drillhole database as raw cps.

As is standard practice in uranium exploration in the Athabasca Basin, downhole radiometric probe data can be used to estimate uranium grade when sufficient comparative geochemical and probe data are available to calibrate the probe data specifically to individual deposits or mineralized areas. The converted probe data then form a check for the geochemical data and allow estimation of uranium grade of mineralized intervals in areas of poor core recovery where representative sampling is not possible. When sufficient correlation between probe and geochemical data has been established, often in mining settings where additional reconciliation to mill recoveries are available, probe data are often used in place of geochemical data.

The conversion formula from probe data to eU on an exploration project is periodically modified for different deposits and zones as new geochemical data is received. This is the case at the Property, where probe data reported in UEX disclosures prior to 2008 utilized a modified conversion coefficient that had been developed by COGEMA in its operations at the Dominique-Peter Deposit at the Cluff Lake Mine (E. Koning, pers. Comm., 2009). In early 2008, AREVA calculated specific probe conversion coefficients for the Kianna and Anne deposits based on geochemical data received up to that time, which replaced the earlier Cluff Lake coefficient.

Where sufficiently calibrated, the converted probe data, when used in place of geochemistry, forms an alternative sampling method to determine the grade and distribution of uranium mineralization on the Property. No employee, officer, director or associate of UEX has been involved in the calculation of probe equivalent coefficients, and the resulting eU concentrations, for the Property. All probe equivalent calculations and conversions reported here were provided to UEX by ORANO (AREVA) as eU converted data, and subsequently converted to eU3O8 (conversion factor of 1.17924).

Data obtained from downhole probe results are converted to eU utilizing a two-step process:

1)    Conversion of probe counts into Appareillage Volant de Prospection cps (“AVP” described further below), taking into account the type of probe used (ST22-2T, DHT27-STD or DHT27-HF), the drill conditions (hole diameter, drilling fluid, steel thickness of rod) and the counts themselves (correction for dead time). In the Anne and Kianna deposits, the average ratio of cps AVP to raw CPS varies from 40 to about 71.

2)     Calibration of cps AVP into eU based on the correspondence between grade-thickness product of corrected AVP radiometrics with geochemical data in selected, representative mineralized intercepts of the same deposit or mineralized zone for which probe data is to be converted.

Details of these two steps and the conversion coefficients are outlined below.

8.6.1	AVP Conversion

Radiometric data obtained from low-flux (i.e. ST22-2T and DHT27-STD) and high-flux (DHT27-HF) gamma probes are converted into eU values by first converting the raw probe cps into AVP cps, a uranium mining standard developed by the French Atomic Energy Commission defined as:

1 AVP cps = 1 ppm Uranium (in equilibrium)

The conversion of raw cps to AVP cps adjusts the downhole radiometric profile for drillhole size, fluid type, casing parameters and probe correction factors. Deposit specific correlations for the Anne and Kianna deposits were generated to convert AVP cps into eU. These take into account possible disequilibrium between recorded gamma counts from downhole probe data and in-situ uranium content, which vary the AVP value from the ideal one ppm U conversion.

Disequilibrium, as defined by the CIM Definition Standards for Uranium, is an imbalance between the uranium content and the radioactivity emitted by a given volume of mineralized rock. This imbalance is caused by either differential mobilization of the more soluble uranium from the deposition site, relative to its daughter isotopes, or by a lack of time for the accumulation of the daughter isotopes to reach a state of equilibrium after the uranium has been deposited. Generally, when the decay series is in equilibrium the gamma plus beta radiation is proportional to the amount of uranium present.

8.7	Radiometric-Grade Correlations

The radiometric–grade correlation was generated by comparing geochemical sample results from mineralized samples to their corresponding probe data. Geochemical sample intervals for these correlations required a minimum core recovery of 75% in each assay interval. AREVA’s proprietary software, Sermine USURA, was used to calculate the mathematical formula for conversion of radiometric data into eU values. The correlations are first calculated on a grade interval support size and then adjusted to a 10 cm support size to apply against the raw probe data intervals.

8.7.1	Anne Deposit Radiometric-Grade Correlation

The radiometric-grade correlation for the Anne Deposit (Figure 11-1) was based on 119 mineralized intervals from 47 drillholes located within the Anne area. The drillholes and mineralized intervals used for the correlation are provided below, and based on a review of this information, are, in the opinion of the authors, representative of the mineralization in the Anne Deposit. The conversion formula used to transform radiometric data into eU values (10 cm support) was expressed, in permil, as:

eU ‰ = 0.7563 * (AVP/1000)1.0178

Figure 8‑1: Anne Deposit – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2008 Anne Grade-Radiometric Correlation.

8.7.2	Kianna Deposit Radiometric-Grade Correlation

The radiometric-grade correlation for the Kianna Deposit (Figure 11-2) was based on 107 mineralized intervals from 45 drillholes located within the Kianna area. The conversion formula used to transform radiometric data into eU values (10 cm support) is expressed, in permil, as:

eU ‰ = 0.8706 * (AVP/1000)1.0011

Figure 8‑2: Kianna Deposit – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2008 Kianna Grade-Radiometric Correlation. Graph is from Koning et al. (2007).

8.7.3	Colette Deposit and 58B Area Radiometric-Grade Correlation

The radiometric-grade correlation for a combined dataset from the Colette Deposit and 58B Area (Figure 11-3) was based on 48 mineralized intervals from 29 drillholes located within the Colette area and 14 mineralized intervals from six drillholes located within the 58B Area. The drillholes and mineralized intervals used for the correlation are provided in Revering (2010), and based on a review of this information, are in the opinion of the authors, representative of the mineralization in the Colette Deposit and 58B Area. The conversion formula used to transform radiometric data into eU values (10 cm support) is expressed, in permil, as:

eU ‰ = 0.8057 * (AVP/1000)1.0397

Figure 8‑3: Colette Deposit and Area 58B – Sermine USURA Correlation of Uranium Grade and AVP from Representative Composited Intervals Using the 2010 Colette and 58B Grade- Radiometric Correlation.

8.7.4	Berthet (2011) Radiometric-Grade Correlation

More recently Berthet (2011) presented a radiometric-grade correlation computed for the entire Property mineralized trend: Anne, Kianna, 58B and Colette. It was verified that those four populations may be considered as one unique one. It resulted in a correlation based on 222 drillholes: 90 drillholes belonging to Anne, 80 drillholes belonging to Kianna and 52 drillholes belonging to 58B and Colette. The best 500 intervals (in terms of core recovery, sampling of background values surrounding the radiometric peak, consistency between radiometric and geochemical measurements) were used to perform the radiometric-grade correlation.

Considering the similarity of the Anne, Kianna, 58B and Colette GT populations, a global radiometric-grade correlation was computed. The conversion formula used to transform radiometric data into eU values (10 cm support) defined by Berthet (2011) is expressed, in permil, as:

eU ‰ = 0.7851 * (AVP/1000)1.0318

The report by Berthet (2011) recommends using this global correlation as it is consistent for the entire trend and is more robust than local ones as calculated on 500 mineralized intervals. Radiometric-grade calculations for drilling at the Property in 2012 were based on this global radiometric-grade correlation. However, as noted above, UEX’s disclosure and the resource estimates presented in this TRS utilize geochemical data and only utilize probe data in isolated intervals where poor recovery compromises the ability to obtain representative geochemical analysis of intervals. However, the probe data provide a check for the geochemical sample intervals.

[The remainder of this page is intentionally left blank.]

9	DATA VERIFICATION

Data verification by the QPs related to drillhole data is outlined in section 9.1.

9.1	Data Verification Procedures Applied by Qualified Persons

The QPs conducted data verification on data and information from the drilling programs, radiometric probing of the drillholes, geological logging information, core recovery and sampling and the geochemical database from drill logs, downhole surveys and assay certificates. This data verification by the QPs consisted of verifying for drillholes that:

●    Drillhole ID is unique;

●    Sample ID is unique;

●    Individual drillhole records must all be related to one unique hole ID;

●    Geological data intervals do not overlap in space;

●    Sample data intervals do not overlap in space;

●    Selective core intervals were checked and corroborated drillhole logging;

●    Sample intervals do not extend past the end of hole depth;

●    Downhole radiometric probing data correlate in space and pattern with assay and scintillometer data;

●    Probing header information is correct (serial number, K factor, diameter, etc.);

●    End-of-hole depth is consistent with drill log information;

●    Core photos exist and corroborate the drillhole logging;

●    Drilling date, hole size and casing length are consistent with the drill logs;

●    Spot check of drillhole collars with GPS for comparison against database provided by ORANO; and

●    Spot checks of lithology and structure in drill core against data provided by ORANO.

Jim Gray carried out the database audit and adjustments. Supporting audits on collar, collar survey, downhole survey, casing, core recovery, probing, density, geochemistry sample measurements, geology, alteration and structure data were carried out by Dave Rhys and Chris Hamel and were reviewed and approved by Jim Gray in 2022. Comparisons of all assays in the database against assay certificates were performed before the import of the data for resource estimation. The QPs are confident that the data is adequate for the purpose of resource estimation. All inconsistencies and errors in the database were verified and corrected prior to resource estimation.

9.2	Limitations of Verification

Since all drill core information that comprised the basis of the resource estimate was available to the authors for inspection and sampling, and the authors had unrestricted access to the exploration site and data sources, with the validations performed by the authors, there were no limitations on, nor any failure to conduct, such verification during the validation process, which the authors believe was rigorous and provide consistent results.

9.3	Qualified Person’s Opinion on the Accuracy of the Data for Resource Estimation

The QPs (Hamel, Rhys and Gray) consider the Property project data to be reliable and appropriate for the preparation of a Mineral Resource estimate.

9.4	Comparison of Analytical Techniques

Several levels of data verification are utilized for the geochemistry data at the Property, including:

(i)    internal SRC laboratory QA/QC;

(ii)    comparison of the results of the different geochemical analytical techniques for uranium that are routinely received (uranium partial and total by ICP-MS, U3O8 assay by ICP-OES);
(iii)

    comparison of assay data to probe results;

(iv)    external laboratory check analysis of selected samples; and

(v)    radiometric probes used in drillholes are regularly calibrated using the SRC gamma-probe calibration facility in Saskatoon, Saskatchewan, although repeat probe logging of the drillholes has not been done.

UEX has conducted two lab audits on the primary lab, SRC laboratories, in Saskatoon, Saskatchewan. The lab audits cover all aspects of the sample preparation and analytical process, as apply to all of UEX’s projects, and which are also applicable to samples submitted by ORANO as part of the 2004 Agreement. Minor recommendations were made regarding methodologies and equipment condition, but no deficiencies were noted.

A significant level of validation of geochemical results comes from the results of downhole radiometric probe data, from which calibrated conversion factors allow cross checking, and where necessary in areas of poor core recovery, substitution for geochemical data by radiometric probe data. The authors have reviewed the probe use and methodologies and find that: a) these and the currently utilized coefficients that were calculated in 2008 conform to industry standards, and b) they form a reasonable estimation of uranium grade in the Property deposits.

Comparison of analytical pairs for analyses at the Property by ICP-MS (total and partial U) and ICP-OES (U3O8 uranium assay) is presented in scatter plots in Figure 9‑1 for 2006 and 2007 samples and Figure 9‑2 for 2009 to 2012 samples. The plots show a high degree of correlation of the individual techniques, and the lack of outliers suggest minimal evidence for any significant transcription or accidental sample substitutions. Several data points that previously lay outside tolerance were checked, and any data transcription errors that were identified have been corrected in the database.

Figure 9‑1: Scatter Plots Illustrating Correlation between Different Uranium Analytical Techniques for 2007 and 2008 Geochemical Data from Sandstone- (Red) and Basement- (Green) Hosted Samples. All data are in ppm U. At left, U total by ICP-OES versus uranium assay U3O8 (wt%). At right, U total ICP-OES versus U partial ICP-OES. In both cases, sandstone and basement samples show strong positive correlations (R2 = 0.9951 to 0.9996).

Figure 9‑2: Scatter Plots Illustrating Correlation between Different Uranium Analytical Techniques for 2009 to 2012 Geochemical Data from Sandstone- (Red) and Basement- (Green) Hosted Samples. All data are in ppm U. At left, U total by ICP-OES versus uranium assay U3O8 (wt%). At right, U total ICP-OES versus U partial ICP-OES. In both cases, sandstone and basement samples show strong positive correlations (R2 = 0.9989 to 0.9993).

Since 2006, ORANO and predecessor companies have used two special quality control (“QC”) samples that are inserted in the geochemical analysis stream: (1) an instrumental blank; and (2) an ORANO standard sample representing “background” sandstone. This latter control sample comprises a composite of 150 low-U (background) Athabasca sandstone samples taken from several different projects from across the Athabasca Basin (Koning et al., 2007). These QC samples are inserted approximately every 25-30 regular samples (i.e. for each sample batch). A field duplicate sample is also taken approximately every 25-30 samples for both non-mineralized and mineralized materials. The data for the QC samples and from the duplicate sampling program are examined for deviations from acceptable levels, which are from ± 5-10%, depending on the parameter in question. Data verification includes reviewing the geochemical data as found in the AREVA database with the original results reported by the geochemical laboratory. The QPs observed the implementation of the QC program at the Property and reviewed the methodology adopted by ORANO and is satisfied that the program is effective and conforms to industry standards.

9.5	Laboratory Internal Quality Assurance and Quality Control

The SRC Geoanalytical laboratory uses a Laboratory Management System (“LMS”) for QA. The LMS operates in accordance with ISO/IEC 17025:2005 (CAN-P-4E) “General Requirements for the Competence of Mineral Testing and Calibration laboratories” and is also compliant to CAN-P-1579 “Guidelines for Mineral Analysis Testing Laboratories”. The laboratory continues to participate in proficiency testing programs organized by CANMET (CCRMP/PTP-MAL).

The QC measures carried out by the laboratory (SRC, 2007) include a minimum of one of the following measures that can be applied to each batch of samples to assure the quality of the results generated: (i) sample preparation QC checks, (ii) analysis of Certified Reference Standards, (iii) analysis of in-house reference materials and standards, (iv) traceable calibration standards for instrumentation, (v) analysis of duplicate samples, (vi) analysis of blind QC samples, (vii) spiking of samples to monitor process recoveries, (viii) proficiency testing and inter-laboratory comparisons, and (ix) QC monitoring.

The QC measures applied to all methods within the laboratory have been established to ensure that they are compliant with the requirements of ISO/IEC 17025:2005. The QC measures that are applied may vary from method to method and are selected on their suitability. All QC measures applied at the laboratory are checked by supervisory and QA personnel prior to reporting results. If results are found to be outside QC limits, actions are taken to ensure that the samples are reprocessed and the required quality limits are met. Analytical blanks, replicates and certified rock standards are systematically inserted in each group of samples and their results are reported to the client (SRC, 2007). An analytical replicate (“repeat”) is inserted after every 25 samples (i.e. one per batch). This repeat sample is a repetition of the analytical measurement from the same solution. It is not a true replicate sample with analysis of a different solution made from a different aliquot of the same sample pulp.

Certified standard materials are analyzed routinely with results for a standard appearing approximately every 15 samples. The standards used for the ICP-OES package include in-house standards CG515 and LS4, both of which are in pulp form, and that are prepared in the same manner as the other samples. There is no trace of results for internal blank samples in the assay reports that we have compiled.

The authors have directly reviewed these laboratory procedures with SRC representatives and confirm that they meet industry standards.

9.6	External Laboratory Check Analyses

As an external check of the SRC uranium assay and ICP results, UEX selected pulps from geochemical samples collected from drill core at the Property ranging from trace to >10% U3O8 for additional check analyses at other laboratories. Check analyses were performed at two independent labs, as is documented below, on a representative selection of original pulps. The pulps, which are stored at the SRC lab, were pulled and sent to the independent labs by SRC, at the request of AREVA.

9.6.1	Assay by Delayed Neutron Counting

A total of 258 samples were analyzed at SRC’s Delayed Neutron Counting (“DNC”) laboratory, a separate lab facility located at SRC Analytical Laboratories, 422 Downey Road, Saskatoon, Saskatchewan. Of these, 52 samples from this selected set had previously returned analyses from SRC grading >1,000 ppm uranium by Total Digestion, so the reanalyzed set comprises 20.2% of the total 258 samples grading >0.1% U3O8.

SRC (2008) documents the method summary for the DNC technique as follows. Samples have been previously prepared as pulps for ICP Total Digestion and the pulps are used for the DNC analysis. The pulps are irradiated in a Slowpoke 2 nuclear reactor for a given period of time. After irradiation, the samples are pneumatically transferred to a counting system equipped with six helium-3 detectors. After a suitable delay period, neutrons emanating from the sample are counted. The proportion of delayed neutrons emitted is related to the uranium concentration. For low concentrations of uranium, a minimum of one gram of sample is preferred, and larger sample sizes (two to five grams) will improve precision. Several blanks and certified uranium ore standards are analyzed to establish the instrument calibration. In addition, control samples are analyzed with each batch of samples to monitor the stability of the calibration. At least one in every 10 samples is analyzed in duplicate. The results of the instrument calibration, blanks, control samples and duplicates must be within specified limits otherwise corrective action is required.

There are 258 assay pairs that used both ICP-MS Total Digestion and the DNC assay techniques. Similar to the ICP-MS Total Digestion versus ICP-OES uranium assay comparison (Figure 9‑1 left), the DNC results show a strong positive correlation (R2 = 0.9974) with the ICP-MS Total Digestion results, (Figure 9‑2). The DNC technique is not used in any estimation but as a check between assay techniques and labs.

A Thompson-Howarth plot reveals that 234 assay pairs between ICP-MS Total Digestion and DNC are within 10% precision (Figure 9‑3, left). A total of three samples have a precision greater than 50% (Figure 9‑4). In addition, the DNC results show a strong positive correlation (R2 = 0.999) with the ICP-OES uranium assay results (Figure 9‑3, right).

Figure 9‑3: Thompson-Howarth Plots of SRC vs DNC Analyses from SRC. Left: Scatter plot of SRC DNC assay technique versus SRC ICP-MS total digestion in corresponding geochemical samples. Right: Scatter plot of SRC DNC assay technique versus SRC ICP-OES uranium assay in corresponding geochemical samples.

[The remainder of this page is intentionally left blank.]

Figure 9‑4: Thompson-Howarth Precision Plot of Assay Comparison between SRC ICP-MS Total Digestion and SRC DNC Assay Technique. The three diagonal lines represent 100%, 10% and 1% precision (left to right).

Figure 9‑5: Scatter Plot of Loring Fluorimetry vs SRC ICP-MS Total Digestion in Corresponding Geochemical Samples

9.6.2	Loring Laboratories Ltd. Check Analyses

A total of 258 sample pulps previously analyzed by SRC were submitted to Loring Laboratories Ltd., of Calgary, Alberta (“Loring”) for uranium analysis by fluorimetry. The population of samples analyzed by Loring represents a wide range of grades from 0.001% to >10% U3O8. Figure 9‑5 reveals a strong positive correlation (R2 = 0.9971) with negligible scatter of sample pairs.

9.7	Conclusion: Qualified Person’s Opinion on Data Verification and Validity

The review of the data verification by the QPs indicates that the logging, sampling, shipping, sample security assessment, analytical procedures, inter-laboratory assay validation and validation by different techniques conform to industry standard practices.

[The remainder of this page is intentionally left blank.]

10	MINERAL PROCESSING AND METALLURGICAL TESTING

No representative mineral processing or metallurgical testing studies have yet been completed on the Property deposits. The Cazakoff and Tennant (2008) report results of a limited scoping leach trial on uranium recovery from a small sample suite of quartered drill core from the Kianna basement, Kianna unconformity, Anne basement and Anne unconformity mineralization which was performed at AREVA’s (now ORANO) McClean Lake mining facility. Although high recoveries were obtained, this study cannot be considered representative as the selection of samples for this suite was severely skewed to intervals with highly anomalous Ni-As-Mo concentrations that are atypical of the mineralization, particularly for the Kianna composites. Future studies should be selected from suites with representative typical uranium and other elemental concentrations. Mineralogical studies (e.g. Reyx, 1995) and a review of the geochemical database suggest that the Property uranium mineralization is dominantly in pitchblende with associated secondary uranium minerals and low Ni-arsenide abundance, which are similar mineralogical and paragenetic characteristics to mineralization in other deposits in the region, including those at Cluff Lake that were previously mined.

[The remainder of this page is intentionally left blank.]

11	MINERAL RESOURCES ESTIMATE

11.1	Introduction

The Mineral Resource Estimate presented herein is the first prepared for the Property Deposits in accordance with S-K 1300.

Prior to UEC’s acquisition of UEX, the uranium deposits on the Property had previous resource estimates completed in accordance with NI 43-101 requirements, as UEX was previously governed by Canadian regulations. UEC will not be disclosing those previous estimates in the TRS, as they did not comply with S-K 1300.

This mineral resource model prepared in this TRS by the QPs considers 477 diamond drillholes to December 31, 2012, and pertains to four deposit areas at the Property: Colette, 58B, Kianna and Anne. This mineral resource estimate was completed by James N. Gray, P.Geo., of Advantage Geoservices Limited (EGBC # 27022) who is an appropriate QP as this term is defined in S-K 1300. The effective date of the Mineral Resource Statement is October 31, 2022. Figure 14-1 shows drillhole locations as well as the limits of the resource model and the relative locations of the four Property deposit areas. The block model geometry is listed in Table 11‑1.

This section describes the resource estimation methodology and summarizes the key assumptions considered by QPs. In the opinion of the QPs, the resource evaluation reported herein is a reasonable representation of the global uranium mineralization found at the Property deposits at the current level of sampling. The mineral resources were estimated in conformity with the CRIRSCO classification criteria for both an Indicated Mineral Resource and an Inferred Mineral Resource depending upon proximity and confidence of the estimate and the requirements of S-K 1300. Mineral resources are not mineral reserves and have not demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve.

The database used to estimate the Property mineral resources consists of all the drill data supplied by ORANO and compiled by UEX up to the end of the 2012. This database has been validated by the QPs. The QPs are of the opinion that the current drilling information is sufficiently reliable to interpret with confidence the boundaries for uranium mineralization and that the assay data are sufficiently reliable to support mineral resource estimation.

Results from 42 holes drilled on the Property, four of which were drilled close to estimation wireframes, were since 2012 and have not been included in the estimate described here. These results are summarized in 11.11, do not materially impact the total resource estimate.

Figure 11‑1: Resource Estimate Drilling, 2022 Block Model Limits and Deposit Areas

11.2	Available Data

This resource update includes results from 477 diamond drillholes to December 31, 2012. Figure 11‑1 shows drillhole locations as well as the limits of the resource model and the relative locations of the four Property deposit areas. The block model geometry is listed in Table 11‑1.

Table 11‑1: Resource Block Model Setup

Block:	X	Y	Z
Origin(1)	587,100	6,454,550	-250
Size	5	5	5
nblk	140	700	80
Rotation: 35° counter-clockwise about origin
7,840,000 blocks
(1) SW model top, block edge

The mineral resource model primarily utilized uranium geochemical analyses from the SRC Geoanalytical Laboratories in Saskatoon, Saskatchewan. The principal geochemical analytical methods used for uranium analysis on the Property samples are ICP-MS for samples with grades lower than 1,000 ppm U, and U3O8 uranium assay by ICP-OES for samples determined by ICP-MS to contain uranium concentrations higher than 1,000 ppm U. In cases where geochemical analyses were not available due to incomplete sampling or core recovery issues, downhole gamma probe data were used to calculate eU obtained using a DHT27-STD gamma probe that collects continuous readings along the length of the drillhole. Probe results are calibrated using an algorithm calculated from the comparison of probe results against geochemical analyses in previous drillholes in the Property area. Table 11‑2 summarizes analyses used and mean grades, by data source.

Table 11‑2: Analysis Type Summary

Source	Outside Wireframes		Inside Wireframes		Total
	Length (m)	% U3O8	Length (m)	% U3O8	Length (m)
ICP-OES	230	0.360	1,770	1.575	2,000
ICP-MS	2,160	0.026	4,320	0.667	6,480
Probe	21,550	0.011	1,960	0.297	23,520
Total	23,940	0.016	8,050	0.776	32,000

11.3	Geological Model

Controls for grade interpolation were based on solids prepared by UEX personnel. These wireframes were generated to bound zones, above a 0.05% U3O8 threshold for geological modelling within the geologic context of perched, unconformity and basement style mineralization. This technique is consistent with industry practice for this deposit type. A total of 41 wireframes were used for this resource estimate; zones were referenced based on the coding system outlined in Table 11‑3.

Nine of the wireframe volumes were excluded from resource tabulation due to their weak drill support. These zones were intersected by three or four holes over generally short intersection lengths and would be logical targets for future exploration drilling.

11.4	Bulk Density

A total of 678 dry bulk density samples, representing all rock types and mineralization styles from the Property deposits, form the basis for the density component of the Mineral Resource Estimate.

The strong correlation between density and U3O8 grade dictated that a density weighted interpolation was appropriate (Figure 11‑2).

The Density correlation was initially developed for the 2010 estimate and recognized the grade-density relationship as a function of degree of clay alteration logged in the drill core; the QPs note that this correlation remains valid and the same approach has been utilized for the 2022 resource. Density values were calculated for all sample intervals based on the 2010 parameters as listed in Table 11‑4.

[The remainder of this page is intentionally left blank.]

Table 11‑3: Geological Model and Drill Support

Area	Min Type	Block Code	Volume (1,000s M3)	Holes	No. of Composites
Collette	Perched	110*	18.5	3	31
	Unconformity	121	453.9	60	608
		122*	18.7	2	36
	Basement	131	107.3	17	263
		132*	12.8	3	30
58B	Unconformity	221	140.6	32	223
		222	43.9	8	50
	Basement	231	79.0	6	48
		232	69.2	13	117
		233	12.1	10	29
		234*	5.8	3	16
		235*	0.8	4	4
		236	3.4	5	16
		237*	4.6	4	9
Kianna	Perched	311	23.3	21	267
		312	2.4	6	37
		313	3.7	5	43
	Unconformity	320	418.8	152	1,330
	Basement	331	494.4	56	2,406
		332	91.9	17	182
		333	27.9	23	181
		334	40.2	8	78
		335	19.0	21	77
		336	12.1	8	18
		337	1.1	5	22
		338	5.3	8	38
		339*	1.9	4	5
		340*	1.2	3	8
		341	112.2	8	129
		342	133.0	6	105
		343	165.9	26	573
Anne	Perched	410	8.7	7	27
	Unconformity	420	308.3	89	822
	Basement	431	50.1	13	368
		432	84.1	33	213
		434*	4.6	4	8
		435	8.7	6	53
		436	33.7	12	99
		437	16.4	5	28
		438	49.0	21	110
		439	8.4	9	39
*Zone not included in resource due to lack of drill support					8,746

Figure 11‑2: Density - Grade Correlation

Table 11‑4: Density Calculation per Sample Interval

Clay Alteration Index		Density (t/m3)
Low-Med	≤ 2.5	0.0305 * %U3O8 + 2.4472
High	> 2.5	0.0111 * %U3O8 + 2.1997

11.5	Interval Compositing

Sample data was composited to a downhole length of 1.0 m within intervals of intersection with the 0.05% U3O8 grade wireframes. Essentially all assay intervals were less than 1.0 m in length; 82% were 0.5 m. The choice of a 1.0 m composite interval removed some of the variability of shorter samples while being better suited to estimation of some of the thin zones of unconformity mineralization than a longer interval would have been. A total of 135 composites shorter than 0.25 m were removed from the estimation dataset once it was determined that this did not fundamentally affect grade statistics by wireframe zone.

Table 11‑5 lists statistics by zone for the Density x U3O8 Product (“DU”) and U3O8 variables; both show a high degree of variability as indicated by the high coefficients of variation (“CV”) and the large difference between mean and median values. This variability illustrates the need for restriction on interpolation at the high end of the DU population.

Table 11‑5: Uncapped Composite Statistics

Area	Min Type	Block	Count	DU (Density x U3O8)						U3O8 (%)
		Code		Mean	Q1	Q2	Q3	MAX	CV	Mean	Q1	Q2	Q3	MAX	CV
Collette	Perched	110*	31	1.046	0.040	0.077	0.676	8.041	2.0	0.416	0.016	0.031	0.274	3.152	2.0
	Unconformity	121	608	1.321	0.089	0.347	1.295	28.710	2.1	0.523	0.037	0.144	0.527	10.333	2.0
		122*	36	0.530	0.030	0.088	0.300	4.469	1.9	0.212	0.012	0.036	0.123	1.781	1.9
	Basement	131	263	0.786	0.023	0.077	0.451	23.128	2.9	0.315	0.009	0.033	0.193	7.468	2.7
		132*	30	0.835	0.020	0.065	0.283	13.258	3.0	0.321	0.009	0.029	0.116	4.894	2.9
58B	Unconformity	221	223	1.170	0.046	0.207	0.686	30.171	2.6	0.453	0.019	0.085	0.281	10.095	2.4
		222	50	0.404	0.090	0.162	0.328	4.456	1.9	0.163	0.037	0.068	0.134	1.741	1.9
	Basement	231	48	0.269	0.000	0.057	0.206	2.791	2.3	0.109	0.000	0.023	0.091	1.108	2.2
		232	117	1.049	0.015	0.122	0.840	28.474	3.1	0.424	0.007	0.053	0.338	9.962	2.9
		233	29	1.807	0.039	0.178	0.760	23.059	2.5	0.665	0.016	0.079	0.309	7.613	2.4
		234*	16	0.212	0.040	0.055	0.269	1.477	1.7	0.096	0.018	0.025	0.122	0.669	1.7
		235*	4	0.541	0.211	0.305	0.636	1.432	1.1	0.220	0.086	0.124	0.258	0.580	1.1
		236	16	0.267	0.084	0.219	0.303	1.354	1.2	0.110	0.034	0.089	0.124	0.548	1.2
		237*	9	0.825	0.123	0.281	0.897	4.248	1.6	0.328	0.050	0.115	0.365	1.613	1.5
Kianna	Perched	311	267	10.459	0.089	0.539	6.838	301.764	2.9	3.400	0.036	0.220	2.862	67.077	2.4
		312	37	4.293	0.124	0.226	0.867	95.982	3.9	1.244	0.051	0.092	0.352	24.546	3.6
		313	43	1.781	0.030	0.144	0.981	16.862	2.0	0.680	0.012	0.059	0.397	5.910	2.0
	Unconformity	320	1,330	2.412	0.074	0.273	1.018	171.685	4.0	0.854	0.032	0.113	0.417	41.048	3.3
	Basement	331	2,406	1.282	0.011	0.045	0.239	183.566	5.2	0.513	0.005	0.020	0.106	59.255	4.7
		332	182	0.453	0.007	0.048	0.391	6.957	2.2	0.186	0.003	0.022	0.169	2.635	2.1
		333	181	0.283	0.022	0.072	0.188	7.989	2.7	0.122	0.009	0.031	0.085	3.551	2.7
		334	78	1.378	0.010	0.055	0.272	23.772	3.3	0.537	0.004	0.023	0.120	9.161	3.3
		335	77	1.657	0.032	0.238	0.910	38.790	3.1	0.666	0.015	0.108	0.369	15.281	3.0
		336	18	0.236	0.000	0.158	0.340	0.940	1.2	0.104	0.000	0.069	0.152	0.426	1.2
		337	22	0.094	0.031	0.086	0.112	0.446	1.0	0.040	0.014	0.038	0.049	0.182	1.0
		338	38	0.555	0.008	0.131	0.442	5.799	2.1	0.225	0.003	0.057	0.184	2.290	2.0
		339*	5	0.587	0.278	0.664	0.726	1.060	0.6	0.239	0.114	0.270	0.296	0.431	0.6
		340*	8	0.392	0.057	0.177	0.265	2.166	1.8	0.158	0.023	0.072	0.108	0.867	1.8
		341	129	4.026	0.043	0.197	1.214	126.764	3.5	1.255	0.017	0.080	0.492	32.087	3.1
		342	105	1.434	0.017	0.101	0.378	56.723	4.3	0.478	0.007	0.041	0.154	15.796	3.8
		343	573	0.859	0.001	0.051	0.340	71.004	4.7	0.359	0.000	0.023	0.154	27.354	4.4
Anne	Perched	410	27	0.432	0.132	0.244	0.700	1.438	1.0	0.175	0.054	0.100	0.283	0.583	1.0
	Unconformity	420	822	4.987	0.141	0.442	1.590	233.365	4.0	1.579	0.060	0.189	0.676	50.859	3.2
	Basement	431	368	1.677	0.010	0.058	1.191	43.406	2.5	0.708	0.004	0.026	0.493	17.356	2.4
		432	213	0.779	0.015	0.135	0.522	28.025	3.7	0.323	0.006	0.059	0.223	11.687	3.5
		434*	8	0.398	0.089	0.255	0.302	1.853	1.5	0.179	0.041	0.113	0.134	0.839	1.5
		435	53	0.303	0.017	0.080	0.401	3.576	2.0	0.135	0.008	0.035	0.182	1.606	2.0
		436	99	0.605	0.007	0.018	0.222	15.307	3.0	0.263	0.003	0.008	0.101	6.432	2.9
		437	28	0.258	0.057	0.148	0.256	1.685	1.5	0.110	0.026	0.067	0.113	0.680	1.4
		438	110	1.481	0.021	0.225	1.589	30.567	2.5	0.590	0.009	0.097	0.679	10.972	2.3
		439	39	0.637	0.013	0.058	0.407	9.323	2.7	0.273	0.005	0.026	0.175	4.139	2.7
*Zone not included in resource due to lack of drill support

11.6	Spatial Analysis

Variography was completed on the DU variable by mineralized zone. The number of composites was insufficient in many zones to calculate meaningful experimental semi-variograms. In those cases, data was grouped and the resultant variogram model was rotated to best fit and applied to each zone in the group. Variogram models are listed in Table 11‑6.

Table 11‑6: Variogram Models

Wireframe Zone		Direction	Nugget	Spherical Component 1		Spherical Component 2
		(dip/azimuth)	Effect	Sill	Range (m)	Sill	Range (m)
		00/068	0.10	0.56	3	0.34	5
110		6/338			3		10
		-84/338			4		16
		00/148	0.14	0.46	33	0.40	40
121		-6/058			17		28
		84/058			3		7
		00/163	0.14	0.46	33	0.40	40
122		-11/073			17		28
		79/073			3		7
		00/129	0.14	0.46	33	0.40	40
221		-18/039			17		28
		72/039			3		7
		00/155	0.14	0.46	33	0.40	40
222		-10/065			17		28
		80/065			3		7
		00/000	0.10	0.56	3	0.34	5
311		-33/270			3		10
		57/270			4		16
		00/112	0.10	0.56	3	0.34	5
312		26/022			3		10
		-64/022			4		16
		00/161	0.10	0.56	3	0.34	5
313		-19/071			3		10
		71/071			4		16
		00/135	0.14	0.46	33	0.40	40
320		-15/045			17		28
		75/045			3		7
		08/079	0.38	0.29	5	0.33	15
331		54/338			5		11
		35/175			3		7
		-72/124	0.28	0.5	2	0.22	11
343		-10/003			22		33
		15/090			8		18
		00/115	0.10	0.56	3	0.34	5
410		06/025			3		10
		-84/025			4		16
		00/136	0.14	0.46	33	0.40	40
420		-16/046			17		28
		74/046			3		7
		-10/043	0.47	0.17	11	0.36	19
431		-76/270			11		12
		10/315			7		11
Basement1	131, 132, 232,	05/150	0.45	0.24	46	0.31	65
Collette & 58B	233, 234, 235,	85/330			5		12
	236, 237	00/240			28		55
Basement2		35/140	0.30	0.36	18	0.34	37
Kianna	231, 332 to 342	55/320			3		5
		00/230			15		30
Basement3		20/135	0.38	0.32	19	0.30	41
Anne	431 to 439	70/315			3		11
		00/225			12		23

11.7	Grade Capping

Grade capping is used to control the impact of extreme, outlier high-grade samples on the overall resource estimate. Due to variability in sample lengths, especially the very short (10 cm) probe sample intervals, the decision was made to cap composite data as opposed to assays.

Capping was applied to the composited DU variable by wireframe zone. Cap levels were determined through analysis of histograms and log-probability plots. Table 11‑7 summarizes the capping process listing cap levels (“Max” column on right hand side), the number of composites capped in each zone as well as the impact in terms of reducing CVs.

In some of the volumetrically significant zones, capping alone did not reduce CVs to a low enough level to be comfortably used for grade estimation. In these cases, a further step of restricted distance interpolation was imposed to reduce the impact of anomalously high values. The DU value at which a restricted interpolation distance was imposed was also based on the log-probability plots. In most cases there is a break at the upper end of the distribution where continuity on the curve is apparent but there is a break from the lower-grade portion. The range over which these high grades were interpolated was determined by examining histograms of the number of sample pairs versus sample separation for composites above each high-grade transition value. Parameters are listed in Table 11‑8.

[The remainder of this page is intentionally left blank.]

Table 11‑7: Capped Composite Statistics

Area	Min Type	Block	Count	DU (Density x %U3O8)			Capped: DU
		Code		Mean	MAX	CV	nCap	Mean	MAX	CV
Collette	Perched	110*	31	1.046	8.041	2.0	2	0.974	6.000	1.9
	Unconformity	121	608	1.321	28.710	2.1	3	1.303	20.000	2.0
		122*	36	0.530	4.469	1.9	0	0.530	4.469	1.9
	Basement	131	263	0.786	23.128	2.9	7	0.582	5.000	1.9
		132*	30	0.835	13.258	3.0	4	0.203	0.800	1.3
58B	Unconformity	221	223	1.170	30.171	2.6	5	1.035	10.000	2.1
	Basement	232	117	1.049	28.474	3.1	4	0.668	5.000	1.8
		233	29	1.807	23.059	2.5	1	1.357	10.000	2.0
		234*	16	0.212	1.477	1.7	0	0.212	1.477	1.7
		235*	4	0.541	1.432	1.1	0	0.541	1.432	1.1
		236	16	0.267	1.354	1.2	0	0.267	1.354	1.2
		237*	9	0.825	4.248	1.6	0	0.825	4.248	1.6
Kianna	Perched	311**	267	10.459	301.764	2.9	4	8.696	90.000	2.1
		312	37	4.293	95.982	3.9	3	0.642	3.000	1.4
		313	43	1.781	16.862	2.0	2	1.487	8.000	1.8
	Unconformity	222	50	0.404	4.456	1.9	2	0.329	2.000	1.4
		320**	1,330	2.412	171.685	4.0	4	2.324	100.000	3.6
	Basement	231	48	0.269	2.791	2.3	2	0.237	2.000	2.0
		331**	2,406	1.282	183.566	5.2	2	1.241	100.000	4.7
		332	182	0.453	6.957	2.2	3	0.422	4.000	1.9
		333	181	0.283	7.989	2.7	2	0.251	3.000	2.1
		334	78	1.378	23.772	3.3	4	0.689	7.000	2.5
		335**	77	1.657	38.790	3.1	2	1.331	15.000	2.4
		336	18	0.236	0.940	1.2	0	0.236	0.940	1.2
		337	22	0.094	0.446	1.0	0	0.094	0.446	1.0
		338	38	0.555	5.799	2.1	1	0.508	4.000	1.9
		339*	5	0.587	1.060	0.6	0	0.587	1.060	0.6
		340*	8	0.392	2.166	1.8	0	0.392	2.166	1.8
		341**	129	4.026	126.764	3.5	3	3.286	50.000	2.8
		342**	105	1.434	56.723	4.3	1	1.370	50.000	4.1
		343**	573	0.859	71.004	4.7	0	0.859	71.004	4.7
Anne	Perched	410	27	0.432	1.438	1.0	0	0.432	1.438	1.0
	Unconformity	420**	822	4.987	233.365	4.0	5	4.673	130.000	3.6
	Basement	431**	368	1.677	43.406	2.5	0	1.677	43.406	2.5
		432	213	0.779	28.025	3.7	6	0.448	3.000	1.6
		434*	8	0.398	1.853	1.5	0	0.398	1.853	1.5
		435	53	0.303	3.576	2.0	0	0.303	3.576	2.0
		436	99	0.605	15.307	3.0	6	0.428	3.000	2.0
		437	28	0.258	1.685	1.5	0	0.258	1.685	1.5
		438	110	1.481	30.567	2.5	3	1.124	7.000	1.6
		439	39	0.637	9.323	2.7	5	0.209	0.700	1.2
*Zone not included in resource due to lack of drill support.			8,746	2.015	301.764	5.0	86	1.831	130.000	4.4
**Distance restriction applied to high-grade interpolation.

Table 11‑8: High-grade Interpolation Restriction

Block	DU_Cap	High-Grade Transition
Code		DU	Range (m)
311	90	60	30
320	100	40	40
331	100	50	55
335	15	4	35
341	50	16	35
342	50	16	20
343	--	16	25
420	130	100	40
431	--	20	10

The impact of capping and high-grade restriction was quantified by comparing results against an uncapped model. In total, 11% U3O8 was removed when high DU values were capped/restricted as outlined in Table 11‑7 and Table 11‑8. While this level may seem high in comparison to other commodities, it is reasonable given the skewed nature of the grade distribution at the Property.

11.8	Grade Interpolation

The correlation between density and %U3O8 necessitated the estimation of two block model variables: DU and density (‘D”). Capping and high-grade distance restriction was applied to the DU variable. To ensure consistency, blocks impacted by the removal of high-grade samples (past limits of high-grade interpolation range) also had corresponding samples removed for the interpolation of density. Also, density was interpolated using the same variogram model as was used in kriging DU.

DU and D were estimated by OK. Sample search in the perched and basement zones was spherical with a 75 m radius. Search in the unconformity units was anisotropic and oriented to best fit each zone. Search details are provided in Table 11‑9. Search parameters were established iteratively through examining plans and sections through interpolated blocks as well as through comparison to nearest neighbor (“NN”) models.

All zone contacts were treated as hard boundaries. Grades were not interpolated across gaps between the various wireframes. U3O8 block grades were calculated by dividing the two interpolated variables: U=DU/D.

Table 11‑9: Interpolation Parameters

Min. Type	Samples Used			Search Radii (m)
	Min	Max	mph(1)	X	Y	Z
Perched	3	15	5	75	75	75
Unconformity	3	15	5	anisotropic see below
Basement	3	15	9	75	75	75

Unconformity	Direction (dip/azimuth)			Search Radii (m)
Zone	X	Y	Z	X	Y	Z
121	00/148	-06/058	84/058	100	35	20
122	00/163	-11/073	79/073	50	100	25
221	00/130	-18/040	72/040	125	40	20
222	00/155	-10/065	80/065	100	70	15
320	00/145	-15/055	75/055	100	25	15
420	00/136	-16/046	74/046	100	35	15
(1)mph=maximum number of samples per hole

11.9	Model Validation

Two additional models were estimated for the purpose of validation of the OK results. A NN and an inverse distance squared (ID2) model were interpolated using the same zone matching, capping and high-grade restriction as the OK estimate. The NN model used a one m block height reflecting the composite length. The NN model was re-blocked to the resource model grid (5:1) and used to check various aspects of the estimation process.

Estimated grades were validated to ensure consistency with supporting composite data. Visual checks, comparing sample points and block grades on plans and sections, showed good correlation.

More quantitative validation was made by generating swath plots along block model rows, columns and levels to spatially compare the resource model against NN results. Plots were generated globally, by mineralization type, by deposit and by resource class. Plots of all Indicated blocks, presented in Figure 11‑3, show good spatial correlation between estimated blocks and the underlying composite data.

Figure 11‑3: Swath Plots Comparing Indicated OK, ID2 and NN Estimates

11.10	Resource Classification and Tabulation

The resource block model was classified in accordance with the CRIRSCO classification criteria.

The CRIRSCO definition of a Mineral Resource taken from the 2017 CRIRSCO SME Guide is:

“A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity, and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.”

The CRIRSCO definition of an Inferred Mineral Resource from the 2017 CRIRSCO SME Guide is:

The “Inferred” class is intended to cover situations where a mineral concentration or occurrence has been identified and limited measurements and sampling completed, but the data are sufficient to allow the inference of geological (and grade or quality) continuity. An Inferred Mineral Resource can be based on interpolation between widely spaced data where there is reason to expect geological continuity of mineralization, but not excessively extrapolated from the data. The proportion of extrapolated Mineral Resource outside the nominal drill grid spacing should be limited and disclosed.

Confidence in the estimate is sufficient to allow the application of assumed but not verified technical and economic parameters for conceptual planning. However, confidence is often not sufficient to allow the results of the application of these technical and economic parameters to be used for incremental planning and production scheduling. For this reason, there is no direct link from an Inferred Mineral Resource to any class of Mineral Reserves (see Figure 1 of the SME Guide). Caution should be exercised if Inferred Mineral Resources are considered in technical and/or economic studies. Inferred Mineral Resources may be considered for mine designs used to estimate Mineral Reserves. However Inferred Material should not be reported as Mineral Reserves and should be treated as waste in the economic analysis supporting the Reserve Test (see Clause 48 below). The manner in which Inferred Mineral Resources are used in mine designs used to estimate Mineral Reserves and the effect on the resulting Mineral Reserves should be estimated, and attendant risks disclosed.

Inferred Mineral Resources should exclude material for which there are insufficient data to allow the inference of geological and grade continuity. Inferred Mineral Resources are intended to be sufficiently defined that their overall tonnages, grades or qualities, and mineral contents can be estimated with a reasonable level of confidence.

The CRIRSCO definition for an Indicated Mineral Resource in the 2017 SME Guide is:

“A Mineral Deposit or part of a deposit may be classified as an Indicated Mineral Resource in a Public Report when the nature, quality, amount, and distribution of data are such as to allow the Competent Person determining the Mineral Resource to confidently interpret the geological framework and to assume physical continuity of mineralization. Confidence in the estimate is sufficient to allow the appropriate application of technical and economic parameters to prepare incremental mine plans (typically annual or phases) and production schedules and to enable an evaluation of economic viability. Overall confidence in the estimates is high, while local confidence is reasonable. The Competent Person should recognize the importance of the Indicated Mineral Resource class to the advancement of the project. An Indicated Mineral Resource estimate is of sufficient quality to support detailed technical and economic studies leading to Probable Mineral Reserves which can serve as the basis for major development decisions.

In assessing continuity between points of observation, the Competent Person should consider the likely cut-off grade and geometric limits that would be used to prepare incremental (e.g., annual or phased) mine plans.”

The 2017 SME Guide goes on to state that in regard to the QPs’ choice for the appropriate class of mineral resource that for Indicated resources:

“Confidence in the estimate is sufficient to allow the appropriate application of technical and economic parameters to prepare incremental plans (typically annual or phased) and production schedules and to enable an evaluation of economic viability”

This resource estimate for the Property was classified based on spatial parameters related to available composite data. These parameters include the minimum number of holes used to estimate grade; the maximum average distance to samples used to estimate grade; and the distance to the first, second and third closest points used to estimate grade. Blocks were classified as Indicated or Inferred Mineral Resource.

Classification criteria were established iteratively by visually assessing the impact of parameter adjustment on resultant maps of classified blocks. The goal was to have reasonably cohesive volumes rather than a scattered patchwork of indicated and inferred blocks, while assigning the indicated category in a justified pattern among and beyond sample locations.

The application of classification parameters is listed in Table 11‑10. Blocks were initially coded as indicated if they were: estimated by at least two holes, the first within 10 m of the block and the second within 20 m; estimated by at least three holes, the closest within 10 m and the third closest within 30 m or within an average of 30 m of at least four holes.

Blocks were then potentially reclassified based on proportion of resource class in each zone. If less than 10% of a wireframe zone was of one class (indicated of inferred), the entire zone was assigned the other class. This step had very minor impact; 49 blocks in five zones were reclassified as indicated and 273 blocks in six zones as inferred.

Table 11‑10: Resource Classification Criteria

Category	No. Holes	Max. Distance to (metres)			Avg. Distance
	min.	closest	2nd closest	3rd closest	max. (metres)
Indicated	2	10	20
	3	10		30
	4				30
Inferred	remainder estimated

The COG used to determine resources was calculated to be 0.3% U3O8. The COG was determined by considering an underground longhole mining method. As there has been no active uranium mining in the Western Athabasca Basin area for over 20 years, the QPs reviewed historical and projected mining, processing and general and administrative costs in the Athabasca Basin to help determine the anticipated costs for an underground operation using the longhole stoping method. After review, the QPs determined that mining costs of CAD$157.00/t were reasonable for the Property. The QPs assigned processing costs of CAD$164.00/t. Similarly, general and administrative costs of CAD$67.00/t were used to determine the COG.

The uranium price of US$50/lb was used and is considered reasonable given the range of spot uranium prices reported by industry price expert, TradeTech, between September 15, 2021 and this TRS’ effective date of October 31, 2022. An exchange rate of C$1.00 to US$0.78 was used.

The marginal COG was determined using the formula:

COG =	Processing Costs+Mining Costs+Gen & Admin Costs (CAD$ per tonne)
Uranium Price (in CAD$ per t) x total recovery

[The remainder of this page is intentionally left blank.]

The calculation of the COG is outlined in the table below:

Table 11‑11: Cut-Off Grade Determination

Assumptions

Uranium Price		$50.00	USD/lb U3O8
		$110,230	USD/t U3O8
		$141,321	CAD/t U3O8

Mining Recovery		95.0%
Processing Recovery		95.0%
Total Recovery		90.3%

USD Exchange	C$1.00 =	$0.78	US

Mining, Processing and General Administrative Costs

Mining, Processing and General Administrative Costs
Mining Costs	$157.00
Processing Costs	$164.00
General and Administrative	$67.00
Total	$388.00

Marginal Cut-Off Grade

	Cut-Off Grade =	Processing Costs + Mining Costs + Gen&Admin Costs (CAD$ per tonne)
		Uranium Price (CAD$/t) x Total Recovery

	Cut-Off Grade =	0.30%	U3O8

In order to establish a meaningful resource tabulation for potential underground extraction methods, a minimum volume needed to be considered; the 5x5x5 m block size is not a realistic SMU. For resource reporting blocks were grouped by COG into face connected volumes. Reporting here is based on a minimum of 10 contiguous blocks – a minimum volume of 1,250 m3, a reasonable minimum stope size. This application of minimum contiguous volume constraint had little impact on resource tabulation. At the quoted 0.3% U3O8 cut-off, the mineral resource is made up of 38 separate shapes with an average volume of 95,000 m3.

Figure 11‑4 is a plot of the minimum number of contiguous blocks – effectively SMU size, versus the number of resultant separate volumes at a range of COGs. It is concluded that by generating the resource using a minimum of 10 contiguous blocks, the number of disparate volumes (translating to underground work areas) is reasonable.

Figure 11‑4: Volume Selectivity by Cut-off Grade

The Property Mineral Resource Estimate is presented in Table 11‑11. To illustrate sensitivity to the uranium COG, the quantities and grade estimates for various U3O8 COGs are presented in Table 11‑12. The reader is cautioned that the figures presented in this table are to show the sensitivity of the estimated block grades to the selection of U3O8 cut-off and should not be misconstrued with the Mineral Resource Estimate. The resource is tabled by deposit area in Table 11‑13, along with the UEC’s 49.0975% share of the resources.

Table 11‑12: Shea Creek Mineral Resource Estimate

Tonnes	Indicated U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (lb)	Tonnes	Inferred U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (lb)
2,056,000	1.491	67,570,000	33,175,000	1,254,000	1.015	28,057,000	13,775,000

*Mineral resources are not mineral reserves and have not demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve. Figures are rounded to reflect the relative accuracy of the estimates. Resources were estimated using a COG of 0.30% U3O8.

**UEC Share of mineral resources is calculated based on UEC 49.0975% equity in the project.

[The remainder of this page is intentionally left blank.]

Table 11‑13: Shea Creek U3O8 Grade Sensitivity Analysis

Cut-off	Indicated				Inferred
(% U3O8)	Tonnes	U3O8		U3O8	Tonnes	U3O8		U3O8
		(%	)	(lbs)		(%	)	(lbs)
0.20	2,536,000	1.256		70,200,000	1,794,000	0.784		31,010,000
0.30	2,056,000	1.491		67,570,000	1,254,000	1.015		28,057,000
0.40	1,700,000	1.729		64,815,000	986,000	1.195		25,995,000
0.50	1,457,000	1.942		62,389,000	770,000	1.403		23,817,000
0.75	1,021,000	2.504		56,344,000	463,000	1.927		19,665,000
1.00	766,000	3.037		51,304,000	333,000	2.337		17,140,000

Table 11‑14: Shea Creek Mineral Resource Estimate - by Deposit Area at 0.3% U3O8 Cut-off Grade, showing total resources and resources attributable to UEC

Deposit Area	Tonnes	Indicated U3O8 (%)	U3O8 (lbs)	UEC Share U3O8 (lb)	Tonnes	Inferred U3O8 (%)	U3O8 (lbs)	UEC Share U3O8 (lb)
Colette	327,000	0.787	5,674,000	2,786,000	492,000	0.717	7,768,000	3,814,000
58B	142,000	0.773	2,419,000	1,188,000	81,000	0.510	906,000	445,000
Kianna	1,027,000	1.535	34,743,000	17,058,000	547,000	1.390	16,772,000	8,235,000
Anne	560,000	2.002	24,735,000	12,144,000	134,000	0.883	2,612,000	1,282,000
Total	2,056,000	1.491	67,570,000	33,175,000	1,254,000	1.015	28,057,000	13,775,000

*Mineral resources are not mineral reserves and have not demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserve. Figures are rounded to reflect the relative accuracy of the estimates. Resources were estimated using a COG of 0.30% U3O8.

**UEC Share of mineral resources is calculated based on UEC 49.0975% equity in the project.

11.11	2013 through 2016 Drilling

Forty-two holes have been drilled on the Shea Creek Property post 2013. Results of this drilling are deemed immaterial in terms of significant impact on the resource.

These holes included 19 new master (pilot) holes, 14 wedge cuts from those and nine wedge cuts from three exiting pilot holes – SHE-24, drilled in 1995, SHE-135 drilled in 2010 and SHE-127 drilled in 2008. Only four of the recent holes either intersected or were drilled close to wireframe volumes used as geologic control for the estimate. Three wedge cuts were outside existing solids and confirmed limits of adjacent zones. Three holes were abandoned below the wedge location and above the target depth (SHE-142-4A, 4B and 4C). The other 32 holes were drilled at significant distance from estimated mineralized zones.

These holes were reviewed in detail relative to wireframes used for grade estimation. Results of that review are summarized in Table 11‑14. In the table, BM_Code refers to the mineralization wireframe code. Holes are reported as piercing those wireframes or just being close. The delta metal column refers to the interval length (m) x U3O8% difference with respect to the closest single existing intercept – that is, positive values show better results.

Table 11‑15: Drilling Returned Since 2013 Grade Estimation

Hole-ID	Year	Length	Type	BM_Code	New Intercept				Pierced	Closest Existing Intercept
		(m)			From	To	Interval	U3O8	Solid	Dist. (m)	D Metal
SHE-24-1	2013	804	wedge	None Close
SHE-24-2	2013	906	wedge	None Close
SHE-135-16	2013	1,038	wedge	339	838.0	839.5	1.5	0.335	N	24	+133.3%
				342	942.0	946.0	4.0	0.888	N	39	+13.5%
SHE-135-17	2013	1,059	wedge	320	722.0	734.0	12.0	0.255	Y	17	-31.4%	%
				331	795.0	800.5	5.5	0.011	Y	6	-60.4%	%
				343	867.0	879.5	12.5	1.988	Y	26	+904.9%
SHE-142	2013	1,056	pilot	341	931.0	934.0	3.0	1.429	Y	15	+96.6%
SHE-142-1	2013	1,083	wedge	Confirm Limits					N
SHE-142-2	2013	1,044	wedge	Confirm Limits					N
SHE-142-3	2013	1,065	wedge	Confirm Limits					N
SHE-142-4	2013	939	wedge	342	926.0	937.5	11.5	0.643	Y	14	+137.0%
SHE-142-4A	2013	912	abandoned	N/A
SHE-142-4B	2013	867	abandoned	N/A
SHE-142-4C	2013	801	abandoned	N/A
SHE-143	2013	840	pilot	None Close
SHE-143-1	2013	1,086	wedge	None Close
SHE-143-2	2013	879	wedge	None Close
SHE-143-3	2013	861	wedge	None Close
SHE-144	2013	843	pilot	None Close
SHE-144-1	2013	852	wedge	None Close
SHE-145	2013	858	pilot	None Close
SHE-145-1	2013	837	wedge	None Close
SHE-145-2	2013	892	wedge	None Close
SHE-146	2013	852	pilot	None Close
SHE-146-1	2013	840	wedge	None Close
SHE-147	2015	631	pilot	None Close
SHE-148	2015	972	pilot	None Close
SHE-149	2015	906	pilot	None Close
SHE-150	2015	981	pilot	None Close
SHE-151	2015	819	pilot	None Close
SHE-152	2015	828	pilot	None Close
SHE-153	2015	831	pilot	None Close
SHE-127-1	2015	433	wedge	None Close
SHE-127-2	2015	415	wedge	None Close
SHE-127-3	2015	340	wedge	None Close
SHE-127-4	2015	398	wedge	None Close
SHE-127-5	2015	397.5	wedge	None Close
SHE-154	2016	638	pilot	None Close
SHE-155	2016	626	pilot	None Close
SHE-156	2016	668	pilot	None Close
SHE-157	2016	643	pilot	None Close
SHE-158	2016	638	pilot	None Close
SHE-159	2016	263	pilot	None Close
SHE-160	2016	623	pilot	None Close

[The remainder of this page is intentionally left blank.]

12	MINERAL RESERVE ESTIMATE

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

13	MINING METHODS

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

14	RECOVERY METHODS

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

15	PROJECT INFRASTRUCTURE

There is no permanent infrastructure located on the Property. The temporary work camp used for the most recent drill programs has been demobilized from the Property.

[The remainder of this page is intentionally left blank.]

16	MARKET STUDIES AND CONTRACTS

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

17	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

18	CAPITAL AND OPERATING COSTS

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

19	ECONOMIC ANALYSIS

Not applicable at this stage of the Property.

[The remainder of this page is intentionally left blank.]

20	ADJACENT PROPERTIES

Shea Creek Claim MC00010298 at the northern end of the SLC Trend is adjacent to the claims that cover the past-producing Cluff Lake mine and is within approximately five km of the nearest mine workings. While in production between 1980 and 2002, the Cluff Lake mine produced 64.2 million lbs U3O8 (Koning and Robbins, 2006). The authors have been unable to verify the information and this production is not necessarily indicative of the mineralization on the Property. While much of the mining infrastructure has now been reclaimed, excellent all-weather road access and an unmaintained air strip remains on the Property. The authors are not aware of any remaining resources at the Property of the now-decommissioned Cluff Lake Mine.

[The remainder of this page is intentionally left blank.]

21	OTHER RELEVANT DATA AND INFORMATION

No other significant information concerning the Property deposits and their local area is considered relevant to the TRS at this time.

[The remainder of this page is intentionally left blank.]

22	INTERPRETATION AND CONCLUSIONS

Exploration at the Property both prior to and since UEX’s involvement has successfully accomplished the objective of discovery of uranium mineralization and has demonstrated the high exploration potential of other areas. Since the beginning of UEX’s involvement in 2004, the Kianna Deposit has been discovered and outlined, areas between Kianna and Anne have been found to contain significant mineralization, additional high-grade mineralization has been intersected at the Anne Deposit, basement mineralization has been intersected in the South Colette area and the 58B Deposit has been discovered and partially delineated between Kianna and Colette. To date, drilling has identified a three km strike length of the SLC in the northern Property in which at least four uranium deposits are developed.

The updated uranium mineral resource estimate for the four Property deposits, Kianna, Anne, Colette and 58B, at a COG of 0.30% U3O8 total:

●    67.57 million lb of U3O8 in the Indicated mineral resource category comprising 2,056,000 tonnes grading 1.49% U3O8. 33.175 million lb are attributable to UEC; and

●    28.06 million lb of U3O8 in the Inferred mineral resource category comprising 1,254,000 tonnes grading 1.02% U3O8. 13.775 million lb are attributable to UEC.

Mineral resources at the Property are open in many areas and have excellent potential to expand significantly as drilling continues. The majority of the resources are from the Kianna and Anne deposits, where a significant portion of the resources lie in basement rocks beneath the Athabasca unconformity. Breakdowns of the resources by deposit at COGs of 0.3% U3O8 is presented in Table 22-1. Table 22-2 is a more detailed sensitivity analysis of the relative contribution of each deposit at a grade of 1.0% U3O8.

Table 22‑1: Breakdown of the Contribution of Each Deposit at Shea Creek to the Total Resources at a 0.3% U3O8 Cut-off Grade

	Indicated				Inferred
Deposit Area	Tonnes	U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (Lb)	Tonnes	U3O8 (%)	U3O8 (lb)	UEC Share U3O8 (lb)
Collette	327,000	0.787	5,674,000	2,786,000	492,000	0.717	7,768,000	3,814,000
58B	142,000	0.773	2,419,00	1,188,000	81,000	0.510	906,000	445,000
Kianna	1,027,000	1.535	34,743,000	17,058,000	547,000	1.390	16,772,000	8,235,000
Anne	560,000	2.002	24,735,000	12,144,000	134,000	0.883	2,6120,000	1,282,000
Total	2,056,000	1.491	67,570,000	33,175,000	1,254,000	1.015	28,057,000	13,775,000

Table 22‑2: Contribution of Each Shea Creek Deposit at Elevated (≥1.0%) U3O8 Grade

Indicated				Inferred
Deposit	Tonnes	Grade U3O8 (%)	U3O8 (lb)	Tonnes	Grade U3O8 (%)	U3O8 (lb)
Kianna	425,000	2.880	26,993,000	232,000	2.543	12,982,000
Anne	239,000	3.936	20,698,000	18,000	3.503	1,356,000
Colette	67,000	1.713	2,545,000	82,000	1.524	2,766,000
58B	35,000	1.376	1,068,000	1,000	1.301	36,000
TOTALS	766,000	3.037	51,304,000	333,000	2.337	17,140,000

Note that the sensitivity of the deposits to 1% U3O8 grade, most of the contained uranium mineralization that is reported at the 0.3% U3O8 COG is retained and is in particular focused in the Kianna and Anne deposits.

22.1	Other Considerations

Through most of the Property deposits, where flat-lying unconformity mineralization or shallow-dipping concordant basement mineralization are developed, interpretation and drillhole placement provide representative cuts of the mineralization. However, in steeper dipping areas of mineralization in the Kianna basement zone, there is some difficulty in tracing the continuity of higher-grade mineralization internal to the zone. This may require additional future drilling, but given the steep dips required for holes to these depths, such issues may only be addressed through future underground drilling where less steeply dipping drillhole angles and accurate closely-spaced drilling can be achieved.

[The remainder of this page is intentionally left blank.]

23	RECOMMENDATIONS

The Property is highly prospective for discovery of additional uranium mineralization. Several levels of exploration potential are apparent. Outside of the three km strike length hosting the known deposits, limited widely-spaced drilling has been completed along the SLC, despite previous intersections of mineralization and anomalous alteration in several areas to the southeast of the Anne Deposit and to the northwest of the Colette Deposit.

The QPs recommendations are as follows:

23.1	Shea Creek Resource Expansion Drilling

In the known deposits on the Property, potential exists to expand the dimensions of high-grade pods between or outward from previous drillholes. The high-grade Kianna East zone of basement mineralization, which was discovered in 2012, is open in many directions and will form a principal target for future follow-up drilling. Exploration potential exists for step-out drilling into open areas of mineralization – for example to expand the Kianna basement zone and to test open mineralization down dip in the Colette area. Gaps in drilling still lie along the main prospective corridor between Anne and Kianna, and Kianna and Colette also have high potential for new discoveries for both mineralization at the unconformity and in basement rocks.

The authors believe that the investment in exploration required to advance the Property is approximately C$10 million in drilling. This program would involve approximately 20,000 m drilling and would occur over 18 months. The proposed program would evaluate 10 target concepts in the basement across all four of the Property deposits and in the area of the SHE-02 discovery hole.

23.2	Continued Exploration along Saskatoon Lake and Klark Lake Conductors

Outside of the area of the defined resources on the Property, drilling is sparse and widely-spaced, and exploration is at early stages. Targets in these areas are mainly based on geophysical features (EM conductors and resistivity). Prospective areas of low resistivity with similar signature to the area around the Anne, Kianna and Colette deposits occur along the Klark Lake conductor in northwestern parts of the Property. Low resistive zones lying between the Saskatoon Lake and Klark Lake conductors also form prospective targets that could represent alteration along discordant fault zones. Expansion of resistivity surveys to other parts of the Property is recommended to further identify other low resistivity targets.

23.3	Recommended Program to Advance Shea Creek

The authors recommend a drill program within the footprint of the known mineralization at the Property spanning the four deposits and the area around historical drillhole SHE-02, which intersected uranium mineralization to the south of the deposits. The recommended program is C$10 million over 18 months of field work to evaluate basement targets analogous to the Kianna deposit and the costs are broken down in Table 26-1 below.

Table 23‑1: Shea Creek Resource Expansion Drill Program

Description	Total (C$ 000’s)
Direct Costs
Personnel	750
Field Equipment Costs	100
Analysis	450
Travel and Transport	80
Miscellaneous	61
Subtotal	1,441
Contractor Costs
Diamond Drilling	6,500
Camp Costs	1,000
Other Contractor	150
Subtotal	7,650
Total Costs	9,091
Admin Fee	909
TOTAL	10,000
[The remainder of this page is intentionally left blank.]

24	REFERENCES

Alexander, B., Alonso, D. and Koch. R., 1994. Shea Creek Project 1994 Winter Activities and Results. Vol. I to III, COGEMA Resources Inc. Rep .#94-CND-585-01.

Alexander, B., Alonso, D. and Bingham, D., 1995. Shea Creek activities and results. Vol. I to V, COGEMA Resources Inc. Rep. #95-CND-585-01.

Alexandre, P., Kyser., Thomas, D., Polito, P. and Marlat, J, 2009. Geochronology of the unconformity-related uranium deposits in the Athabasca Basin, Saskatchewan, Canada and their integration in the evolution of the basin. Mineralium Deposita, vol. 44, pp. 41-59.

Alonso, D., Dalidowicz, F. and McElroy, R., 1992. Shea Creek Project 1992 Winter Activities and Results. Amok Limited/Ltee. Vol I to III, Rep. #92-CND-585-01.

AREVA Resources Inc. Rep. #06-CND-585-02. Gudmundson, G., Zalutskiy, V., Morales, P., Gerbeaud, O., 2017. Shea Creek Project 2015 Annual Report, Field Work Done: March to September 2015, Mineral Claims: S-104617, S-104619, S-104625, S-104626, S-104638. AREVA Resources Canada Inc. Rep. # 15-CND-585-02.

Armitage, A., 2013. Technical Report on the Patterson Lake North Property, Northern Saskatchewan, October 15, 2013, GeoVector Management Inc., for Fission 3.0 Corporation and Fission Uranium Corp.

Ashton, K.E., Card, C.D. and van Breemen, O., 2007. Recognition of Paleoproterozoic supracrustal rocks along the Snowbird Tectonic Zone and more evidence for mesoarchean crust in the Southern Rae Province: New TDM data from northwestern Saskatchewan. Saskatchewan Industry and Resources, Open file report 2007-22, p. 9.

Baudemont, D., 1996. Shea Creek Project. Regional Tectonics and Structural Control of Mineralization. Report on 1995 Investigation. COGEMA Resources Inc. Rep. #96-CND-585-01.

Baudemont, D., 2000. Shea Creek Project Western Athabasca. Colette Mineralized Zone – Lithostratigraphy, Structural Geology and Perspectives. COGEMA Resources Inc. Rep. #00-CND-585-01.

Baudemont, D. and Fedorowich, J., 1996. Structural control of uranium mineralization at the Dominique-Peter Deposit, Saskatchewan, Canada. Economic Geology Vol. 91, pp. 855-874.

Baudemont, D. and Lorilleux, G. 1998. Shea Creek Project – Anne Mineralized Zone. Lithostratigraphy, Structural Geology, Hydrothermal Breccias. COGEMA Resources Inc. Rep. #98-CND-585-04.

Baudemont, D., Piquard, J.P., Ey, F. and Zimmerman, J., 1993. The Sue uranium deposits, Saskatchewan, Canada Exploration and Mining Geology, Vol. 2, No. 3, pp. 179-202.

Bell, K., 1985. The Carswell Structure uranium deposits, Saskatchewan. In The Carswell Structure Uranium Deposits, Saskatchewan, Laine, R., Alonso, D. and Svab, M., (eds.); Geological Association of Canada, Special Paper 29, pp. 33-46.

Berthet, L., 2011. Radiometric-grade correlation, Shea Creek mineralized trend, AREVA internal report.

Bickford, M.E., Collerson, K.D. and Lewry, J.F., 1994. Crustal history of the Rae and Hearne provinces, southwestern Canadian Shield, Saskatchewan: constraints from geochronologic and isotopic data. Precambrian Research, v. 68., pp. 1-21.

Bingham, D. and Koning, E., 2003. Shea Creek Project 2003 Exploration Activities and Results. COGEMA Resources Inc. Rep. #03-CND-585-01.

Brouand, M., Cuney, M. and Deloule E., 2002. Le Plutonisme Hyperpotassique de socle sous la partie oust du Bassin Athabasca,, nord Saskatchewan, Canada. Abstract volume, RST 2002 9-12 April Nantes, France, p. 76.

Card, C.D., 2002. New investigations of basement to the western Athabasca Basin. In Summary of Investigations 2002, Volume 2, Saskatchewan Geological Survey, Saskatchewan Energy and Mines, Misc. Rep. 2002-4-2, p. 17.

Card, C.D., 2006. Basement control on uranium mineralization in the western Athabasca Basin and the region’s pre- and post-Athabasca Group deformational history. CIM Geological Society 2006 Field Conference: Athabasca deposits and analogues, June 13 2006, extended abstract.

Card, C.D., Pana, D., Stern, R.A. and Rayner, N., 2007. New insights into the geological history of the basement rocks to the southwestern Athabasca Basin, Saskatchewnan and Alberta. In EXTECH IV: Geology and uranium Exploration TECHnology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta. C.W. Jefferson and G. Delaney (eds.). Geological Survey of Canada, Bulletin 588, pp. 119-133.

Carrol, J., Gerger, D., Morales, P., Maufrais, O., Zalutskiy, V., 2014. Shea Creek Project Exploration Activities and Results, Field Work: May to November 2013 Drilling and Geophysics, Volume I of I, Mineral Claims: S-104638, S- 104617, S-107255, S-104808, S-104619, S-104620, S-104622, AREVA Resources Canada Inc. Rep. # 13-CND-585-01.

Cazakoff, D. and Tennant, D., 2008. Shea Creek – Scoping leach trials. Internal AREVA report, 17 pages plus appendices.

Chapman, G., Munholland, P., Alonso, D., 1996. Douglas River Project 1996 Exploration Activities and Results. Vol I of I, COGEMA Resources Inc. Rep. #96-CND-96-01.

Clauer, N., Ey, F. and Gauthier-Lafaye, F., 1985. K-Ar dating of different rock types from the Cluff Lake uranium ore deposits, Saskatchewan, Canada. In The Carswell Structure Uranium Deposits, Saskatchewan, Laine, R., Alonso, D. and Svab, M., (eds.); Geological Association of Canada, Special Paper 29, pp. 47-54.

Collier, B., Yeo, G., Long, D., Robbins, J. and Koning, E., 2001. Preliminary report on the stratigraphy of the Athabasca Group in the vicinity of the Shea Creek Project, southwestern Athabasca Basin, Saskatchewan; in Summary of Investigations 2001, Volume 2, Saskatchewan Geological Survey, Saskatchewan Energy and Mines, Misc. Rep. 2001-4.2, CD B, pp. 266-271.

Cumming, G.L. and Krstic, D., 1992. The age of unconformity-related uranium mineralization in the Athabasca Basin, northern Saskatchewan. Canadian Journal of Earth Science, Vol. 29, pp. 1623-1639.

Dalidowicz, F., 1991. Shea Creek Project – Report on 1991 Ground Geophysical Surveys. Amok Limited/Ltee. Vol I to II, Rep. #91-CND-585-03.

Dalidowicz, F., 1993. Shea Creek Project – Report on 1993 Ground Geophysical Surveys. Vol. I to II, COGEMA Resources Inc. Rep. #93-CND-585-03.

Dixon, A. and Swain N., 2007. 2006 / 2007 Diamond Drill Program Castle North and South S-107577, S-107947, & S-107948, Titan Uranium.

Eaton, D.W. and Hope, J., 2003. Structure of the crust and upper mantle of the Great Slave Lake shear zone, northwestern Canada, from teleseismic analysis and gravity modeling. Canadian Journal of Earth Science v. 40, pp. 1203-1218.

Eriks, S., Gray, J., Rhys, D. and Hasegawa, S., 2013: Technical report on the Shea Creek property, Saskatchewan, with an updated mineral resource estimate. UEX Corporation, N.I. 43-101 technical report, filed on SEDAR with effective date of May 31, 2013, p. 99.

Fayek, M., Harrison, T.M., Ewing, R.C., Grove, M. and Coath, C.D., 2002. O and Pb isotope analyses of uranium minerals by ion microprobe and U-Pb ages from the Cigar Lake deposit; Chemical Geology, v. 185, pp. 205-225.

Flotte, N., 2006. Kianna area, Shea Creek Project – Map, sections and structural interpretation of mineralization.

Greenwood, R. and Scibek, J., 2010. Shea Creek Project 2009 Geotechnical and Hydrogeological Data Acquisition Program Data Report, SRK Consulting Report.

Gudmundson, D., Zalutskiy, V., 2017. Shea Creek Project 2016 Annual Report, Field Work Done: January to April 2016, Mineral Claims S-104635 & S-104626. AREVA Resources Canada Inc. Rep. # 16-CND-585-01.

Gyorfi, I., Hajnal, Z., White, D.J., Takacs, E., Reilkoff, B., Annesley, I.R., Powell, B., Koch, R., 2007. High-resolution seismic survey from the McArthur River region: contributions to mapping of the complex P2 uranium ore zone, Athabasca Basin, Saskatchewan. In EXTECH IV: Geology and Uranium EXploration TECHnology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta,(ed.) C.W. Jefferson and G. Delaney; Geological Survey of Canada, Bulletin 588 (also Saskatchewan Geological Society, Special Publication 18; Geological Association of Canada, Mineral Deposits Division, Special Publication 4). P. 397-412.

Hanmer, S., 1997. Geology of the Striding-Athabasca Mylonite Zone, northern Saskatchewan and southeastern District of Mackenzie, Northwest Territories. Geological Survey of Canada Bulletin 501, p. 92.

Hoeve, J. and Sibbald, T.I.I., 1978. On the Genesis of Rabbit Lake and Other Unconformity-Type Uranium Deposits Northern Saskatchewan, Canada; Economic Geology, v. 73, pp. 1451-1473.

Hoeve, J. and Quirt, D.H., 1984. Mineralization and Host Rock Alteration in Relation to Clay Mineral Diagenesis and Evolution of the Middle-Proterozoic Athabasca Basin, Northern Saskatchewan, Canada; Saskatchewan Research Council, Technical Report, No. 187, p. 187.

Hoeve, J. and Quirt, D.H., 1985. A stationary redox front as a critical factor in the formation of high-grade, unconformity type uranium ores in the Athabasca Basin, Saskatchewan, Canada. Bulletin Mineralogique, v. 110, pp. 157-171.

Hoffman, P.F., 1988. United plates of America, the birth of a craton: Early Proterozoic assembly and growth of Laurentia; Annual Review Earth Planetary Science, v. 16, pp. 543-603.

Jefferson, C., Thomas, D.J., Gandhi, S.S., Ramaekers, P., Delaney, G., Brisbin, D., Cutts, C., Portella, P. and Olson, R.A., 2007. Unconformity associated uranium deposits of the Athabasca Basin, Saskatchewan and Alberta. Geological Survey of Canada, Bulletin 588, pp. 23-67.

Koch, R., 1990. Shea Creek Project – GEOTEM Airborne Electromagnetic and Magnetic Surveys. Shea Creek Area, Saskatchewan for Amok Limited/Ltee. Volume I to II, Rep. #90- CND-585-01.

Koch, R., 2003. A Report on MEGATEM Airborne EM and Magnetic Surveys Over Erica, Alexandra, Shea Creek and Douglas River Projects – December 2003. COGEMA Resources Inc. Rep. #02-CND-975-01.

Koning, E. and Robbins, J., 2006. The Cluff Lake Deposits West Athabasca Basin, Saskatchewan, Canada; In: 2006 CIM Field Conference, Uranium: Athabasca Deposits and Analogues (Field Trip 3) - CIM Society, Saskatoon Section Sept. 13 – 14, 2006.

Koning, E., Revering C., Robbins, J. and Quirt D., 2007. Shea Creek Uranium Project, Northern Mining District Saskatchewan NTS Map areas 74K/3 and 74K/4, 2007 Technical Report, AREVA Resources Canada Inc. Rep. #07- CND-585-04.

Laine, R., 1985. Conclusion: The Carswell Uranium Deposits – An Example of not so Unique Unconformity-Related Uranium Mineralization; in The Carswell Structure Uranium Deposits, Saskatchewan, Laine, R., Alonso, D. and Svab, M., (eds.); Geological Association of Canada, Special Paper 29, pp. 225-230.

Laine, R., 1986. Uranium deposits of the Carswell structure. In Uranium deposits of Canada, E. L. Evans (ed.). Canadian Institute of Mining and Metallurgy, Special Volume 33, pp. 155-169.

Lewry, J.F. and Sibbald, T.I.I., 1980. Thermotectonic evolution of the Churchill Province in northern Saskatchewan. Tectonophysics, v. 68., pp. 45-82.

Lorilleux, G., Jebrak, M., Cuney, M. and Baudemont, D., 2002. Polyphase hydrothermal breccias associated with unconformity-related uranium mineralization (Canada): from fractual analysis to structural significance. Journal of Structural Geology v. 24, pp. 323-338.

Mahan, K.H., Williams, M.L. and Baldwin, J.A., 2003. Contractional uplift of deep crustal rocks along the Legs Lake shear zone, western Churchill Province, Canadian Shield. Canadian Journal of Earth Science v. 40, pp. 1085-1110.

McCready, K., 2007. U3O8 Method Summary. SRC Geoanalytical Laboratories, p. 2.

McDonough, M.R., McNicoll, V.J., Schetselaar, E.M. and Grover, T.W., 2000. Geochronological and kinematic constraints on crustal shortening and escape in a two-sided oblique-slip collisional and magmatic zone, northeastern Alberta. Canadian Journal of Earth Science, v. 37, pp. 1549-1573.

Moriceau, R., 1997. Shea Creek and Douglas River Projects 1997. Structural Study of Drillholes. COGEMA Resources Inc. Rep. # 97-CND-585-03.

Munholland, P., Lee, G., Chapman, G. and Alonso, D., 1996. Shea Creek Project Activities and Results. Vol. I to IV, COGEMA Resources Inc. Rep. #96-CND-585-02.

Nimeck, G., 2005. Shea Creek and Douglas River Projects – 2005 Ground Geophysical Surveys. COGEMA Resources Inc. Rep. # 05-CND-585-01.

Nimeck, G. and Koch, R., 2008. A progressive geophysical exploration strategy at the Shea Creek uranium deposit. In The Leading Edge, January 2008, pp. 52-63.

Pacquet, A., Reyx, J., 1995. Shea Creek 1995 Report Activities and Results, Vol. V, Appendix 4 COGEMA Resources Inc. Metallographic and Petrographic Report on Mineralized Zones and Halos.

Pagel, M. and Svab, M., 1985. Petrographic and geochemical variations within the Carswell Structure metamorphic core and their implications with respect to uranium mineralization. Edited by R. Laine, D. Alonso and M. Svab. The Carswell Structure Uranium Deposits, Saskatchewan. G.A.C. Special Paper 29. pp. 55-70.

Pagel, M., Wheatley, K. and Ey, F., 1985. The Origin of the Carswell Structure; in The Carswell Structure Uranium Deposits, Saskatchewan, Laine, R., Alonso, D. and Svab, M., (eds.); Geological Association of Canada, Special Paper 29, pp. 213-224.

Palmer, K., 2010: Shea Creek property, Saskatchewan, Canada, including mineral resource estimates for the Kianna, Anne and Colette deposits. Golder Associates Ltd., N.I. 43-101 technical report for UEX Corporation, filed on SEDAR with effective date of May 26, 2010, p. 214.

Pana, D., Creaser, R.A., Muehlenbachs, K. and Wheatley, K., 2007. Basement geology in the Alberta portion of the Athabasca Basin: context for the Maybelle River area. In EXTECH IV: Geology and uranium Exploration TECHnology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta. C.W. Jefferson and G. Delaney (eds.). Geological Survey of Canada, Bulletin 588, pp. 135-153.

Quirt, D.H., 2002. Geochemical Data Review and Analysis: COGEMA Resources Inc. Shea Creek Project. Saskatchewan Research Council, Publication No. 10400-01C02, p. 74 plus Appendices.

Ramaekers, P., Jefferson, C.W., Yeo, G.M., Collier, B., Long, D.G.F, Drever, G., McHardy, S., Jiricka, D., Cutts, C., Wheatley, K., Catuneanu, O., Bernier, S., Kupsch, B. and Post, R.T., 2007. Revised geological map and stratigraphy of the Athabasca Group, Saskatchewan and Alberta. In EXTECH IV: Geology and uranium Exploration TECHnology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta. C.W. Jefferson and G. Delaney (eds.). Geological Survey of Canada, Bulletin 588, pp. 155-191.

Reddy, K., Modeland, S., Carroll, J., Robbins, J. and Koning, E., 2007. Shea Creek Project – Exploration Activities and Results. Field work: September to December 2006. Vol. I of I, AREVA Resources Canada Inc. Rep. #06-CND-585- 03.

Revering, C., 2010. Shea Creek Project – Radiometric Grade Correlation for the Colette and 58B areas, internal memo dated February 12, 2010 from SRK Consulting (Canada) Inc. to AREVA Resources Canada Inc., p. 7.

Rhys, D. A., 2002, Geological Report on the Hidden Bay Property, Wollaston Lake Area, Northern Saskatchewan, report prepared for UEX Corporation by Panterra Geoservices Inc., p. 84. Filed on Sedar.

Rhys, D.A., Eriks, R.S. and van der Meer, L., 2010: Geology of the Shea Creek uranium deposits. Saskatchewan Geological Survey, Open House. In Abstract Volume, page 6 and as a presentation available on the Saskatchewan Geological Survey website.

Rhys, D. A. and Ross, K. V., 1999. Structural setting and controls on uranium mineralization, Collins-Bay Rabbit Lake fault system, Wollaston Lake to Thorburn Lake, northern Saskatchewan. Panterra Geoservices Inc., consulting report for Cameco Corporation, p. 278.

Rhys, D., Horn, L. and Eriks, R.S., 2009: Technical report on the Shea Creek property, northern Saskatchewan. UEX Corporation, N.I. 43-101 report filed on SEDAR, with effective date of April 3, 2009, p. 157.

Robbins, J., 2005. Shea Creek Project – Exploration Activities and Results. Field work: September to December 2004. Vol. I of I, COGEMA Resources Inc. Rep. # 04-CND-585- 02.

Robbins, J., Lee, G., Chapman, G. and Koning, E., 1997a. Shea Creek Project, Activities and Results. Vol. I to IV, COGEMA Resources Inc. Rep. # 97-CND-585-01.

Robbins, J., Bzdel, L., Chapman, G., Lee, G., Koning, E., 1997b. COGEMA Resources INC., Douglas River Project 1997 Exploration Activities and Results. Rep. # 97-CND-96.-02.

Robbins, J., Bzdel, L., Lee, G., Balzer, S. and Koning, E., 1998. Shea Creek Project, Activities and Results. Vol. I to III, COGEMA Resources Inc. Rep. # 98-CND-585-2.

Robbins, J., Bzdel, L., Lee, G., Balzer, S., Koning, E. and Munholland. P., 1999. Douglas River Project 1998 Exploration Activities and Results. Vol. I of IV, COGEMA Resources Inc. Rep. # 98-CND-585-02.

Robbins, J. and Koning, E., 2006. Shea Creek Project Exploration Activities and Results. Field work: April to September 2005. Vol. I of I, COGEMA Resources Inc. Rep. # 05-CND-585-02.

Robbins, J., Koning, E. and Chapman. G., 1999. Shea Creek Project, Activities and Results. Vol. I to II, COGEMA Resources Inc. Rep. # 99-CND-585-06.

Robbins, J., Koning, E. and Chapman, G., 2000. Shea Creek Project, Annual Report. Vol. I to II, COGEMA Resources Inc. Rep. #00-CND-585-10.

Robbins, J., Modeland, S., Carroll, J. and Koning, E., 2007. Shea Creek Project - Exploration Activities and Results. Field work: January to June 2006. Vol. I of I, AREVA Resources Canada Inc. Rep. # 06-CND-585-02.

Ruzicka, V., 1996. Unconformity-associated uranium. in Geology of Canadian mineral deposit types, ed. O.R. Eckstand, W.D. Sinclair and R.I. Thorpe, Geological Survey of Canada, Geology of Canada, no. 8, pp. 197-210.

Scott, B.P., 1985. Geology of the upper Clearwater River area. Saskatchewan Energy and Mines, Open File Report 85-2, p. 26.

The Society for Mining, Metallurgy and Exploration, Inc., 2017. SME Guide for reporting exploration information, mineral resources and mineral reserves (The SME Guide).

Sopuck, V.J., de Carle, A., Wray, E.M. and Cooper, B., 1983. Application of lithogeochemistry to the search for unconformity-type uranium deposits in the Athabasca Basin. in Uranium Exploration in Athabasca Basin, Saskatchewan, Canada, ed. E.M. Cameron, Geological Survey of Canada, Paper 82-11, pp. 191-205.

Stern, R.A., Card, C.D., Pana, D. and Rayner, N., 2003. SHRIMP U-Pb ages of granitoid basement rocks of the southwestern part of the Athabasca Basin, Saskatchewan and Alberta. Radiogenic Age and Isotopic Studies: Report 16, Geological Survey of Canada, Current Research 2003-F3, p. 20.

Tona, F., Alonso, D. and Svab, M., 1985. Geology and Mineralization in the Carswell Structure – A General Approach. Edited by R. Laine, D. Alonso and M. Svab. The Carswell Structure Uranium Deposits, Saskatchewan. G.A.C. Special Paper 29. pp. 1-18.

Tourigny, G., 2001: Structural Control and Emplacement of Uranium Mineralization at the Sue C Pit Deposit: Sask. Geol. Surv. Summ. Invest. 2001, Vol. 2, CD-ROM.

Wilson, S., Bingham, D., Alexander, B., Alonso, D., 1995. Douglas River Project 1995 Exploration Activities and Results. Vol I of III, COGEMA Resources Inc. Rep. # 95-CND-96-01.

[The remainder of this page is intentionally left blank.]

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QPs are partially relying upon the Opinion of Title dated September 7, 2021, by Robertson Stromberg LLP, titled “UEX Corporation - Review of Certain Mineral Dispositions” wherein section IV Item 1 it is stated that they are of the opinion that UEX is holder of 49.0975% interest in the Property and ORANO is holder of 50.9025% interest. The authors are in part relying upon this report as assurance of the claim title equity, the equity stated in the report by Robertson Stromberg is consistent with the records indicated by UEX. This reliance applies to Section 3 Property Description and Location.

[The remainder of this page is intentionally left blank.]

26	DATE AND SIGNATURE PAGES

This TRS titled "2022 Technical Report on the Shea Creek Project, Saskatchewan" with an effective date of October 31, 2022, and dated December 30, 2022, was prepared and signed by the following authors:

[The remainder of this page is intentionally left blank.]

CERTIFICATE OF QUALIFIED PERSON

To accompany the report entitled: 2022 Technical Report on the Shea Creek Project, Saskatchewan with an effective date of October 31, 2022, and a signature date of December 30, 2022.

I, Christopher Hamel, do hereby certify that:

1)	I am Vice President Exploration, Canada with the firm of UEC Corporation with an office at Unit 200, 3530 Millar Avenue, Saskatoon, Saskatchewan, Canada.

2)

I am a graduate of the University of Saskatchewan in 2001, I obtained a B.Sc. Geology. I have practiced my profession continuously since June 2001. I have been registered as a Professional Geoscientist since 2010. My experience that is relevant to the scope of this Technical Report is:

●

Exploration Manager for UEX Corporation from January to September 2021, and Vice President, Exploration from October, 2021 to December 1, 2022, and Vice President Exploration, Canada from December 1, 2022 to present where I guide field teams in the planning and execution of field programs and perform generative and evaluative work for the company. In these roles I am the senior technical person of responsibility in the company.

●

Chief Geologist for UEX Corporation July 2017 to January 2021 where I supported field activities and performed generative and evaluative work for the company. In this role I was a senior person of technical responsibility in the company.

●

Contract Geologist for UEX Corporation from January 2017 to June 2017 where I participated in the execution of the Christie Lake field program and performed property evaluation and regional compilation work. In this role was depended upon for significant participation and decision making.

●	Contract Geologist for Forum Uranium November 2016 where I participated in an exploration program to explore for uranium in Saskatchewan.

●

District Geologist, Cameco Corporation from April 2012 to October 2016 where I was regional management in support of multiple exploration project teams. Helped to design, implement and allocate exploration budgets between projects to advance uranium exploration field programs in Saskatchewan that included uranium discoveries on the Read Lake, Mann Lake and Hughes Lake projects. Helped plan and oversee the drill program to evaluate the uranium resource at Cigar Lake Phase II. In this role I was in a senior technical position of responsibility.

●

Project Geologist, Cameco Corporation from April 2008 to March 2012 where I was responsible for the project-level management of uranium exploration programs in northern Saskatchewan at the Rabbit Lake and McArthur River mine sites. Work at Rabbit Lake included the discovery and delineation of a new zone of mineralization at Eagle Point. Work at McArthur River was focused on the on-going evaluation of the P2 trend north and south from the mine workings. During this time, I was in a position of responsibility and depended upon for significant participation and decision-making.

●

Geologist III for Cameco Corporation from Nov 2006 to Jan 2008 where I was responsible for uranium exploration projects in northern Saskatchewan, including what is now the LaRocque East property, the Dawn Lake property including evaluation drilling at the Tamarack Deposit and drilling at the Wolf Lake Zone on the Studer Option Property. This role is transitionary, moving a person from a role involving independent judgement to a role of participation and decision-making.

●

Geologist II, Cameco Corporation from April 2004 to March 2008 where I participated in the successful execution and management of uranium field exploration programs, including evaluation drilling at the Tamarack Deposit and exploration drilling at the Dawn Lake “11” and “14” zones on the Dawn Lake property and participated in exploration in Cameco’s Australian projects. This role requires the exhibition of independent judgement and occasionally decision-making with respect to the execution of exploration programs.

●

Exploration Geologist for DeBeers Canada Exploration June 2001 to March 2004 where I participated in and managed exploration programs to explore for, delineate and evaluate diamond deposits in Northwest Territory, Nunavut and Saskatchewan.

3)	I am a Professional Geoscientist registered with the Association of Professional Engineers & Geoscientists of Saskatchewan (APEGS#12985) since June 2010.

4)	I have personally inspected the subject project and was on site between June 9 to 17, 2021.

5)

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

6)	I have had no involvement with the subject property prior to my employment at UEX Corporation.

7)

As of the date of this certificate, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated at Saskatoon, Saskatchewan, this 30th day of December, 2022.

Saskatoon, Saskatchewan
/s/ Christopher Hamel
December 30, 2022
Christopher Hamel, P.Geo.
(APEGS#12985)
Vice President Exploration, Canada
UEC Corporation

[The remainder of this page is intentionally left blank.]

CERTIFICATE OF QUALIFIED PERSON

To accompany the report entitled: 2022 Technical Report on the Shea Creek Project, Saskatchewan with an effective date of October 31, 2022, and a signature date of December 30, 2022.

I, David A. Rhys, do hereby certify that:

1)

I am a consulting geologist employed by Panterra Geoservices Inc. at 14180 Greencrest Drive, Surrey, British Columbia, Canada and am president of Panterra Geoservices Inc., a geological consulting firm incorporated in the Province of British Columbia.

2)

I am a graduate of the University of British Columbia with a B.Sc. (1989) and a M.Sc. (1993) in geology. I have practiced my profession continuously since 1993. I have been registered as a Professional Geoscientist in British Columbia since 1997 and Ontario since 2004. My experience that is relevant to the scope of this Technical Report is:

●

Through continuous employment in Panterra Geoservices since 1996, I have been involved in the evaluation, technical review, on site geological data collection, reporting and advising on exploration and exploration properties, mine sites and advanced projects globally, including in Canada, Australia, Mexico, Russia, China, U.S.A., New Zealand, Tanzania, Ecuador, Greece, Turkey, Senegal, Ghana, Romania, Serbia, Mali, Namibia and Peru.

●

A significant component of my experience has been involved with the review and planning of exploration activities at uranium deposits in Saskatchewan and other jurisdictions globally for various clients, including UEX Corporation and Cameco Corporation.

●	Between 1993 and 1996 I was employed by various mining corporations conducting and managing geological activities in Canada, Mexico and the U.S.A., through exploration and mining.

3)

I am a Professional Geoscientist registered in good standing with the Engineers and Geoscientists of British Columbia (#23022) since 1997 and the Association of Professional Geoscientists of Ontario (#1168) since 2004.

4)

I visited the property on numerous occasions between 2006 and 2012 when I conducted on site investigation of diamond drill core and review of exploration results and interpretation of the project geology to enable further exploration and resource expansion. I last visited the project area between July 21 and 22, 2012.

5)

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

6)

As of the date of this certificate, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated at Vancouver, British Columbia, this 30th day of December, 2022.

Vancouver, B.C.
/s/ David Rhys
December 30, 2022
David Rhys, P.Geo. (EGBC #23022)
President
Panterra Geoservices Inc.

[The remainder of this page is intentionally left blank.]

CERTIFICATE OF QUALIFIED PERSON

To accompany the report entitled: 2022 Technical Report on the Shea Creek Project, Saskatchewan with an effective date of October 31, 2022, and a signature date of December 30, 2022.

I, James N. Gray, P.Geo., do hereby certify that:

1.	I am a consulting geologist employed by Advantage Geoservices Limited and residing at 1051 Bullmoose Trail, Osoyoos, BC.

2.	I am a Professional Geoscientist registered in good standing with Engineers and Geoscientists of British Columbia (#27022).

3.	I am a graduate of the University of Waterloo, with a B.Sc. in Geology in 1985.

4.

I have practiced my profession continuously since 1985. My experience includes resource estimation work at operating mines as well as base and precious metal projects in North and South America, Europe, Asia and Africa.

5.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

6.	I am independent of the Issuer.

7.	I visited the subject property on July 21 and 22, 2012.

8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

9.

As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated at Osoyoos, British Columbia, this 30th day of December, 2022.

Osoyoos, B.C.
/s/ James N. Gray
December 30, 2022
James N. Gray, P.Geo.
(EGBC #27022)
Advantage Geoservices Limited